CREDIT AGREEMENT

among

CHIQUITA BRANDS L.L.C.,
as Borrower

CHIQUITA BRANDS INTERNATIONAL, INC.,

THE LENDERS NAMED HEREIN

and

COÖPERATIEVE CENTRALE RAIFFEISEN — BOERENLEENBANK B.A.,
“RABOBANK NEDERLAND”, NEW YORK BRANCH,
as Administrative Agent, an L/C Issuer and Swing Line Lender,

and

COÖPERATIEVE CENTRALE RAIFFEISEN — BOERENLEENBANK B.A.,
“RABOBANK NEDERLAND”, NEW YORK BRANCH,
as Lead Arranger and Bookrunner

Dated as of March 31, 2008

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of March 31, 2008, is entered into by and among: (a) CHIQUITA BRANDS L.L.C., a Delaware limited liability company (the “Borrower”); (b) CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation (“CBII”); (c) each of the banks, financial institutions and other institutional lenders executing a Lender Addendum (collectively, the “Initial Lenders”); (d) COÖPERATIEVE CENTRALE RAIFFEISEN — BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH (“Rabobank”), as Administrative Agent (as defined below), as Swing Line Lender (as defined below), and as an L/C Issuer (as defined below); and (e) Rabobank, as lead arranger and bookrunner (in such capacities, the “Lead Arranger”).

RECITALS

A. The Borrower has requested that the L/C Issuer and the Lenders make available to it the Commitments, on the terms and conditions set forth herein, to (i) on the Effective Date, pay certain transaction fees and expenses and to refinance certain existing indebtedness of the Borrower, including the indebtedness under the Existing Credit Agreement, and (ii) from time to time thereafter, provide working capital for the Borrower and its Subsidiaries (including to fund Permitted Acquisitions (as defined below)).

B. The L/C Issuer and the Lenders have indicated their willingness to provide the Commitments upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I INTERPRETATION

SECTION 1.01. Definitions. Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth below, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term below or in the provision of this Agreement or other document, instrument or agreement referenced below:

“Act” shall have the meaning given to that term in Section 8.16.

“Additional Revolving Lender” shall have the meaning given to that term in Section 2.16(b)(ii).

“Administrative Agent” shall mean, as the context may require, (a) Rabobank, acting as administrative agent for the Lenders (or any successor administrative agent appointed in accordance with Section 7.06), or (b) the administrative agent for the Lenders (or any successor administrative agent appointed in accordance with Section 7.06) acting in its capacity as collateral agent for the Secured Parties in accordance with Section 7.01(a).

“Affected Lender” shall have the meaning given to that term in Section 2.15.

“Affiliate” shall mean, with respect to any Person, (a) each other Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, 10% or more of any class of Equity Securities of such Person (exclusive of any Person that is permitted to report such ownership pursuant to Schedule 13G under the Exchange Act), (b) each other Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) that is a CBII Entity, the officers or directors of CBII or the Borrower; provided, however, that in no case shall the Administrative Agent or any Lender (by reason of its capacity as such) be deemed to be an Affiliate of any CBII Entity for purposes of this Agreement. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management and policies, whether through the ownership of voting Equity Securities, by contract or otherwise.

“Agreement” shall mean this Credit Agreement, as the same may be amended, restated, supplemented or modified from time to time.

“Anti-Terrorism Laws” shall mean any laws, rules or regulations relating to terrorism, national security, US embargoes or other sanctions, or money laundering, including Executive Order No. 13224, the Act and the rules and regulations promulgated or administered by OFAC.

“Applicable Lending Office” shall mean, with respect to any Lender, (a) in the case of its Base Rate Loans, its US Lending Office and (b) in the case of its LIBOR Loans, its Euro-Dollar Lending Office.

“Applicable Margin” shall mean, (a) with respect to each Term Loan, the per annum margin which is determined pursuant to the Term Loan Pricing Grid and added to the Base Rate or LIBOR Rate, as the case may be, for such Term Loan, (b) with respect to each Revolving Loan, the per annum margin which is determined pursuant to the Revolving Loan Pricing Grid and added to the Base Rate or LIBOR Rate, as the case may be, for such Revolving Loan, and (c) with respect to the calculation of the Letter of Credit Fee Percentage, the per annum margin which is determined pursuant to the Revolving Loan Pricing Grid and added to the LIBOR Rate for Revolving Loans. The Applicable Margin with respect to (x) each Term Loan shall be determined as provided in the Term Loan Pricing Grid and shall change as set forth in the definition of Term Loan Pricing Grid and (y) each Revolving Loan and the calculation of the Letter of Credit Fee Percentage shall be determined as provided in the Revolving Loan Pricing Grid and shall change as set forth in the definition of Revolving Loan Pricing Grid. Notwithstanding the foregoing, the Applicable Margin with respect to (a) each Term Loan shall be determined for the first six months after the Effective Date based upon Tier 2 of the Term Loan Pricing Grid and (b) each Revolving Loan and the Letter of Credit Fee Percentage shall be determined for the first six months after the Effective Date based upon Tier 2 of the Revolving Loan Pricing Grid. Anything contained herein to the contrary notwithstanding, in the event that any Financial Statement or any Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin with respect to any Loans or the Letter of Credit Fee Percentage for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then the Borrower shall immediately (a) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (b) determine the Applicable Margin with respect to such Loans and the Letter of Credit Fee Percentage for such Applicable Period based upon the corrected Compliance Certificate, and (c) pay to the Administrative Agent the accrued additional interest and the Letter of Credit Fee Percentage owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed to the Appropriate Lenders. This provision shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.07(d) and Article VI.

“Appropriate Lender” shall mean, at any time, with respect to (a) either the Term Loan Facility or the Revolving Loan Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any L/C Borrowings have been refinanced as a Revolving Loan Borrowing that is outstanding at such time, each Revolving Lender and (c) the Swing Line Sublimit, the Swing Line Lender.

“Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean the sale or disposition of any assets other than (a) sales permitted under Section 5.02(c)(i), 5.02(c)(iii), 5.02(c)(v) or 5.02(c)(vi), (b) transfers, sales or leases between Borrower Entities, (c) substantially equivalent exchanges of assets at Fair Market Value and upon terms at least as favorable as an arm’s-length transaction with unaffiliated Persons and (d) the sale or disposition of, or collection on, the Banacol Notes, or any sale or other disposition of any Equity Securities and/or assets of Landec, Atlanta AG or Meneu by any of the CBII Entities (the transactions permitted by clauses (a) through (d) herein being referred to as “Permitted Sales”).

“Assignee Lender” shall have the meaning given to that term in Section 8.05(c)(i).

“Assignment” shall have the meaning given to that term in Section 8.05(c)(i).

“Assignment Agreement” shall have the meaning given to that term in Section 8.05(c)(i).

“Assignment Effective Date” shall have, with respect to each Assignment Agreement, the effective date of the Assignment as set forth therein.

“Assignor Lender” shall have the meaning given to that term in Section 8.05(c)(i).

“Atlanta AG” shall mean Atlanta Aktiengesellschaft, a company organized under the laws of Germany.

“Banacol Notes” shall mean the non-negotiable promissory notes from Invesmar Limited, a British Virgin Islands company, to any of the Borrower Entities, as any of the same may be amended, restated, renewed, replaced, supplemented or modified from time to time.

“Bankruptcy Code” shall mean 11 U.S.C. Section 101 et seq.

“Base Rate” shall mean a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest per annum then most recently quoted by the Administrative Agent to be its base rate for Dollars loaned in the US; and

(b) 1/2 of 1% per annum above the Federal Funds Rate.

The Base Rate is an index rate and is not necessarily intended to be the lowest or best rate of interest charged to other customers in connection with extensions of credit or to other banks. Any change in the rate of interest resulting from a change in either of the above rates shall be effective as of the opening of business of the Administrative Agent on the day of such change.

“Base Rate Loan” shall mean, at any time, a Loan which then bears interest as provided in Section 2.01(d)(i).

“Blocked Person” shall have the meaning given to that term in Section 4.01(dd).

“Board of Directors” shall mean, with respect to any Person, the Board of Directors, Board of Managers or similar governing body of such Person or any duly authorized committee or delegated officers of such Board of Directors.

“Board Resolution” shall mean a copy of a resolution certified by the Secretary or an Assistant Secretary of the Borrower to have been duly adopted by its respective Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Borrower” shall have the meaning given to that term in the introductory paragraph hereof.

“Borrower EBITDA” shall mean EBITDA in respect of the Borrower Entities on a consolidated basis, and after deducting CBII Overhead Expenses.

“Borrower Entities” shall mean the Borrower and its Subsidiaries.

“Borrower Funded Debt” shall mean Funded Debt in respect of the Borrower Entities, on a consolidated basis.

“Borrower Leverage Ratio” shall mean the ratio of (a) Borrower Funded Debt, as of the end of any fiscal quarter, to (b) Borrower EBITDA for the four fiscal quarter period ended as of the end of such fiscal quarter.

“Borrowing” shall mean a Term Loan Borrowing, a Revolving Loan Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” shall mean any day on which (a) commercial banks are not authorized or required by law to close in New York, New York and (b) if such Business Day is related to a LIBOR Loan, dealings in Dollar deposits are carried out in the London interbank market.

“Capex Carryover” shall have the meaning given to that term in Section 5.03(c).

“Capital Adequacy Requirement” shall have the meaning given to that term in Section 2.11(d).

“Capital Asset” shall mean, with respect to any Person, any tangible, fixed or capital asset owned or leased (in the case of a Capital Lease) by such Person.

“Capital Expenditures” shall mean, with respect to any Person and any period, all amounts expended by such Person during such period to acquire or to construct Capital Assets computed in accordance with GAAP.

“Capital Leases” shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, as Collateral for the L/C Obligations, cash or deposit account balances in an amount equal to the L/C Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term shall have a corresponding meaning.

“CBCBV” shall mean Chiquita Banana Company B.V., an entity organized under the laws of The Netherlands.

“CBII” shall have the meaning given to that term in the introductory paragraph hereof.

“CBII Entities” shall mean CBII and its Subsidiaries.

“CBII Overhead Expenses” shall mean the expenses of CBII, including for employing and compensating officers and employees and in fulfilling its obligations as a public company and administering its Subsidiaries’ activities, entering into space leases and other agreements in connection with such business activities, and having and maintaining various employee benefit plans for it, its Subsidiaries and their employees; provided that any such expenses shall be excluded to the extent such expenses are attributable to or incurred for any Subsidiary of CBII that is not a Borrower Entity or Permitted Joint Venture and which (a) is not dormant and has active business operations or (b) has more than de minimis profits, earnings, and/or assets.

“Change of Control” shall mean an event or series of events by which any of the following occurs:

(a) any Exchange Act Person is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of all outstanding classes of voting capital stock of CBII;

(b) the adoption of a plan relating to the liquidation or dissolution of CBII or the Borrower;

(c) on any date, a majority of CBII’s Board of Directors does not consist of Persons (i) who were directors at the Effective Date (“Continuing Directors”) or (ii) whose election or nomination as directors was approved by at least 2/3 of the directors then in office who are Continuing Directors or whose election or nomination was previously so approved;

(d) CBII fails to own directly or indirectly 100% of the Borrower; or

(e) except as a result of a transaction permitted by Section 5.02(c), Section 5.02(d)(i) or Section 5.02(d)(ii), the Borrower fails to own, directly or indirectly, 100% of each of the Subsidiary Guarantors and the other Significant Subsidiaries (other than the Borrower).

“Change of Law” shall have the meaning given to that term in Section 2.11(b).

“Clayton County Lease” shall mean that certain Lease Agreement, dated as of April 1, 2004, between the Development Authority of Clayton County, Georgia, and Fresh-Cuts, LLC, as successor in interest to Fresh-Cuts Incorporated, as amended, restated, supplemented or modified from time to time.

“Clayton County Leasehold Mortgage” shall mean that deed to secure debt, dated as of the Effective Date, in substantially the form of Exhibit Q-2 covering the leasehold interest and any and all other interests of the lessee (including any residual interests of the lessee and any purchase option held by the lessee or any other Loan Party) created under the Clayton County Lease (together with the Assignments of (Sub)leases and Rents referred to therein, in each case as amended, restated, supplemented or modified from time to time).

“Clayton County Property” shall mean that certain property located at 1361 Southern Road, Morrow, Clayton County, Georgia, subject to the Clayton County Lease.

“Co-Documentation Agents” shall mean ING Capital LLC and Barclays Bank PLC, acting together in their capacities as co-documentation agents.

“Co-Managing Agents” shall mean Royal Bank of Canada and The PrivateBank and Trust Company, acting together in their capacities as co-managing agents.

“Collateral” shall have the meaning ascribed to the term “Collateral” or “Pledged Collateral” under the respective Security Documents and shall include any and all property and assets from time to time subject to or intended to be subject to the Lien created pursuant to the Security Documents.

“Collateral Agent” shall have the meaning given to that term in Section 7.01(a).

“Commitment Fee Percentage” shall mean 0.50% per annum.

“Commitment Fees” shall have the meaning given to that term in Section 2.05(b).

“Commitment Letter” shall mean the Commitment Letter dated February 4, 2008, and entered into by and among Rabobank, CBII and the Borrower.

“Commitments” shall mean the Revolving Loan Commitments and the Term Loan Commitments and “Commitment” shall mean the Revolving Loan Commitment and the Term Loan Commitment of any Lender.

“Communications” shall have the meaning given to that term in Section 8.01(c)(i).

“Compliance Certificate” shall have the meaning given to that term in Section 5.01(a)(iii).

“Computation Date” shall have the meaning given to that term in Section 2.02(k).

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to this Agreement than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated” shall mean, as the context may require, the consolidation of the accounts of the Borrower Entities or the CBII Entities, in each case in accordance with GAAP.

“Consolidated Adjusted Leverage Ratio” shall mean the ratio of (a) Consolidated Funded Debt, as of the end of any fiscal quarter, to (b) Consolidated EBITDA for the four fiscal quarter period ended as of the end of such fiscal quarter.

“Consolidated EBITDA” shall mean EBITDA in respect of the CBII Entities on a consolidated basis.

“Consolidated Funded Debt” shall mean Funded Debt in respect of the CBII Entities on a consolidated basis, minus the outstanding principal amount of the Indebtedness incurred under the Convertible Notes Indenture.

“Container Assets” shall mean refrigerated and unrefrigerated containers, chassis and generator assets used by any of the CBII Entities to transport products.

“Contingent Obligation” shall mean, with respect to any Person, (a) any Guarantee given by that Person and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, (ii) as a general partner or joint venturer with liability in any partnership or joint venture, (iii) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered or (iv) in respect of any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person or, in the case of a Borrower Entity, to one or more of the Borrower Entities. The amount of any Contingent Obligation (other than a Guarantee) shall be deemed equal to the probable liability in respect thereof, and shall, with respect to clause (b)(iv) above, be marked to market on a current basis.

“Contractual Obligation” of any Person shall mean any indenture, note, lease, loan agreement, security, deed of trust, trust deed, deed to secure debt, mortgage, security agreement, Guarantee, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

“Convertible Notes” shall mean the 4.25% Convertible Senior Notes due 2016 of CBII.

“Convertible Notes Documents” shall mean the Convertible Notes Indenture and all other agreements, instruments and other documents pursuant to which any Convertible Notes are issued, in each case as amended, restated, supplemented or modified from time to time to the extent permitted under the Credit Documents.

“Convertible Notes Indenture” shall mean that certain Indenture dated as of February 1, 2008, between CBII, as issuer, and LaSalle Bank National Association, as trustee, and the First Supplemental Indenture thereto, dated as of February 12, 2008, in respect of the Convertible Notes, as further amended, restated, supplemented or modified from time to time to the extent permitted under the Credit Documents.

“Copyright Security Agreements” shall mean the Copyright Security Agreements executed and delivered by the Grantors party thereto from time to time, as the same may be amended, restated, supplemented or modified from time to time, and substantially in the form of Exhibit M.

“Credit Documents” shall mean this Agreement, the Notes, each Guarantee Agreement, the Security Documents, each Letter of Credit Application, each Notice of Borrowing, each Notice of Interest Period Selection, each Notice of Conversion, the Fee Letter and the Post Effective Date Requirements Letter Agreement, including any consents or waivers, as the same may be amended, restated, supplemented or modified from time to time. For the avoidance of doubt, Lender Rate Contracts shall not qualify as Credit Documents for the purposes of this Agreement or any other Credit Document or any Obligations in connection therewith; provided, however, that obligations owing to Secured Parties under Lender Rate Contracts shall constitute Secured Obligations and shall be secured to the extent provided in this Agreement.

“Credit Event” shall mean the making of any Loan (including a Swing Line Loan), the making of an L/C Credit Extension or the increase of the Revolving Loan Commitment in accordance with Section 2.16.

“Current Assets” of any Person shall mean all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Current Liabilities” of any Person shall mean (a) all Indebtedness of such Person that by its terms is payable on demand or matures within one year after the date of determination (excluding any Indebtedness renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date) and (b) all other items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person.

“De Minimis US Subsidiaries” shall mean all direct or indirect Subsidiaries of the Borrower which are organized under the laws of the US or any state thereof and which as of the end of the most recent fiscal year do not have annual revenue or assets in excess of $5,000,000 individually and $50,000,000 in the aggregate (excluding those Subsidiaries that have been designated by the Borrower as a US Subsidiary pursuant to Section 5.01(i)(ii)).

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Governmental Rules from time to time in effect affecting the rights of creditors generally.

“Default” shall mean an Event of Default or any event or circumstance not yet constituting an Event of Default which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

“Default Rate” shall have the meaning given to that term in Section 2.07(d).

“Defaulting Lender” shall mean a Lender which has failed to fund its portion of any Borrowing which it is required to fund under this Agreement and has continued in such failure for three Business Days after written notice from the Administrative Agent.

“Designated Non-US Currency Market” shall mean, with respect to any Non-US Currency Letter of Credit, the Non-US Currency Market designated by the Administrative Agent as appropriate for such Non-US Currency Letter of Credit.

“Distributions” shall mean dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, any Equity Securities of any Person, or the purchase, redemption, retirement or other acquisition of, any Equity Securities of any CBII Entity (other than a Borrower Entity) by a Borrower Entity or of any warrants, options or other rights to acquire the same, but excluding dividends payable solely in shares of common stock of any Borrower Entity to any other Borrower Entity or payable solely in shares of common stock of CBII.

“DOJ Liability” shall mean the fine in an aggregate amount equal to $25,000,000 plus interest thereon to be paid by CBII in five annual installments to the US, commencing September, 2007, resulting from the investigation by the U.S. Department of Justice into certain payments made by a former Colombian subsidiary of CBII and related matters.

“Dollars” and “$” shall mean the lawful currency of the US and, in relation to any payment under this Agreement, same day or immediately available funds.

“Due Inquiry” shall mean any and all inquiry, investigation and analysis which a prudent Person would undertake and complete with diligence with the intent of coming to a reasonable understanding of facts or circumstances, and shall include, where appropriate, a review of relevant records in such Person’s possession and inquiry of appropriate employees, officers and directors, and shall mean such inquiry, investigation, and analysis has occurred as of the Effective Date and as of the date of each supplement provided pursuant to Section 5.01(a) or 5.01(k).

“EBITDA” shall mean, for any period, Net Income for such period of a Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP plus, without duplication, and to the extent deducted in determining such Net Income for such period, the sum of the following for such period: (a) Interest Expense, net of interest income, for such period; (b) income tax expense for such period; (c) depreciation and amortization expense for such period; (d) extraordinary items of non-cash loss for such period; (e) non-cash writedowns, including any non-cash asset impairment charges under SFAS No. 142 or SFAS No. 144; (f) for any period subsequent to September 30, 2006, but prior to September 30, 2007, costs incurred related to restoring consumer confidence in spinach and packaged salad products in an aggregate amount of $6,000,000; and (g) non-cash stock based compensation expense, and minus, without duplication, and to the extent added in determining such Net Income for such period, the aggregate amount of extraordinary items of income. Pro forma credit shall be given for any acquired Person’s EBITDA or the identifiable EBITDA of identifiable business units or operations acquired during such period calculated in a similar fashion (so long as such acquisition was permitted by this Agreement) as if owned on the first day of the applicable period; and any Person or identifiable business units or operations sold, transferred or otherwise disposed of during such period will be treated as if not owned during the entire applicable period. When calculating EBITDA for purposes of determining compliance with the terms and covenants of this Agreement, EBITDA shall be calculated without giving effect to (i) the amortization of any expenses incurred by any of the CBII Entities in connection with the Existing Credit Agreement (including the “Credit Documents” referred to therein), the Credit Documents referred to herein and the offering of the Senior Notes (71/2%), the Senior Notes (8 7/8%) and the Convertible Notes, and in each such case the application of the proceeds therefrom, (ii) any costs or expenses incurred by any of the CBII Entities in connection with the consent solicitation for the Senior Notes (71/2%), (iii) any after-tax income or loss from discontinued operations to the extent established on or before the Effective Date in accordance with GAAP and (iv) any costs and expenses incurred by any of the Borrower Entities in connection with any Permitted Acquisition, in an aggregate amount for all Permitted Acquisitions not to exceed $10,000,000.

“Effective Amount” shall mean (a) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to (i) any borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans and (ii) with respect to Swing Line Loans, any risk participation amongst the Revolving Lenders, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date (provided that in the case of any Non-US Currency Letter of Credit or Non-US Currency Unreimbursed Amount, the calculation shall be based on the US Currency Equivalent of the amount of such Non-US Currency L/C Obligations on the Non-US Currency Business Day preceding such date), including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Effective Date” shall mean the earlier of (a) the time and Business Day on which the consummation of all conditions precedent contemplated in Section 3.01 shall have been fulfilled and the Administrative Agent shall have notified the Borrower and Lenders of the Administrative Agent’s satisfaction that such conditions have been met and (b) the date on which (i) a Credit Event shall have occurred and (ii) the Administrative Agent, CBII and the Borrower shall have entered into a post-Effective Date requirements letter agreement (“Post Effective Date Requirements Letter Agreement”) setting forth the terms and dates for post-Effective Date compliance with unfulfilled conditions precedent contemplated in Section 3.01 in respect of Collateral delivery (free from adverse claims) and perfection matters relating to certain Non-US Subsidiaries and Non-US jurisdictions and certain other matters as specified therein; provided that the Administrative Agent may condition the occurrence of any one or all subsequent Credit Events on satisfaction of the terms of the Post Effective Date Requirements Letter Agreement.

“Eligible Assignee” shall mean a Person which is (a) a commercial bank organized under the laws of the US, or any state thereof, and, to the extent such Person is or pursuant to the contemplated Assignment shall become a Revolving Lender, having a combined capital and surplus of at least $500,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and, to the extent such Person is or pursuant to the contemplated Assignment shall become a Revolving Lender, having a combined capital and surplus of at least $500,000,000; provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD, (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary or (iii) a Person of which a Lender is a Subsidiary, (d) any (i) savings bank, savings and loan association, or financial institution or (ii) insurance company engaged in the business of writing insurance, which bank, association, institution or company, in any case (A) to the extent such Person is or pursuant to the contemplated Assignment shall become a Revolving Lender, has a combined capital and surplus of at least $500,000,000, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank, (e) an Approved Fund or (f) any other Person (other than an individual) approved by (A) the Administrative Agent, (B) in the case of an assignment of a Revolving Loan Commitment, the L/C Issuer and the Swing Line Lender and (C) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, that no CBII Entity shall be an Eligible Assignee.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

“Environmental Damages” shall mean all claims, judgments, damages, losses, penalties, liabilities (including strict liability), costs and expenses, including costs of investigation, remediation, defense, settlement and attorneys’ fees and consultants’ fees, that are incurred at any time (a) as a result of the existence of any Hazardous Material upon, about or beneath any real property owned by the Significant Parties or migrating or threatening to migrate to or from any such real property, (b) arising from any investigation, proceeding or remediation of any location at which the Significant Parties or any predecessors have directly or indirectly disposed of Hazardous Materials, (c) arising in any manner whatsoever out of any violation of Environmental Laws by the CBII Entities or with respect to any real property owned by the CBII Entities or (d) arising from any exposure or alleged exposure of any Hazardous Materials.

“Environmental Laws” shall mean the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all other Governmental Rules relating to the protection of human health and safety and the environment, including all Governmental Rules pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater, or land; or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity or similar interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing (but excluding in all cases any debt security that is convertible into, or exchangeable for, such Equity Securities).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any Person which is treated as a single employer with any Significant Party under Section 414 of the IRC.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by any Significant Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a substantial cessation of operations at a facility that is treated as such a withdrawal under Section 4062(e) of ERISA which could reasonably be expected to give rise to any liability on account of such withdrawal, (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the Borrower or any ERISA Affiliate to terminate a Pension Plan to completely or partially withdraw from a Multiemployer Plan, (e) the receipt of notice of an application by the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro-Dollar Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such to the Administrative Agent (or, in the case of any Lender which becomes a Lender by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable Assignment Agreement) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s LIBOR Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans will thereafter be made.

“Event of Default” shall have the meaning given to that term in Section 6.01.

“Evergreen Letter of Credit” shall have the meaning given to that term in Section 2.02(b)(iii).

“Excess Cash Flow” shall mean, for any period,

(a) the sum of (without duplication):

(i) Consolidated net income (or loss) of the CBII Entities for such period calculated in accordance with GAAP plus

(ii) the aggregate amount of all non-cash charges deducted in arriving at such Consolidated net income (or loss), but excluding non-cash expenses to the extent they represent an accrual or reserve for cash payments in any future period plus

(iii) if there was a net increase in Consolidated Current Liabilities of the CBII Entities during such period, the amount of such net increase plus

(iv) if there was a net decrease in Consolidated Current Assets (excluding cash and Temporary Cash Investments) of the CBII Entities during such period, the amount of such net decrease plus

(v) any Capex Carryover from a prior period permitted to be used for Capital Expenditures during such period to the extent not so used during such period less

(b) the sum of (without duplication):

(i) the aggregate amount of all non-cash credits included in arriving at such Consolidated net income (or loss) (other than non-cash credits that were accrued in the ordinary course of business) plus

(ii) if there was a net decrease in Consolidated Current Liabilities of the CBII Entities during such period, the amount of such net decrease plus

(iii) if there was a net increase in Consolidated Current Assets (excluding cash and Temporary Cash Investments) of the CBII Entities during such period, the amount of such net increase plus

(iv) the aggregate amount of Capital Expenditures of the CBII Entities paid in cash during such period solely to the extent permitted by this Agreement plus

(v) the aggregate amount of all regularly scheduled principal payments of Funded Debt of the CBII Entities made during such period plus

(vi) the aggregate principal amount of all optional prepayments of Funded Debt of the CBII Entities (other than Funded Debt that is revolving in nature and available to be reborrowed) made during such period plus

(vii) the aggregate principal amount of all commitment reductions in the Revolving Loan Facility made during such period plus

(viii) the aggregate principal amount of all mandatory prepayments of the Term Loan Facility made during such period pursuant to Section 2.06(c) plus

(ix) the Capex Carryover for such period plus

(x) the aggregate amount of Distributions made by the Borrower to CBII in respect of the Borrower’s Equity Securities to the extent such Distributions are permitted to be made pursuant to Section 5.02(f) but excluding Distributions made to reimburse CBII for CBII Overhead Expenses already deducted in calculating the Consolidated net income of the CBII Entities and Distributions to CBII used by CBII to make payments in respect of Funded Debt included in clauses (b)(v) and (b)(vi) above.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Act Person” shall have the meaning given to “Person” in Sections 13(d) and 14(d) of the Exchange Act.

“Executive Order 13224” shall mean executive Order 13224 on Terrorist Financing, effective September 24, 2001.

“Existing Credit Agreement” shall mean that certain amended and restated credit agreement dated as of June 28, 2005, with the lenders party thereto, Wachovia Bank, National Association, as administrative agent for such lenders, as swing line lender and as letter of credit issuer, Wells Fargo, as a letter of credit issuer, Wachovia Capital Markets, LLC, as a co-lead arranger, Morgan Stanley Senior Funding, Inc., as syndication agent and a co-lead arranger, and Goldman Sachs Credit Partners L.P., as documentation agent, as amended prior to the date hereof.

“Existing Indebtedness” shall mean Indebtedness of each Loan Party and its Subsidiaries outstanding immediately before the occurrence of the Effective Date.

“Existing Swap Counterparties” shall mean those Lenders (as defined in the Existing Credit Agreement) and Affiliates thereof that are parties to Lender Rate Contracts (as defined in the Existing Credit Agreement) dated prior to the Effective Date, in each case as more particularly described on Schedule V.

“Exportadora Chile” shall mean Exportadora Chiquita-Enza Chile Limitada, a Chilean limitada.

“Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds received in connection with or as a result of any settlement or audit that are in excess of $1,000,000 in any fiscal year, pension plan reversions, proceeds of insurance (including any key man life insurance but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement.

“Facility” shall mean the Term Loan Facility, the Revolving Loan Facility, the Letter of Credit Sublimit or the Swing Line Sublimit.

“Fair Market Value” shall mean the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Rabobank on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letter” shall mean the Fee Letter dated the date hereof and entered into by and between the Borrower and Rabobank.

“Financial Covenants” shall mean, collectively, the Borrower Leverage Ratio, the Fixed Charge Coverage Ratio and the Maximum Capital Expenditures covenants set forth in Sections 5.03(a), (b) and (c), respectively.

“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of income and cash flows of such Person for such period, and a balance sheet of such Person as of the end of such period setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all prepared in reasonable detail in accordance with GAAP, except that interim Financial Statements may omit footnotes, statement of shareholders’ equity and year-end adjustments.

“Fixed Charge Coverage Ratio” shall mean, as at any date of determination, (a) Borrower EBITDA for the four fiscal quarter period ended as of the close of the most recently ended fiscal quarter, plus (i) net lease expense of the Borrower Entities for such period and (ii) net rent expense of the Borrower Entities for such period, divided by (b) Fixed Charges for the four fiscal quarter period ended as of the close of the most recently ended fiscal quarter. Anything contained herein to the contrary notwithstanding, the calculation of “net lease expense”, “net rent expense” and “Fixed Charges” shall exclude that portion of any lease or rent expense arising under any timecharter or spot charter of ocean-going vessels to the extent reasonably determined by the Borrower to be attributable to expenses related to the operation of such vessel and not to the lease or rental of the vessel itself.

“Fixed Charges” shall mean, for any period, the sum, for the Borrower Entities (determined on a consolidated basis without duplication in accordance with GAAP), of the following items: (a) cash Interest Expense, net of cash interest income, for such period (excluding the amortization of any expenses incurred by any of the Borrower Entities in connection with the Existing Credit Agreement (including the “Credit Documents” referred to therein), the Credit Documents referred to herein and the offering of the Senior Notes (71/2%), the Senior Notes (8 7/8%) and the Convertible Notes, and in each such case the application of the proceeds therefrom); plus (b) net lease expense; plus (c) net rent expense; plus (d) Distributions and dividends, or cash advances or any other funds, however characterized, paid by any Borrower Entity to CBII pursuant to Section 5.02(f)(ii), excluding any such payments made to CBII for the purpose of discharging the DOJ Liability in an aggregate amount not to exceed $5,000,000 plus interest thereon in any fiscal year. Pro forma effect shall be given, in respect of the acquisition of a Person or identifiable business units or operations permitted by this Agreement, to any Indebtedness incurred to finance such acquisition as if owed on the first day of the applicable period during which such acquisition was made.

“Food-Related Businesses” shall mean businesses or operations involving food or food products, including any business related, ancillary or complementary thereto; provided that, if in the case of any business acquired or joint venture entered into by any of the CBII Entities after the Effective Date, such business or joint venture is primarily engaged in one or more Food-Related Businesses, then such acquired business or joint venture shall be deemed to be engaged in Food-Related Businesses.

“Fund” shall mean any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean all of the following, without duplication, of any Person and its Subsidiaries on a consolidated basis: (a) all indebtedness for borrowed money (including that evidenced by senior or subordinated debts or notes); (b) the unpaid principal balance of Capital Lease obligations as presented on a balance sheet in accordance with GAAP; (c) the undrawn balance of issued and outstanding letters of credit and the aggregate amount of unreimbursed drawings under letters of credit; (d) the aggregate amount of Synthetic Lease Principal Components or similar arrangements; (e) the principal portion of obligations (i) in respect of the deferred purchase price of property or services (other than trade accounts payable) or (ii) under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers, and in either case entered into in the ordinary course of business and not exceeding 90 days (180 days for up to $12,000,000 in the aggregate outstanding at any one time for seasonal arrangements)); (f) preferred stock or other Equity Securities providing for mandatory redemptions, sinking fund or like payments prior to the Termination Date; (g) Funded Debt of any partnership or joint venture (other than a partnership or joint venture that is itself a corporation, limited liability company, or such other entity providing equivalent protection from pass through liability, or such Funded Debt is expressly made non-recourse to such Person); (h) obligations owing in connection with any on or off balance sheet financing of receivables (whether or not reflected on a balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP) involving any CBII Entity; and (i) Guarantees by the specified Person or its Subsidiaries of the kind of Indebtedness described in clauses (a) through (h) above, other than reimbursement obligations with respect to Guarantees provided by financial institutions to Guarantee the payment of Governmental Charges or other regulatory obligations in the normal course of business. Additionally, the term “Funded Debt” includes all Funded Debt of others secured by a Lien on any asset of the specified Person (whether or not such Funded Debt is assumed by the specified Person) (the amount of such Funded Debt as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Funded Debt of such other Person) and, to the extent not otherwise included, the Guarantee by such Person of any Funded Debt of any other Person; but the term “Funded Debt” excludes bonds in respect of workers’ compensation, provided no Default exists or is continuing.

“GAAP” shall mean generally accepted accounting principles in the US as in effect from time to time (including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession), consistently applied.

“German Share Pledge Agreements” shall mean, collectively, (a) the Share Pledge Agreement duly executed by “Hameico” Fruit Trade GmbH acting as pledgor with respect to the pledge of shares in Atlanta AG in favor of the Secured Parties, (b) the Share Pledge Agreement duly executed by “Hameico” Fruit Trade GmbH acting as pledgor with respect to the pledge of shares in Chiquita Deutschland GmbH in favor of the Secured Parties and (c) the Share Pledge Agreement duly executed by CBCBV and American Produce Company acting as pledgors with respect to the pledge of shares in “Hameico” Fruit Trade GmbH in favor of the Secured Parties.

“Governmental Authority” shall mean any US or Non-US national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority.

“Governmental Authorization” shall mean any permit, license, registration, approval, finding of suitability, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority.

“Governmental Charges” shall mean, with respect to any Person, all levies, assessments, licenses, fees, duties, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code, interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Grantors” shall mean (a) the Borrower, (b) CBII, (c) the entities listed on Part I of Schedule I and (d) US Subsidiaries formed, acquired or becoming US Subsidiaries after the Effective Date.

“Guarantee” shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain Financial Statement conditions or otherwise) or (b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed equal to the lesser of the stated or determinable amount of the primary obligation or the maximum liability of the guarantor thereunder in respect thereof. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreements” shall mean, collectively, the Parent Guarantee Agreement and each Subsidiary Guarantee Agreement.

“Guarantors” shall mean, collectively, the Parent Guarantor and the Subsidiary Guarantors.

“GWF” shall mean Great White Fleet, Ltd., a Bermuda company.

“Hazardous Materials” shall mean all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic, caustic, harmful or dangerous to human health or the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos, polychlorinated biphenyls and all materials, substances and wastes which are classified or regulated as “hazardous”, “toxic” or similar descriptions under any Environmental Law.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Rate Contract.

“Honor Date” shall have the meaning given to that term in Section 2.02(c)(i).

“ICC” shall have the meaning given to that term in Section 2.02(h).

“Increased Revolving Loan Commitment” shall have the meaning given to that term in Section 2.16(a)(ii).

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person, contingent or otherwise, in respect of Funded Debt.

“Indemnitees” shall have the meaning given to that term in Section 8.03.

“Initial Lenders” shall have the meaning given to that term in the introductory paragraph hereof.

“Intellectual Property Security Agreements” shall mean, collectively, the Copyright Security Agreements, the Patent Security Agreements, and the Trademark Security Agreements.

“Interest Expense” shall mean, for any period, interest expense for a Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP).

“Interest Period” shall mean, with respect to any LIBOR Loan, the time periods selected by the Borrower pursuant to Section 2.01(h) which commence on the first day of such Loan or the effective date of any conversion and end on the last day of such time period, and thereafter, each subsequent time period selected by the Borrower pursuant to Section 2.01(g) which commences at the end of the last day of the immediately preceding time period and ends on the last day of that time period.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions and purchases or other acquisitions for consideration of Indebtedness, Equity Securities or other securities (including Equity Securities or other securities of CBII).

“IP” shall mean all property and assets of the nature covered by the Intellectual Property Security Agreements.

“IRC” shall mean the Internal Revenue Code of 1986, as amended.

“Joinder Agreement” shall have the meaning given to that term in Section 5.01(i)(ii).

“Key Assets” shall mean all or a material portion of the Principal Trademarks.

“Landec” shall mean Landec Corporation, a California corporation.

“Latin American Subsidiaries” shall mean all direct or indirect Subsidiaries of CBII which are organized in any of the following jurisdictions: Bahamas, British Virgin Islands, Cayman Islands, Chile, Colombia, Costa Rica, Cuba, Ecuador, El Salvador, Guatemala, Honduras, Mexico, Nicaragua, Panama, and Venezuela.

“L/C Advance” shall mean, with respect to each Revolving Lender, such Revolving Lender’s participation in any L/C Borrowing in accordance with its Revolving Proportionate Share.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan Borrowing.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” shall mean Rabobank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” shall mean, as at any date of determination, the US Currency Equivalent of the aggregate undrawn face amount of all outstanding Letters of Credit at such date plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings, at such date.

“Lender Addendum” shall mean, with respect to any Lender as of the Effective Date, a Lender Addendum, substantially in the form of Exhibit R, executed and delivered by such Lender on the Effective Date as provided in Section 8.17.

“Lead Arranger” shall mean Rabobank, acting in its capacity as lead arranger.

“Lender Rate Contract Obligations” shall mean all liabilities and obligations, however arising, owed by a Borrower Entity to any Lender or any other Secured Party of every kind and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of any Lender Rate Contracts.

“Lender Rate Contracts” shall mean one or more Rate Contracts (whether or not in respect to the Indebtedness evidenced by this Agreement) between one or more of the Borrower Entities and one or more of the Secured Parties on terms agreed to between such Borrower Entity and any such Secured Party. Each Lender Rate Contract shall be secured by the Liens created by the Security Documents to the extent set forth in Section 2.14(b).

“Lenders” shall mean the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 8.05 for as long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit” shall mean any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” shall mean the day that is 30 days prior to the Maturity Date (or, if such day is not a Business Day, the preceding Business Day).

“Letter of Credit Fee Percentage” shall mean, with respect to any Letter of Credit, the per annum percentage calculated as described in the definition of Applicable Margin.

“Letter of Credit Sublimit” shall mean an amount equal to the lesser of the Revolving Loan Facility and $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Loan Facility.

“LIBOR Loan” shall mean, at any time, a Loan which then bears interest as provided in Section 2.01(d)(ii).

“LIBOR Rate” shall mean, with respect to any Interest Period for the LIBOR Loans in any Borrowing consisting of LIBOR Loans, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16 of 1%) of (a) the rate per annum appearing on Bloomberg L.P. Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or such other display screen as may replace such page or any successor publication) on the second Business Day prior to the first day of such Interest Period at or about 11:00 a.m. (London time) (or as soon thereafter as practicable) (for delivery on the first day of such Interest Period) for a term equal to such Interest Period and in an amount approximately equal to the amount of the Loan to be made or funded by the Administrative Agent, on behalf of the Lenders, as part of such Borrowing, divided by (b) one minus the Reserve Requirement for such Loans in effect from time to time. If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be (in each case, rounded upward if necessary to the nearest 1/16 of 1%), (i) the rate per annum at which Dollar deposits are offered to Rabobank in the London interbank eurodollar currency market or (ii) the rate at which Dollar deposits are offered to Rabobank in, or by Rabobank to major banks in, any offshore interbank eurodollar market selected by Rabobank, in each case on the second Business Day prior to the commencement of such Interest Period at or about 11:00 a.m. (for delivery on the first day of such Interest Period) for a term equal to such Interest Period and in an amount approximately equal to the amount of the Loan to be made or funded by the Administrative Agent, on behalf of the Lenders, as part of such Borrowing. The LIBOR Rate shall be adjusted automatically as to all LIBOR Loans then outstanding as of the effective date of any change in the Reserve Requirement.

“Lien” shall mean (a) any mortgage, deed of trust, trust deed, deed to secure debt, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof, (b) any option or other agreement to sell or give a security interest therein, and (c) any authorized filing of, or agreement to file, any effective financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction).

“Loan” shall mean a Revolving Loan, a Swing Line Loan or a Term Loan.

“Loan Account” shall have the meaning given to that term in Section 2.08(a).

“Loan Parties” shall mean the CBII Entities that execute or are required to execute this Agreement, a Security Agreement, a Pledge Agreement, any Intellectual Property Security Agreement, a Guarantee Agreement, any Mortgage, or any other Credit Document. For avoidance of doubt, the term “Loan Parties” does not include Pledged Persons that execute acknowledgments to the Pledge Agreements.

“Margin Stock” shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board.

“Material Adverse Change” shall mean (a) a change in the business, operations, assets, liabilities or condition (financial or otherwise) of the CBII Entities, taken as a whole, or the Collateral, which in either case would materially and adversely affect the ability of the CBII Entities, taken as a whole, to perform their obligations under the Credit Documents or (b) a material adverse change in the rights and remedies of the Administrative Agent or any Lender thereunder.

“Material Adverse Effect” shall mean (a) an effect on the business, operations, assets, liabilities or condition (financial or otherwise) of the CBII Entities, taken as a whole, or the Collateral, which in either case would materially and adversely affect the ability of the CBII Entities, taken as a whole, to perform their obligations under the Credit Documents or (b) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender thereunder.

“Material Documents” shall mean the articles of incorporation, certificate of incorporation, by-laws, limited liability company operating agreement, as applicable, and other organizational documents of the Significant Parties.

“Maturity” or “maturity” shall mean, with respect to any Loan, interest, fee or other amount payable by the Borrower under this Agreement or the other Credit Documents, the date such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Maturity Date” shall mean March 31, 2014.

“Meneu” shall mean Meneu Distribucion S.A., a company organized under the laws of Spain.

“Mortgage Policies” shall have the meaning given to that term in Section 3.01(h)(ii).

“Mortgages” shall mean, collectively, (a) deeds of trust, trust deeds, deeds to secure debt and mortgages, in substantially the form of Exhibit Q-1 (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering the Properties (together with the Assignments of Leases and Rents referred to therein, in each case as amended, restated, supplemented or modified from time to time), and (b) the Clayton County Leasehold Mortgage.

“Multiemployer Plan” shall mean any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

“Net Cash Proceeds” shall mean:

(a) with respect to any asset sale, the aggregate cash proceeds, Temporary Cash Investments and other cash equivalents received by or for the benefit of any of the CBII Entities (including any cash, Temporary Cash Investments and other cash equivalents received upon the sale or other disposition of any non-cash consideration received in any asset sale), net of the direct costs relating to such asset sale, including legal, accounting and investment banking fees, severance and similar obligations, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions, any tax sharing arrangements and any amounts used to repay Indebtedness (other than Indebtedness under the Credit Documents) secured by a Lien on the asset or assets that were the subject of such asset sale and appropriate amounts to be provided by any CBII Entity as a reserve against any liabilities associated with such asset sale, including pension and other post-employment benefit liabilities, liabilities related to Environmental Laws and liabilities under any indemnification obligations associated with such asset sale, all as determined in conformity with GAAP;

(b) with respect to the incurrence or issuance of any Indebtedness, the excess of (i) the sum of the cash, Temporary Cash Investments and other cash equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i) above;

(c) with respect to any issuance or sale of Equity Securities, the proceeds of such issuance or sale in the form of cash, Temporary Cash Investments and other cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash, Temporary Cash Investments or other cash equivalents and proceeds from the conversion of other property received when converted to cash, Temporary Cash Investments or other cash equivalents , net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof; and

(d) with respect to any Extraordinary Receipts that are not otherwise included in clause (a), (b) or (c) above, the sum of the cash, Temporary Cash Investments and other cash equivalents received in connection therewith, net of any Indebtedness (other than Indebtedness under the Credit Documents) secured by a Lien on the affected asset that is required to be prepaid with such Extraordinary Receipts and net of the direct costs relating to the event in respect of which the Extraordinary Receipts are received.

“Net Income” shall mean with respect to any fiscal period, the net income of a Person determined in accordance with GAAP.

“New York Non-US Currency Exchange Market” shall mean the interbank foreign exchange market where foreign currencies are bought and sold in New York City by financial institutions and brokers.

“Nonrenewal Notice Date” shall have the meaning given to that term in Section 2.02(b)(iii).

“Non-US” shall mean a jurisdiction other than and outside the US.

“Non-US Currency” shall mean, with respect to a Non-US Currency Letter of Credit or any reimbursement made or to be made with respect to such Non-US Currency Letter of Credit, the currency applicable to that Non-US Currency Letter of Credit.

“Non-US Currency Business Day” shall mean any Business Day on which dealings in deposits in the applicable Non-US Currency are conducted by and among banks in the Designated Non-US Currency Market.

“Non-US Currency Letter of Credit” shall mean a Letter of Credit issued or to be issued in (a) British pounds sterling, (b) euros or (c) such other currency (other than Dollars) as may be acceptable to all of the Revolving Lenders in their sole and absolute discretion.

“Non-US Currency Letter of Credit Sublimit” shall mean an amount equal to $50,000,000. The Non-US Currency Letter of Credit Sublimit is part of, and not in addition to, the Letter of Credit Sublimit; and in Administrative Agent’s sole and absolute discretion, such Non-US Currency Letter of Credit Sublimit can be increased above the limit (but in no event above the Letter of Credit Sublimit), or decreased back down to the limit set forth in the preceding sentence.

“Non-US Currency Market” shall mean a regular established market located outside the US by and among banks for the solicitation, offer and acceptance of Non-US Currency deposits in such banks.

“Non-US Currency Unreimbursed Amount” shall have the meaning given in Section 2.02(c)(i).

“Non-US Plan” shall mean any employee benefit plan maintained or contributed to by any Significant Party which is mandated or governed by any Governmental Rule of any Governmental Authority other than the US or any Governmental Authority or political subdivision thereof.

“Non-US Subsidiaries” shall mean all direct or indirect Subsidiaries of CBII which are organized in a jurisdiction other than the US or any state thereof.

“Note” shall mean a Term Loan Note, a Revolving Loan Note or a Swing Line Note.

“Notice of Borrowing” shall mean a Notice of Borrowing pursuant to and as defined in Section 2.01(c) or a Notice of Swing Line Borrowing.

“Notice of Conversion” shall have the meaning given to that term in Section 2.01(g).

“Notice of Interest Period Selection” shall have the meaning given to that term in Section 2.01(h)(ii).

“Notice of Swing Line Borrowing” shall mean a notice of a Swing Line Borrowing pursuant to Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit D.

“Notification” shall have the meaning given to that term in Section 8.01(c)(ii).

“Obligations” shall mean all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Borrower to any Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including all interest (including interest that accrues after the commencement of any bankruptcy or other insolvency proceeding by or against the Borrower), fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to and payable by the Borrower hereunder and thereunder, but excluding Lender Rate Contract Obligations.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer” shall mean, with respect to CBII or the Borrower, (a) the Chairman of the Board of Directors, any Vice Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, or the Treasurer or (b) any Assistant Treasurer, the Secretary or any Assistant Secretary. Any document delivered hereunder that is signed by an Officer of CBII or the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, and/or other action on the part of CBII or the Borrower and such Officer shall be conclusively presumed to have acted on behalf of CBII or the Borrower, as the case may be.

“Other Taxes” shall have the meaning given to that term in Section 2.12(b).

“Owned Properties” shall have the meaning given to that term in Section 4.01(z).

“PACA” shall mean the Perishable Agricultural Commodities Act, 7 U.S.C. Section 499.

“Parallel Obligations” shall have the meaning given to the term in Section 2.14(d)(i).

“Parallel Security” shall have the meaning given to the term in Section 2.14(d).

“Parent Guarantee Agreement” shall mean the Guarantee Agreement executed and delivered by CBII pursuant to Section 3.01(a), substantially in the form of Exhibit J.

“Parent Guarantor” shall mean CBII.

“Participants” shall have the meaning given to that term in Section 8.05(b).

“Participation Seller” shall have the meaning given to that term in Section 8.15(a).

“Patent Security Agreements” shall mean the Patent Security Agreements executed and delivered by the Grantors party thereto, as the same may be amended, restated, supplemented or modified from time to time, and substantially in the form of Exhibit N.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Significant Party or any ERISA Affiliate or to which any Significant Party or any ERISA Affiliate contributes or has an obligation to contribute, or solely in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” shall have the meaning given to that term in Section 5.02(d)(iii).

“Permitted Asset Disposition” shall mean any asset disposition permitted under Section 5.02(c).

“Permitted Indebtedness” shall mean all Indebtedness that is permitted to be created, incurred, assumed, or to exist in accordance with Section 5.02(a).

“Permitted Joint Venture” shall mean the Persons listed on Schedule II as well as any Person (a) 50% or less of whose Equity Securities are owned directly or indirectly by a Borrower Entity, (b) that if allowed to make Distributions, dividends, and loans to Equity Security holders, the Borrower Entity that holds the Equity Securities in such Person is entitled to receive Distributions, dividends, and loans at least equal to a pro rata proportion of such Borrower Entity’s Equity Securities in such Person and (c) for which no Borrower Entity has liability, primarily, secondarily, or otherwise, for the Funded Debt or other obligations of such Person.

“Permitted Liens” shall mean Liens that fall within any one of the following categories (whether or not such Liens could fall within one or more other categories, and if a Lien could qualify for more than one of the following categories, the Borrower may designate which category the Lien qualifies for without such Lien counting against other categories):

(a) any Liens on assets existing on the Effective Date and listed in Schedule 5.02(b), except that any unlisted immaterial Liens shall also constitute Permitted Liens for purposes of this clause (a) but only to the extent that (i) the aggregate amount of the obligations secured by such Liens does not exceed $1,000,000 and (ii) the assets encumbered by such Liens are owned solely by Non-US Subsidiaries and are not Collateral;

(b) Liens on assets acquired after the Effective Date that were existing at the time of the acquisition of such asset by a Borrower Entity; provided that (i) such Liens were in existence prior to the contemplation of such acquisition, were not granted in anticipation of such acquisition and do not extend to any other assets and (ii) the aggregate amount of all Indebtedness secured by Liens on assets of the Borrower Entities pursuant to this clause (b) and clauses (c), (d) and (u) of this definition shall not exceed $50,000,000 in any fiscal year of the Borrower (it being understood that any such Indebtedness secured by Liens not incurred in any fiscal year of the Borrower may be incurred in the succeeding fiscal years of the Borrower);

(c) Liens on assets to secure the purchase price of such assets to be acquired, which Liens cover only the assets acquired with such Indebtedness, and Liens on assets to secure Capital Lease obligations which Liens cover only the assets so acquired by Capital Lease (or any extensions, renewals or replacements of any such Liens for the same or a lesser amount); provided that the aggregate amount of all Indebtedness secured by Liens on assets of the Borrower Entities pursuant to this clause (c) and clauses (b), (d) and (u) of this definition shall not exceed $50,000,000 in any fiscal year of the Borrower (it being understood that any such Indebtedness secured by Liens not incurred in any fiscal year of the Borrower may be incurred in the succeeding fiscal years of the Borrower);

(d) Liens on an entity or its assets existing at the time the entity becomes a Subsidiary or is merged with any Borrower Entity, or assumed in connection with the acquisition of its assets; provided that (i) such Liens were in existence prior to the contemplation of such acquisition or merger, were not granted in anticipation of such acquisition or merger and do not extend to any assets other than those of the Person that becomes a Subsidiary or is merged with any Borrower Entity and (ii) the aggregate amount of all Indebtedness secured by Liens on assets of the Borrower Entities pursuant to this clause (d) and clauses (b), (c) and (u) of this definition shall not exceed $50,000,000 in any fiscal year of the Borrower (it being understood that any such Indebtedness secured by Liens not incurred in any fiscal year of the Borrower may be incurred in the succeeding fiscal years of the Borrower);

(e) statutory Liens of landlords and carriers, warehousemen, mechanics, materialmen, repairmen or other like Liens (i) arising in the ordinary course of business, and (ii) for amounts not overdue for more than 90 days or being contested in good faith by appropriate proceedings and as to which adequate reserves (as required by GAAP) have been established therefor;

(f) judgment Liens and other similar Liens arising in the ordinary course of business; provided that (i) the enforcement of the Liens is stayed, (ii) the claims secured by the Liens are being actively contested, in good faith and by appropriate proceedings and as to which adequate reserves (as required by GAAP) have been established therefor, and (iii) the judgment would not otherwise constitute a Default;

(g) Liens for taxes, assessments or Governmental Charges not yet due and payable or being contested in good faith by appropriate proceedings and as to which adequate reserves (as required by GAAP) have been established therefor;

(h) Liens on property of a Non-US Subsidiary to secure Indebtedness of such Non-US Subsidiary that is otherwise permitted under Section 5.02;

(i) Liens on Non-US bank accounts in accordance with customary banking practice;

(j) easements, rights of way, restrictions and other similar encumbrances on title to real property to the extent they are incurred in the ordinary course of business of any Borrower Entity and do not materially detract from the value of such property or materially interfere with the ordinary course of business of any Borrower Entity;

(k) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(l) deposits and other Liens to secure Surety Instruments and the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other similar obligations incurred in the ordinary course of business;

(m) Liens granted on assets of any Borrower Entity created in favor of Lenders or Administrative Agent pursuant to the Security Documents;

(n) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been terminated or the period within which such proceedings may be initiated shall not have expired;

(o) Liens to secure Hedging Obligations incurred in the ordinary course of business solely for the purpose of fixing or hedging interest rate risk, Non-US currency risk or financial and other similar risks (including commodity risks); provided that with respect to Hedging Obligations with respect to Indebtedness such Liens do not extend to property or assets other than the property or assets securing such Indebtedness and provided, further, that such Liens do not extend to the Collateral (unless such Liens are granted under the Security Documents);

(p) Liens in favor of customs and revenue authorities arising as a matter of law to serve as payment of custom duties in connection with the importation of goods;

(q) leases, subleases or licenses and sublicenses granted to others that do not materially detract from the value of such property or materially interfere with the ordinary course of business of any CBII Entity;

(r) Liens arising from the filing of Uniform Commercial Code financing statements regarding leases;

(s) Liens on receivables assets of any Non-US Subsidiary securing receivables obligations of any Non-US Subsidiary;

(t) Liens securing Indebtedness which is incurred to refinance secured Indebtedness outstanding on the Effective Date and refinancings thereof; provided that the amount of such Indebtedness is not increased and such Liens do not extend to or cover any property or assets of any Borrower Entity other than the property or assets securing the Indebtedness being refinanced;

(u) additional Liens to secure Indebtedness provided that (i) the aggregate amount of all Indebtedness secured by Liens on assets of the Borrower Entities pursuant to this clause (u) and clauses (b), (c) and (d) of this definition shall not exceed $50,000,000 in any fiscal year of the Borrower (it being understood that any such Indebtedness secured by Liens not incurred in any fiscal year of the Borrower may be incurred in the succeeding fiscal years of the Borrower), (ii) the assets covered by any additional Liens permitted to be incurred pursuant to this clause (u) shall not include any Equity Securities of any Pledged Persons and (iii) to the extent any additional Liens permitted to be incurred pursuant to this clause (u) shall cover any Collateral, such additional Liens shall be expressly subject and subordinate to the Liens on such Collateral granted for the benefit of the Secured Parties on terms reasonably satisfactory to the Administrative Agent;

(v) statutory Liens of vendors of perishable agricultural commodities or the like (i) arising pursuant to the provisions of PACA, (ii) arising in the ordinary course of business and (iii) for amounts not overdue for more than 90 days or being contested in good faith by appropriate proceedings and as to which adequate reserves (as required by GAAP) have been established therefor;

(w) Liens securing intercompany obligations (i) of any of the Borrower’s direct or indirect Non-US Subsidiaries to the Borrower or CBII, (ii) between or among any of the Borrower’s direct or indirect Non-US Subsidiaries that are not Loan Parties, or (iii) between or among any of the Borrower’s direct or indirect US Subsidiaries, if such Liens are expressly subordinate to the Liens granted under the Security Documents, in form and substance reasonably satisfactory to the Administrative Agent;

(x) Permitted Encumbrances (as defined in each Mortgage); and

(y) purchase money Liens upon Container Assets acquired by any of the CBII Entities in the ordinary course of business to secure the purchase price of such Container Assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such Container Assets to be subject to such Liens, or extensions, renewals or replacements of any of the foregoing; provided, however, that no such Lien shall extend to or cover any property other than the Container Assets being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced.

“Permitted Sales” shall have the meaning given to that term in the definition of Asset Sales.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization or any other entity or organization, including a Governmental Authority or political subdivision or an agency or instrumentality thereof.

“Platform” shall have the meaning given to that term in Section 8.01(c)(i).

“Pledge Agreements” shall mean the Pledge Agreements executed and delivered by the Pledgors pursuant to Section 2.14(c), 3.01(a) or 5.01(i), as the case may be, as the same may be amended, restated, supplemented or modified from time to time, substantially in the form attached as Exhibit I.

“Pledged Equity Securities” shall have the meaning given to that term in Section 3.01(a)(v).

“Pledged Intercompany Notes” shall have the meaning given to that term in Section 3.01(a)(iv).

“Pledged Persons” shall mean (a) the Borrower and the other Persons listed on Schedule III, (b) US Subsidiaries formed, acquired, or becoming US Subsidiaries after the Effective Date, (c) Significant Non-US Subsidiaries formed or acquired after the Effective Date and (d) any Non-US Subsidiary which after the Effective Date becomes a Significant Non-US Subsidiary (it being understood that, solely in respect of this clause (d), there shall be excluded from the determination of whether such a Non-US Subsidiary is a Significant Subsidiary any intercompany sales and receivables from any CBII Entities); provided, however, that notwithstanding anything to the contrary herein, (i) if by virtue of mandatory provisions of the applicable law of the jurisdiction of organization of a Significant Non-US Subsidiary a pledge of the Equity Securities of such Significant Non-US Subsidiary shall be prohibited (and the Administrative Agent shall be reasonably satisfied that there is no alternative manner to structure such pledge) or (ii) if the Administrative Agent and CBII, using best efforts, mutually agree, after taking into consideration the value of the assets of any Significant Non-US Subsidiary, (A) that by virtue of pledging more than 65% of the Voting Equity Securities of such Significant Non-US Subsidiary, a Section 956 Issue will result with respect to such Significant Non-US Subsidiary, then only 100% of the non-voting Equity Securities and 65% of the voting Equity Securities of such Significant Non-US Subsidiary shall be pledged, and (B) that by virtue of (x) pledging 100% of the non-voting Equity Securities and 65% of the voting Equity Securities of any Significant Latin American Subsidiary, such Significant Latin American Subsidiary shall be obligated to pay material local fees, (y) pledging 65% of the voting Equity Securities of such Significant Non-US Subsidiary, a Section 956 Issue will result with respect to the Pledgor of such Significant Non-US Subsidiary or (z) a pledge of or by a Significant Non-US Subsidiary, personal liability of the officers or directors of such Significant Non-US Subsidiary under the laws of the jurisdiction in which such Significant Non-US Subsidiary is organized will result, then none of the non-voting Equity Securities and voting Equity Securities of such Significant Non-US Subsidiary shall be pledged, such Significant Non-US Subsidiary shall not be one of the Pledged Persons and no Pledge Agreement shall be executed with respect to the Equity Securities of such Significant Non-US Subsidiary unless and except to the extent that the Equity Securities thereof may be so pledged without such Section 956 Issue, such prohibition, such personal liability or resulting in an obligation of such Significant Latin American Subsidiary to pay material local fees, as applicable; and provided, further, that if some or all of the Equity Securities of a Borrower Entity that directly or indirectly owns Equity Securities of such Significant Non-US Subsidiary are not the subject of a Pledge Agreement and may be pledged to the Administrative Agent without such prohibition or without resulting in an obligation of such Significant Latin American Subsidiary to pay material local fees, as applicable, such Borrower Entity shall become one of the Pledged Persons.

“Pledgors” shall mean those Persons pledging their interests in a Pledged Person.

“Post Effective Date Requirements Letter Agreement” shall have the meaning given to that term in the definition of Effective Date.

“Pre-Commitment Information” shall mean all written information, including one or more confidential information memoranda and other marketing materials to be used in connection with the syndication of the Commitments that have been made available to Rabobank by CBII, the Borrower or any representative thereof.

“Principal Trademarks” shall mean those trademarks described as “Principal Trademarks” on Schedule 4.01(n), which may be updated hereafter upon the agreement of the Borrower and the Administrative Agent, except that the deletion of any material “Principal Trademarks” shall require the consent of the Required Lenders.

“Pro Forma Compliance” shall mean:

(a) with respect to the Borrower Leverage Ratio, on any date of determination, the Borrower would have been in compliance with the Borrower Leverage Ratio covenant set forth in Section 5.03(a) as at the end of the four-quarter period ending on the day that is the close of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) ending prior to such determination date if the Borrower Funded Debt outstanding on such date of determination (after giving effect to any Funded Debt and use of proceeds from the Funded Debt to be incurred for the event requiring such measurement or on such date of determination) were outstanding on the last day of such most recent fiscal quarter; and

(b) with respect to the Fixed Charge Coverage Ratio, on any date of determination, the Borrower would have been in compliance with the Fixed Charge Coverage Ratio covenant set forth in Section 5.03(b) as at the end of the four-quarter period ending on the day that is the close of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) ending prior to such determination date if all asset dispositions, acquisitions, and Distributions in accordance with Sections 5.02(c), 5.02(d) and 5.02(f) (after giving effect to any such asset dispositions, acquisitions, and Distributions to occur for the event requiring such measurement or on such date of determination) occurred on the first day of such most recently completed four-quarter period.

“Properties” shall mean, collectively, the Owned Properties and the property subject to the Clayton County Lease.

“Rate Contract” shall mean any agreement or document now existing or hereafter entered into in respect of any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Reduction Notice” shall have the meaning given to that term in Section 2.04(a).

“Refinancing Indebtedness” shall mean any refinancing of existing Indebtedness, so long as such refinancing Indebtedness (a) is permitted to be incurred under Section 5.02(a), (b) does not result in an increase in the aggregate principal amount of the Indebtedness being refinanced and (c) any Liens securing such refinancing Indebtedness do not extend to or cover any property or assets of any CBII Entity other than the property or assets securing the Indebtedness being refinanced.

“Register” shall have the meaning given to that term in Section 8.05(d).

“Relevant Event” shall have the meaning given to that term in Section 2.06(c)(iii).

“Relevant Sale” shall have the meaning given to that term in Section 2.06(c)(ii).

“Replacement Lender” shall have the meaning given to that term in Section 2.15.

“Reportable Event” shall have the meaning given to that term in Title IV of ERISA and applicable regulations thereunder for which notice thereof has not been waived pursuant to applicable regulations.

“Required Lenders” shall mean, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) so long as the Revolving Loan Commitments have not been terminated, the aggregate Revolving Loan Commitments at such time or, if the Revolving Loan Commitments have been terminated, the aggregate Effective Amount (based on each such Lender’s Revolving Proportionate Share thereof) of all Revolving Loans, L/C Obligations and Swing Line Loans outstanding at such time and (b) the aggregate principal amount of the Term Loans outstanding at such time, except that, at any time any Lender is a Defaulting Lender, all such Defaulting Lenders shall be excluded in determining “Required Lenders” and, in such case, “Required Lenders” shall mean Lenders that are not Defaulting Lenders owed or holding at least a majority in interest of the sum of (a) so long as the Revolving Loan Commitments have not been terminated, the aggregate Revolving Loan Commitments of all Lenders that are not Defaulting Lenders at such time or, if the Revolving Loan Commitments have been terminated, the aggregate Effective Amount (based on each such Lender’s Revolving Proportionate Share thereof) of all Revolving Loans, L/C Obligations and Swing Line Loans of all Lenders that are not Defaulting Lenders outstanding at such time and (b) the aggregate principal amount of the Term Loans of all Lenders that are not Defaulting Lenders outstanding at such time.

“Required Revolving Lenders” shall mean, at any time, the Revolving Lenders whose Revolving Proportionate Shares then exceed 50%, except that, at any time any Revolving Lender is a Defaulting Lender, all Defaulting Lenders shall be excluded in determining “Required Revolving Lenders”, and, in such case, “Required Revolving Lenders” shall mean Lenders that are not Defaulting Lenders having total Revolving Proportionate Shares exceeding 50% of the total Revolving Proportionate Shares of all Lenders that are not Defaulting Lenders at such time.

“Required Term Lenders” shall mean, at any time, Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Term Loans outstanding at such time, except that, at any time any Term Lender is a Defaulting Lender, all Defaulting Lenders shall be excluded in determining “Required Term Lenders” and, in such case, “Required Term Lenders” shall mean Lenders that are not Defaulting Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Term Loans of all Lenders that are not Defaulting Lenders outstanding at such time.

“Requirement of Law” applicable to any Person shall mean (a) the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person or (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” shall mean, with respect to any day in an Interest Period for a LIBOR Loan, the aggregate of the maximum of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System. As used herein, the term “reserve requirement” shall include any basic, supplemental or emergency reserve requirements imposed on any Lender by any Governmental Authority.

“Revolving Lender” shall mean any Lender that has a Revolving Loan Commitment.

“Revolving Loan” shall have the meaning given to that term in Section 2.01(b).

“Revolving Loan Borrowing” shall mean a borrowing by the Borrower consisting of the Revolving Loans made by each of the Revolving Lenders on the same date and of the same Type pursuant to a single Notice of Borrowing.

“Revolving Loan Commitment” shall mean, with respect to any Revolving Lender at any time, the amount set forth in the Lender Addendum delivered by such Revolving Lender under the caption “Revolving Loan Commitment” or, if such Lender has entered into one or more Assignment Agreements, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.05(d) as such Lender’s “Revolving Loan Commitment”, as such amount may be reduced pursuant to Section 2.04 or increased pursuant to Section 2.16. For all purposes of this Agreement, the Revolving Loan Commitments shall be deemed to have been “terminated” on the Maturity Date or if the Revolving Loan Commitments are otherwise reduced to zero or terminated.

“Revolving Loan Facility” shall mean, at any time, the aggregate amount of the Revolving Lenders’ Revolving Loan Commitments at such time. As of the Effective Date, the amount of the Revolving Loan Facility is $150,000,000.

“Revolving Loan Note” shall mean a promissory note of the Borrower payable to the order of any Revolving Lender, in substantially the form of Exhibit E-1, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Loans and L/C Advances made by such Lender.

“Revolving Loan Pricing Grid” shall mean:

Tier	Consolidated Adjusted Leverage Ratio	Applicable Margin for LIBOR Loans (bps per annum)	Applicable Margin for Base Rate Loans (bps per annum)

1	= 5.50 to 1.00	375	275

2	= 4.50 to 1.00 but < 5.50 to 1.00	350	250

3	= 3.75 to 1.00 but < 4.50 to 1.00	325	225

4	< 3.75 to 1.00	300	200

Any increase or decrease in the Applicable Margin for Revolving Loans or the Letter of Credit Fee Percentage resulting from a change in the Consolidated Adjusted Leverage Ratio shall become effective as of the fifth Business Day following the date a Compliance Certificate is required to be delivered pursuant to Sections 5.01(a)(iii) (other than the Compliance Certificate delivered 120 days after the close of each fiscal year in respect of yearly Financial Statements of the Borrower Entities) or 5.02(d)(iii); provided, however, that if no Compliance Certificate is delivered within three days of when due in accordance with such Sections, then Tier 1 of the Revolving Loan Pricing Grid shall apply as of the date of the failure to deliver such Compliance Certificate until the fifth Business Day after the date on which the Borrower delivers a Compliance Certificate in the form of Exhibit G-1 (in respect of Section 5.01(a)(iii)) or Exhibit G-2 (in respect of Section 5.02(d)(iii)) and thereafter the Applicable Margin for Revolving Loans and the Letter of Credit Fee Percentage shall be based on the Consolidated Adjusted Leverage Ratio indicated on such Compliance Certificate until such time as the Applicable Margin for Revolving Loans and the Letter of Credit Fee Percentage are further adjusted as set forth in this definition.

“Revolving Proportionate Share” shall mean, with respect to any Revolving Lender:

(a) if the Revolving Loan Commitments have not been terminated, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Revolving Loan Commitment at such time to (ii) the Revolving Loan Facility at such time; and

(b) if the Revolving Loan Commitments have been terminated, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the sum of (A) the Effective Amount of such Lender’s Revolving Loans, and (B) such Revolving Lender’s share (based on its Revolving Proportionate Share immediately prior to such termination) of the Effective Amount of all L/C Obligations and all Swing Line Loans to (ii) the sum of (A) the aggregate Effective Amount of all Revolving Loans and Swing Line Loans and (B) the aggregate Effective Amount of all L/C Obligations.

The initial Revolving Proportionate Share of each Revolving Lender is set forth in the Lender Addendum delivered by such Revolving Lender under the caption “Revolving Proportionate Share”.

“Sales Basket Amount” shall have the meaning given to that term in Section 2.06(c)(ii).

“Section 956 Issue” shall mean that the granting of a pledge of Equity Securities or the execution of a Guarantee Agreement by a Non-US Subsidiary results in the pledged or pledging Non-US Subsidiary or the Non-US Subsidiary guarantor being deemed to have made a dividend in a material amount to its first tier US equity owner pursuant to IRC Section 956, and related sections of the IRC and the regulations promulgated thereunder.

“Secured Obligations” shall mean any Obligations owing to the Secured Parties, any Guarantees thereof by the Loan Parties, and any Lender Rate Contract Obligations.

“Secured Parties” shall mean, collectively, the Administrative Agent, any Supplemental Collateral Agent, the Revolving Lenders, the Swing Line Lender, the L/C Issuer, the Term Lenders, the Existing Swap Counterparties and, whether or not such Person has ceased to be a Lender or an Affiliate of a Lender under this Agreement, any Lender or any Affiliate of a Lender as a counterparty to a Lender Rate Contract.

“Security Agreements” shall mean the security agreements (including any amended and restated security agreements) executed and delivered by (a) the Borrower, (b) CBII or (c) the US Subsidiaries pursuant to Sections 2.14(c), 3.01(a) or 5.01(i), as the case may be, as the same may be amended, restated, supplemented or modified from time to time, substantially in the form of Exhibit L.

“Security Documents” shall mean the Security Agreements, the Pledge Agreements, the Intellectual Property Security Agreements, the Mortgages and all other instruments, agreements and documents (including Uniform Commercial Code financing statements) delivered to the Administrative Agent in connection with any Collateral or to secure any Secured Obligation or any Guarantee of the Secured Obligations, as the same may be amended, restated, supplemented or modified from time to time to the extent permitted under the Credit Documents.

“Senior Notes (71/2%)” shall mean the 71/2% Senior Notes due 2014 of CBII.

“Senior Notes (71/2%) Indenture” shall mean that certain Indenture dated as of September 28, 2004, between CBII, as issuer, and LaSalle Bank National Association, as trustee, and the First Supplemental Indenture thereto, dated as of February 4, 2008, in respect of the Senior Notes (71/2%), as amended, restated, supplemented or modified from time to time to the extent permitted under the Credit Documents.

“Senior Notes (8 7/8%)” shall mean the 8 7/8% Senior Notes due 2015 of CBII.

“Senior Notes (8 7/8%) Indenture” shall mean that certain Indenture dated as of June 28, 2005, between CBII, as issuer, and LaSalle Bank National Association, as trustee, in respect of the Senior Notes (8 7/8%), as further amended, restated, supplemented or modified from time to time to the extent permitted under the Credit Documents.

“Servicios Chile” shall mean Servicios Chiquita-Enza Chile Limitada, a Chilean limitada.

“Significant Latin American Subsidiaries” shall mean the Significant Subsidiaries that are Latin American Subsidiaries.

“Significant Non-US Subsidiaries” shall mean the Significant Latin American Subsidiaries and Significant Other Non-US Subsidiaries.

“Significant Other Non-US Subsidiaries” shall mean the Significant Subsidiaries that are not Significant US Subsidiaries or Significant Latin American Subsidiaries.

“Significant Parties” or “Significant Party” shall mean CBII, the Borrower, and Significant Subsidiaries.

“Significant Revenue” shall mean, with respect to any Subsidiary, annual gross revenue exceeding the Dollar equivalent of $10,000,000 as at the end of the most recent fiscal year.

“Significant Subsidiaries” shall mean each of the Borrower Entities described as Significant Subsidiaries on Schedule 4.01(q), and each other direct or indirect Subsidiary of CBII that, at any date of determination, meets any of the following criteria:

(a) for the most recent fiscal year generated gross revenue (excluding intercompany sales among the CBII Entities) exceeding the Dollar equivalent of $40,000,000; or

(b) as at the end of the most recent fiscal year, owned assets (excluding intercompany receivables from the CBII Entities) exceeding the Dollar equivalent of $15,000,000.

“Significant US Subsidiaries” shall mean all direct or indirect Significant Subsidiaries of CBII which are organized under the laws of the US, any state thereof or the District of Columbia.

“Solvent” shall mean, with respect to any Person on any date, that on such date (a) the fair value of the assets of such Person is greater than the fair value of the probable liabilities (including contingent, subordinated, matured and unliquidated liabilities but not intercompany payables and obligations) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature or (d) such Person is not engaged in or about to engage in business or transactions for which such Person’s property would constitute an unreasonably small capital.

“Stock and Warrant Repurchases” shall mean repurchases of CBII common stock and warrants to subscribe for CBII common stock as may be approved by CBII’s Board of Directors from time to time.

“Subsidiary” shall mean (a) any Person (including a corporation, partnership, limited liability company or other entity) more than 50% of whose Equity Securities having by the terms thereof, at that time, ordinary voting power to elect a majority of the directors (or comparable positions) of such Person is at the time owned directly or indirectly by any other Person, by such other Person and one or more of its other Subsidiaries or by one or more of such other Person’s other Subsidiaries or (b) any other Person included in the Financial Statements of such Person on a consolidated basis. Unless otherwise indicated in this Agreement, “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantee Agreements” shall mean, collectively, each Guarantee Agreement executed and delivered by each Subsidiary Guarantor pursuant to Section 3.01(a) or 5.01(i), as the case may be, and substantially in the form attached as Exhibit K (and, where appropriate, with such changes as the Administrative Agent may reasonably require to give effect to local law requirements in respect of any Non-US Subsidiary Guarantors).

“Subsidiary Guarantors” shall mean (a) entities listed on Part II of Schedule I, (b)  US Subsidiaries formed, acquired or becoming US Subsidiaries after the Effective Date and (c) Significant Non-US Subsidiaries formed, acquired or becoming Significant Non-US Subsidiaries after the Effective Date; provided, however, if the Administrative Agent and CBII, using best efforts, mutually agree, after taking into consideration the value of the assets of such Significant Non-US Subsidiary, that by virtue of entering into a Subsidiary Guarantee Agreement or Guaranteeing the Secured Obligations (a) a Section 956 Issue will result with respect to a Significant Non-US Subsidiary, (b) personal liability of the officers or directors of such Significant Non-US Subsidiary under the laws of the jurisdiction in which such Significant Non-US Subsidiary is organized will result or (c) if such Significant Non-US Subsidiary is a Significant Latin American Subsidiary, such Significant Non-US Subsidiary will be required to pay material local fees, such Significant Non-US Subsidiary shall not be a Subsidiary Guarantor and shall not execute a Subsidiary Guarantee Agreement (or Guarantee the Secured Obligations) until such time as such Section 956 Issue, personal liability or material local fee liability, as applicable, shall no longer exist.

“Supplemental Collateral Agent” shall have the meaning given to that term in Section 7.09(a).

“Surety Instruments” shall mean all letters of credit (including standby and commercial), banker’s acceptances, bank guarantees, shipside bonds, surety bonds (other than bonds for workers’ compensation or other ordinary course governmental obligations) and similar instruments.

“Surviving Indebtedness” shall mean Indebtedness of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the initial Credit Extension on the Effective Date.

“Swing Line” shall mean the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.03.

“Swing Line Borrowing” shall mean a borrowing of a Swing Line Loan.

“Swing Line Lender” shall mean Rabobank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” shall have the meaning given to that term in Section 2.03(a).

“Swing Line Note” shall have the meaning given to that term in Section 2.08(c).

“Swing Line Sublimit” shall mean an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Loan Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Loan Facility.

“Syndication Agent” shall mean Wells Fargo, acting its capacity as syndication agent.

“Synthetic Lease” shall mean each arrangement, however described, under which the obligor accounts for its interest in the property covered thereby under GAAP as lessee of a lease which is not a Capital Lease and accounts for its interest in the property covered thereby for Federal income tax purposes as the owner.

“Synthetic Lease Interest Component” shall mean, with respect to any Person for any period, the portion of rent paid or payable (without duplication) for such period under Synthetic Leases of such Person that would be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13 if such Synthetic Leases were treated as Capital Leases under GAAP.

“Synthetic Lease Principal Component” shall mean, with respect to any Person for any period, the portion of rent (exclusive of the Synthetic Lease Interest Component) paid or payable (without duplication) for such period under Synthetic Leases of such Person that would be treated as principal in accordance with Financial Accounting Standards Board Statement No. 13 if such Synthetic Leases were treated as Capital Leases under GAAP.

“Taxes” shall have the meaning given to such term in Section 2.12(a).

“Temporary Cash Investments” shall mean:

(a) investments in marketable direct obligations issued or guaranteed by the US, or of any Governmental Authority or political subdivision thereof, maturing within 18 months of the date of purchase;

(b) investments in certificates of deposit issued by a bank organized under the laws of the US or any state thereof or the District of Columbia, in each case having capital and unimpaired surplus totaling more than $500,000,000 and rated at least A-1 by Standard & Poor’s Ratings Group (“S&P”) and P-1 by Moody’s Investors Service, Inc. (“Moody’s”) (or their equivalent) (any such bank, an “Approved Bank”), maturing within 397 days of purchase;

(c) repurchase obligations with a term of not more than seven days for underlying Equity Securities of the types described in clauses (a) and (b) above entered into with any Approved Bank;

(d) commercial paper or finance company paper issued by any Person incorporated under the laws of the US or any state thereof and rated at least A-1 by S&P and P-1 by Moody’s (or their equivalent) maturing within 397 days of purchase;

(e) Investments not exceeding 397 days in maturity in money market funds that invest primarily all of such funds’ assets in the Investments described in clauses (a) through (d) above; and

(f) in the case of the Borrower’s Non-US Subsidiaries, similar short term investments made in the ordinary course of business or with a commercial bank organized under the laws of any Non-US jurisdiction which is a member of the OECD, or a political subdivision of any such Non-US jurisdiction, and having a combined capital and surplus of at least the equivalent of $100,000,000; provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD.

“Term Lender” shall mean any Lender that has a Term Loan Commitment or that has made or holds a Term Loan.

“Term Loan” shall have the meaning given to that term in Section 2.01(a).

“Term Loan Borrowing” shall mean a borrowing consisting of simultaneous Term Loans of the same Type made by the Term Lenders.

“Term Loan Commitment” shall mean, with respect to any Term Lender at any time, the amount set forth in the Lender Addendum delivered by such Term Lender under the caption “Term Loan Commitment” or, if such Lender has entered into one or more Assignment Agreements, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.05(d) as such Lender’s “Term Loan Commitment”.

“Term Loan Facility” shall mean, at any time, the Term Lenders’ Term Loan Commitments and the Term Loans provided thereunder. As of the Effective Date, the amount of the Term Loan Facility is $200,000,000.

“Term Loan Note” shall mean a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of Exhibit E-2, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Loan made by such Lender.

“Term Loan Pricing Grid” shall mean:

Tier	Consolidated Adjusted Leverage Ratio	Applicable Margin for LIBOR Loans (bps per annum)	Applicable Margin for Base Rate Loans (bps per annum)

1	= 5.50 to 1.00	450	350

2	= 4.50 to 1.00 but < 5.50 to 1.00	425	325

3	= 3.75 to 1.00 but < 4.50 to 1.00	400	300

4	< 3.75 to 1.00	375	275

Any increase or decrease in the Applicable Margin for Term Loans resulting from a change in the Consolidated Adjusted Leverage Ratio shall become effective as of the fifth Business Day following the date a Compliance Certificate is required to be delivered pursuant to Sections 5.01(a)(iii) (other than the Compliance Certificate delivered 120 days after the close of each fiscal year in respect of yearly Financial Statements of the Borrower Entities) or 5.02(d)(iii); provided, however, that if no Compliance Certificate is delivered within three days of when due in accordance with such Sections, then Tier 1 of the Term Loan Pricing Grid shall apply as of the date of the failure to deliver such Compliance Certificate until the fifth Business Day after the date on which the Borrower delivers a Compliance Certificate in the form of Exhibit G-1 (in respect of Section 5.01(a)(iii)) or Exhibit G-2 (in respect of Section 5.02(d)(iii)) and thereafter the Applicable Margin for Term Loans shall be based on the Consolidated Adjusted Leverage Ratio indicated on such Compliance Certificate until such time as the Applicable Margin for Term Loan are further adjusted as set forth in this definition.

“Termination Date” shall mean (a) for purposes of the Revolving Loan Facility, the earlier of (i) the date of termination in whole of the Revolving Loan Facility pursuant to this Agreement and (ii) the Maturity Date and (b) for purposes of the Term Loan Facility, the earlier of (i) the acceleration of all amounts owing under the Term Loan Facility (pursuant to Section 6.02 or otherwise) and (ii) the Maturity Date.

“Termination Value” shall mean, in respect of any one or more Lender Rate Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Lender Rate Contracts, (a) for any date on or after the date such Lender Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Lender Rate Contracts, as determined by the Administrative Agent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Lender Rate Contracts which may include any Lender.

“Trademark Security Agreements” shall mean the Trademark Security Agreements executed and delivered by the Grantors party thereto, as the same may be amended, restated, supplemented or modified from time to time, and substantially in the form of Exhibit O.

“Trademarks” shall have the meaning given to that term in Section 4.01(n).

“Transaction” shall mean the transactions contemplated by the Credit Documents.

“Type” shall mean, with respect to any Loan or Borrowing at any time, the classification of such Loan or Borrowing by the type of interest rate it then bears, whether an interest rate based upon the Base Rate or the LIBOR Rate.

“Unaccrued Indemnity Claims” shall mean claims for indemnification that may be asserted by the Administrative Agent, the L/C Issuer, the Swing Line Lender, any Lender or any other Indemnitee under the Credit Documents that are unaccrued and contingent and as to which no claim, notice or demand has been given to or made on any Loan Party (with a copy to the Administrative Agent) within five Business Days after the Borrower’s request therefor to the Administrative Agent (unless the making or giving thereof is prohibited or enjoined by any Requirement of Law or any order of any Governmental Authority).

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may be in effect, from time to time, in the State of New York; provided that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Administrative Agent’s or any Lender’s security interest and Lien in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unreimbursed Amount” shall have the meaning given to that term in Section 2.02(c)(i).

“Unused Revolving Commitment” shall mean, at any time, the remainder of (a) the Revolving Loan Facility at such time minus (b) the sum of the Effective Amount of all Revolving Loans and the Effective Amount of all L/C Obligations outstanding at such time. For the avoidance of doubt, Swing Line Loans shall not be counted as Revolving Loans for purposes of determining the amount of Unused Revolving Commitment.

“US” shall mean the United States of America.

“US Currency Equivalent” shall mean, with respect to any amount denominated in a Non-US Currency, as of any date of determination, an equivalent amount in Dollars of such amount using the currency exchange rate for such date for the applicable currency in the New York Non-US Currency Exchange Market in trading among banks in amounts of $50,000 or more, set at 11:00 A.M. London Time two Non-US Currency Business Days prior to the date of determination, or, if not so set for such date, as otherwise reasonably determined by the Administrative Agent.

“US IP Collateral” shall have the meaning given to that term in Section 4.01(i)(iii).

“US Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such to the Administrative Agent (or, in the case of any Lender which becomes a Lender by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable Assignment Agreement) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s Base Rate Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s Base Rate Loans will thereafter be made.

“US Person” shall mean a Person which is organized under the laws of the US or any state thereof.

“US Subsidiaries” shall mean all direct or indirect Subsidiaries of CBII which are organized under the laws of the US or any state thereof, other than De Minimis US Subsidiaries.

“Wells Fargo” shall mean Wells Fargo Bank, National Association.

SECTION 1.02. GAAP. Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, applied in a consistent manner with the principles used in the preparation of the Financial Statements referred to in Section 4.01(h). If GAAP as in effect on December 31, 2007 (or such later GAAP agreed to by the parties) changes such that any Financial Covenants would then be calculated in a different manner or with different components, the parties will agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those Financial Covenants based on criteria for evaluating any CBII Entity’s financial condition and performance to substantially the same criteria as were in effect prior to such change in GAAP; provided, however, that, until the parties so agree or if the parties cannot agree, all such Financial Covenants shall be calculated in accordance with GAAP as in effect on December 31, 2007 (or such later GAAP agreed to by the parties).

SECTION 1.03. Headings. The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

SECTION 1.04. Plural Terms. All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

SECTION 1.05. Time. All references in this Agreement and each of the other Credit Documents to a time of day shall mean New York, New York time, unless otherwise indicated.

SECTION 1.06. Governing Law. Unless otherwise expressly provided in any Credit Document, this Agreement and each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law). The scope of the foregoing governing law provision is intended to be all-encompassing of any and all disputes that may be brought in any court or any mediation or arbitration proceeding and that relate to the subject matter of the Credit Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.

SECTION 1.07. Construction. This Agreement is the result of negotiations among, and has been reviewed by, the Borrower, the Lenders, the Administrative Agent and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Borrower, any Lender or the Administrative Agent.

SECTION 1.08. Entire Agreement. This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of the Borrower, the Lenders and the Administrative Agent and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof including, except for the Commitment Letter to the extent of the provisions that are expressly set forth therein to continue and survive after the Effective Date.

SECTION 1.09. Calculation of Interest and Fees. All calculations of interest and fees under this Agreement and the other Credit Documents for any period (a) shall include the first day of such period and exclude the last day of such period and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed.

SECTION 1.10. References.

(a) References in this Agreement to “Articles”, “Recitals”, “Sections”, “Paragraphs”, “Exhibits” and “Schedules” are to articles, recitals, sections, paragraphs, exhibits and schedules herein and hereto unless otherwise indicated.

(b) References in this Agreement or any other Credit Document to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, restated, supplemented or modified from time to time and in effect at any given time if such amendment, restatement, supplement or modification is permitted hereby.

(c) References in this Agreement or any other Credit Document to any Governmental Rule (i) shall include any successor Governmental Rule, (ii) shall include all rules and regulations promulgated under such Governmental Rule (or any successor Governmental Rule) and (iii) shall mean such Governmental Rule (or successor Governmental Rule) and such rules and regulations, as amended, modified, codified or reenacted from time to time and in effect at any given time.

(d) References in this Agreement or any other Credit Document to any Person in a particular capacity (i) shall include any successors to and permitted assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.

SECTION 1.11. Other Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive. In the event of any inconsistency between the terms of this Agreement and the terms of any other Credit Document, the terms of this Agreement shall govern.

SECTION 1.12. Rounding. Any financial ratios required to be maintained by CBII or the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

ARTICLE II CREDIT FACILITIES
SECTION 2.01.	The Credit Facilities.

(a) Term Loan Facility. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance in Dollars (a “Term Loan”) to the Borrower on the Effective Date in an amount not to exceed such Lender’s Term Loan Commitment at such time. The Term Loan Borrowing shall consist of Term Loans made simultaneously by the Term Lenders ratably according to their Term Loan Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) Revolving Loan Facility. On the terms and subject to the conditions of this Agreement, each Revolving Lender severally agrees to advance to the Borrower from time to time during the period beginning on the Effective Date up to, but not including the Termination Date, such loans in Dollars as the Borrower may request under this Section 2.01(b) (individually, a “Revolving Loan”); provided, however, that (i) the sum of (A) the Effective Amount of all Revolving Loans made by such Lender at any time outstanding and (B) such Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations and all Swing Line Loans at any time outstanding shall not exceed such Lender’s Revolving Loan Commitment at such time and (ii) the sum of (A) the Effective Amount of all Revolving Loans made by all of the Revolving Lenders at any time outstanding and (B) the Effective Amount of all L/C Obligations and Swing Line Loans at any time outstanding shall not exceed the Revolving Loan Facility at such time. All Revolving Loans shall be made on a pro rata basis by the Revolving Lenders in accordance with their respective Revolving Proportionate Shares, with each Revolving Loan Borrowing to be comprised of a Revolving Loan by each Revolving Lender equal to such Lender’s Revolving Proportionate Share of such Revolving Loan Borrowing. Except as otherwise provided herein, the Borrower may borrow, repay and reborrow Revolving Loans until the Termination Date in respect of the Revolving Loan Facility.

(c) Notice of Borrowing. The Borrower shall request each Borrowing (other than a Swing Line Borrowing) by delivering to the Administrative Agent an irrevocable written notice in the form of Exhibit A, duly executed by an Officer of the Borrower and appropriately completed (a “Notice of Borrowing”), which specifies, among other things:

(i) The Facility under which such Borrowing is to be made;

(ii) The principal amount of the requested Borrowing, which shall be in the amount of (A) $1,000,000 or an integral multiple of $500,000 in excess thereof in the case of a Borrowing consisting of Base Rate Loans or (B) $3,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of a Borrowing consisting of LIBOR Loans;

(iii) Whether the requested Borrowing is to consist of Base Rate Loans or LIBOR Loans;

(iv) If the requested Borrowing is to consist of LIBOR Loans, the initial Interest Periods selected by the Borrower for such LIBOR Loans in accordance with Section 2.01(h); and

(v) The date of the requested Borrowing, which shall be a Business Day.

The Borrower shall give each Notice of Borrowing to the Administrative Agent not later than 11:00 a.m. at least three Business Days before the date of the requested Borrowing in the case of a Borrowing consisting of LIBOR Loans and not later than 11:00 a.m. at least one Business Day before the date of the requested Borrowing in the case of a Borrowing consisting of Base Rate Loans. Each Notice of Borrowing shall be delivered by first-class mail, or facsimile or e-mail transmission to the Administrative Agent at the facsimile number, e-mail address, and/or address specified on Schedule IV and during the hours specified in Section 8.01; provided, however, that the Borrower shall, if requested by the Administrative Agent, deliver to the Administrative Agent by first-class mail the original of any Notice of Borrowing initially delivered by facsimile or e-mail transmission. The Administrative Agent shall promptly notify each Appropriate Lender of the contents of each Notice of Borrowing and of the amount and Type of (and, if applicable, the Interest Period for) Loan to be made by such Lender as part of the requested Borrowing.

(d) Interest Rates. The Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until paid in full, at one of the following rates per annum:

(i) During such periods as such Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or Base Rate shall change; and

(ii) During such periods as such Loan is a LIBOR Loan, at a rate per annum equal at all times during each Interest Period for such LIBOR Loan to the LIBOR Rate for such Interest Period plus the Applicable Margin therefor, such rate to change from time to time during such Interest Period as the Applicable Margin shall change.

(e) Interest Payments. The Borrower shall pay accrued interest on the unpaid principal amount of each Loan in arrears (A) in the case of a Base Rate Loan, on the last Business Day of each quarter, (B) in the case of a LIBOR Loan, on the last day of each Interest Period therefor (and, if any such Interest Period is longer than three months, every three months after the first day of such Interest Period) and (C) in the case of all Loans, upon prepayment (to the extent thereof) and on the Termination Date.

(f) Number of Borrowings. The number of Revolving Loan Borrowings consisting of LIBOR Loans shall not exceed 10 at any time, and the number of Term Loan Borrowings consisting of LIBOR Loans shall not exceed two at any time.

(g) Conversion of Loans. Subject to Section 2.13, the Borrower may convert all or part of the Loans comprising a Revolving Loan Borrowing or a Term Loan Borrowing from one Type to the other Type; provided, however, that no Base Rate Loan may be converted into a LIBOR Loan after the occurrence and during the continuance of an Event of Default, and provided, further, that any conversion of a LIBOR Loan on any day other than the last day of the Interest Period therefor shall be subject to the payments required under Section 2.13. The Borrower shall request such a conversion by delivering an irrevocable written notice to the Administrative Agent in the form of Exhibit B, duly executed by an Officer of the Borrower and appropriately completed (a “Notice of Conversion”), specifying, among other things:

(i) The Borrowing which is to be converted;

(ii) The Type of Borrowing into which such Borrowing is to be converted;

(iii) If such Borrowing is to be converted into a Borrowing consisting of LIBOR Loans, the initial Interest Period selected by the Borrower for such LIBOR Loans in accordance with Section 2.01(h); and

(iv) The date of the requested conversion, which shall be a Business Day.

The Borrower shall give each Notice of Conversion to the Administrative Agent not later than 11:00 a.m. at least three Business Days before the date of the requested conversion. Each Notice of Conversion shall be delivered by first-class mail or facsimile or e-mail transmission to the Administrative Agent at the facsimile number, e-mail address, and/or address specified on Schedule IV and during the hours specified in Section 8.01; provided, however, that the Borrower shall, if requested by the Administrative Agent, promptly deliver to the Administrative Agent by first-class mail the original of any Notice of Conversion initially delivered by facsimile or e-mail transmission. The Administrative Agent shall promptly notify each Appropriate Lender of the contents of each Notice of Conversion.

(h) LIBOR Loan Interest Periods.

(i) The initial and each subsequent Interest Period selected by the Borrower for the LIBOR Loans comprising all or part of a Borrowing shall be one, two, three or six months (or, if all Appropriate Lenders agree, nine or 12 months); provided, however, that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (C) no Interest Period for all or part of the Loans comprising a Revolving Loan Borrowing or a Term Loan Borrowing, as applicable, shall end after the Termination Date for the applicable Commitment. Notwithstanding the foregoing, the Borrower shall not select any LIBOR Loans until the syndication of the Facilities shall have been completed as separately agreed by and between the Lead Arranger and the Borrower.

(ii) The Borrower shall notify the Administrative Agent by an irrevocable written notice in the form of Exhibit C, duly executed by an Officer of the Borrower and appropriately completed (a “Notice of Interest Period Selection”), not later than 11:00 a.m. at least three Business Days prior to the last day of each Interest Period for LIBOR Loans comprising all or part of a Borrowing, of the Interest Period selected by the Borrower for the next succeeding Interest Period for such LIBOR Loans; provided, however, that no LIBOR Loan shall be continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default. Each Notice of Interest Period Selection shall be given by first-class mail or facsimile or e-mail transmission to the Administrative Agent at the facsimile number, e-mail address, and/or address and during the hours specified in Schedule IV; provided, however, that the Borrower shall, if requested by the Administrative Agent, promptly deliver to the Administrative Agent by first-class mail the original of any Notice of Interest Period Selection initially delivered by facsimile or e-mail transmission. If (A) the Borrower fails to notify the Administrative Agent of the next Interest Period for any LIBOR Loans comprising all or part of a Borrowing in accordance with this Section 2.01(h) or (B) an Event of Default has occurred and is continuing on the last date of an Interest Period for any LIBOR Loan, such LIBOR Loan(s) shall automatically convert to Base Rate Loan(s) at the end of the last day of the current Interest Period therefor. The Administrative Agent shall promptly notify each Appropriate Lender of the contents of each Notice of Interest Period Selection.

(i) Scheduled Revolving Loan Repayments. The Borrower shall repay the principal amount of the Revolving Loans on the Termination Date in respect of the Revolving Loan Facility.

(j) Scheduled Term Loan Repayments. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate outstanding principal amount of the Term Loans on the following dates in the amounts indicated (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.06):

Date	Amount
June 30, 2008	$2,500,000
September 30, 2008	$2,500,000
December 31, 2008	$2,500,000
March 31, 2009	$2,500,000
June 30, 2009	$2,500,000
September 30, 2009	$2,500,000
December 31, 2009	$2,500,000
March 31, 2010	$2,500,000
June 30, 2010	$5,000,000
September 30, 2010	$5,000,000
December 31, 2010	$5,000,000
March 31, 2011	$5,000,000
June 30, 2011	$5,000,000
September 30, 2011	$5,000,000
December 31, 2011	$5,000,000
March 31, 2012	$5,000,000
June 30, 2012	$5,000,000
September 30, 2012	$5,000,000
December 31, 2012	$5,000,000
March 31, 2013	$5,000,000
June 30, 2013	$5,000,000
September 30, 2013	$5,000,000
December 31, 2013	$5,000,000
March 31, 2014	$105,000,000

provided, however, that the final principal installment shall be repaid on the Termination Date in respect of the Term Loan Facility and in any event shall be in an amount equal to the aggregate principal amount of the Term Loans outstanding on such date.

(k) Purpose.

(i) The Borrower shall use the proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit to: (A) provide for the working capital, Capital Expenditures and general purpose needs of any Borrower Entity; (B) pay fees and expenses incurred in connection with the Transaction; (C) finance Permitted Acquisitions and related expenses; (D) notwithstanding any continuing Event of Default, finance, through Distributions, loans, or other transfers to CBII, CBII Overhead Expenses; and (E) subject to compliance with Section 5.02(f), finance, through Distributions, loans, or other transfers to CBII, any working capital and general corporate needs of CBII.

(ii) The Borrower shall use the proceeds of the Term Loans to: (A) pay fees and expenses related to the Transaction; and (B) refinance certain existing Indebtedness of the Borrower, including all obligations under the Existing Credit Agreement and the other Credit Documents (as defined in the Existing Credit Agreement); (C) provide for the working capital, Capital Expenditures and general purpose needs of any Borrower Entity; (D) finance Permitted Acquisitions and related expenses; (E) notwithstanding any continuing Event of Default, finance, through Distributions, loans, or other transfers to CBII, CBII Overhead Expenses; and (F) subject to compliance with Section 5.02(f), finance, through Distributions, loans, or other transfers to CBII, any working capital and general corporate needs of CBII.

(l) The Other Obligations. In addition to the foregoing, the Borrower hereby promises to pay all Obligations, including, without limitation, the principal amount of the Loans, amounts drawn under Letters of Credit and interest and fees on the foregoing, as the same become due and payable hereunder and, in any event, on the applicable Termination Date.

SECTION 2.02. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) On the terms and subject to the conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.02, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars (or in Non-US Currency) for the account of the Borrower, (2) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.02(b) and (3) to honor drafts under the Letters of Credit issued by it and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension, (x) the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations would exceed the Revolving Loan Facility at such time, (y) the aggregate Effective Amount of the Revolving Loans of any Revolving Lender, plus such Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations, plus such Lender’s Revolving Proportionate Share of the Effective Amount of all Swing Line Loans would exceed such Lender’s Revolving Loan Commitment or (z) either (i) the Effective Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (ii) the Effective Amount of the L/C Obligations in respect of Non-US Currency Letters of Credit would exceed the Non-US Currency Letter of Credit Sublimit. Within the foregoing limits, and on the terms and subject to the conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.02(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last renewal, unless the Required Revolving Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all of the Revolving Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of general application of the L/C Issuer;

(E) only with respect to a request for a Non-US Currency Letter of Credit, the L/C Issuer determines that current or reasonably expected market conditions for the applicable Non-US Currency are unusually unstable or would make it unlawful, impossible or impracticable for the L/C Issuer to fund or hedge its obligations under the Non-US Currency Letter of Credit; or

(F) such Letter of Credit is: in a face amount less than $50,000 (or the US Currency Equivalent thereof on the date of issuance).

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m., at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which date shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which date shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender’s then-current Revolving Proportionate Share times the amount of such Letter of Credit. The Administrative Agent shall promptly notify each Revolving Lender upon the issuance of a Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, but shall not be obligated to, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each 12 month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such 12 month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by an L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Evergreen Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date (and for avoidance of doubt, any Evergreen Letter of Credit to be renewed, whether automatically or at the request of the Borrower, to a date later than the Letter of Credit Expiration Date shall require the approval of all Revolving Lenders); provided, however, that the L/C Issuer shall not permit any such renewal if it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such renewal or (B) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and provided, further, that the L/C Issuer shall not be obligated to permit any such renewal if the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof. Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent of the amount to be paid by the L/C Issuer as a result of such drawing and the date on which payment is to be made by the L/C Issuer to the beneficiary of such Letter of Credit in respect of such drawing. Not later than 11:00 a.m., on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (any reimbursement with respect to amounts drawn under a Non-US Currency Letter of Credit shall be paid in the applicable Non-US Currency, except that upon the occurrence and during the continuance of a Default, the Administrative Agent may require that any reimbursement be paid in the US Currency Equivalent of such amount). If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Revolving Lender’s Revolving Proportionate Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount (provided that in the case of an Unreimbursed Amount in a Non-US Currency (a “Non-US Currency Unreimbursed Amount”), such amount shall be the US Currency Equivalent of such amount plus any related transaction costs, all of which are the Borrower’s responsibility), without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Loan Facility and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.02(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender (including the Revolving Lender acting as L/C Issuer), on a several basis, shall upon any notice pursuant to Section 2.02(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s office in an amount equal to its Revolving Proportionate Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.02(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan Borrowing because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable upon demand by the Administrative Agent (together with interest) and shall bear interest at the Default Rate (provided that interest on any Non-US Currency Unreimbursed Amount shall accrue based on the US Currency Equivalent as of any date of determination of such Non-US Currency Unreimbursed Amount). In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.02 (provided that in the case of any Non-US Currency Unreimbursed Amount, any such amount shall be such Revolving Lender’s Revolving Proportionate Share of the US Currency Equivalent of such amount plus any related transaction costs, all of which are the Borrower’s responsibility).

(iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.02(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Revolving Proportionate Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for, or participate in, amounts drawn under Letters of Credit, as contemplated by this Section 2.02(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing (including any event described in Sections 2.02(e)(i) through 2.02(e)(vi)). Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.02(c) by the time specified in Section 2.02(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a per annum rate equal to (A) the daily Federal Funds Rate during the period from the date such payment is required through the third day thereafter and (B) the rate applicable to Base Rate Loans thereafter. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.02(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.02(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Revolving Lender its Revolving Proportionate Share thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(i) is required to be returned, each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Proportionate Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a per annum rate equal to (A) the daily Federal Funds Rate during the period from the date of such demand through the third day thereafter and (B) the rate applicable to Base Rate Loans thereafter.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the other Credit Documents under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, the Credit Documents, or any other agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of, or any consent to departure from, all or any of the Credit Documents;

(iii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iv) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(v) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly, and in any event prior to the L/C Issuer taking any applicable action with respect to such Letter of Credit, notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given before the action giving rise to such claims has been taken.

(f) Role of L/C Issuer. Each of the Borrower and the Revolving Lenders agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in Section 2.02(e)(i) through 2.02(e)(vi); provided, however, that anything in such Sections to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence (as determined by a final non-appealable judgment of a court of competent jurisdiction). In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Termination Date in respect of the Revolving Loan Facility, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the Obligations in respect of such Letter of Credit in an amount equal to the then Effective Amount of the L/C Obligations. The Borrower hereby grants the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, a Lien on all such cash and deposit account balances described in the definition of “Cash Collateralize” as security for such Obligations in respect of such Letter of Credit. Cash collateral shall be maintained in blocked, interest bearing deposit accounts at Rabobank, N.A. or another institution satisfactory to the Administrative Agent. The Lien held by the Administrative Agent in such cash collateral to secure such Obligations shall be released upon the satisfaction of each of the following conditions: (a) no Letters of Credit shall be outstanding; (b) all L/C Obligations shall have been repaid in full; and (c) no Default shall have occurred and be continuing. To the extent that such cash collateral exceeds the L/C Obligations as Letters of Credit expire or are replaced or L/C Obligations decrease, such excess cash collateral shall be released to, or as directed by, the Borrower; provided, however, that no Event of Default shall exist and be continuing.

(h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed to by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with such Revolving Lender’s Revolving Proportionate Share, a Letter of Credit fee for each Letter of Credit equal to the Letter of Credit Fee Percentage (plus an additional 2% per annum, if an Event of Default has occurred and is continuing) on the undrawn amount of such Letter of Credit (which amount shall be the US Currency Equivalent in the case of Non-US Currency Letters of Credit), prorated, if applicable, in the case of a renewal date or an expiry date of less than one year. Such fee for each Letter of Credit shall be due and payable after the issuance thereof, and any renewal or extension thereof (whether by amendment, automatic or otherwise). The fee is due and payable quarterly in arrears with each payment for the preceding quarter due on the first Business Day of the calendar month immediately following such quarter, and is nonrefundable.

(j) Issuance Fee; Documentary, Presentation, Amendment, and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account (i) an issuance fee in an amount with respect to each Letter of Credit (whether standby or commercial) equal to 0.125% of the amount of such Letter of Credit (which amount shall be the US Currency Equivalent in the case of Non-US Currency Letters of Credit), due and payable upon each L/C Credit Extension with respect to such Letter of Credit and (ii) the customary, documentary, presentation, amendment, and processing fees, and other standard published costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect; provided, however, that any Letters of Credit issued for the benefit of Wachovia Bank, National Association, in connection with letters of credit existing under the Existing Credit Agreement, on the Effective Date shall not be subject to new or additional issuance, customary, documentary or processing fees on the Effective Date as a result of such issuance. Any applicable fees and charges are due and payable on demand and are non-refundable.

(k) Non-US Currency Letters of Credit Computation of US Currency Equivalent. The Administrative Agent will determine the US Currency Equivalent with respect to any Non-US Currency Letter of Credit (i) as of the date of issuance thereof, (ii) at least one time each fiscal quarter and (iii) at such other times as reasonably requested by the Borrower or any Lender (each, “Computation Date”). The Administrative Agent will provide the Borrower with written notice of the amount determined pursuant to this Section 2.02(k) from time to time, including following the end of each fiscal quarter. Upon receipt of such notice and upon the request of the Administrative Agent, if the Non-US Currency Letter of Credit Sublimit shall be exceeded on any Computation Date, whether as a result of market fluctuation of the applicable Non-US Currency or otherwise, the Borrower shall (A) immediately prepay the Obligations in respect of the Revolving Loan Facility in the manner set forth in Section 2.06(e) or (B) if requested by the Administrative Agent, Cash Collateralize the Obligations in respect of any outstanding Letter of Credit in the manner set forth in Section 2.02(g), in either case, in an aggregate principal amount equal to such excess.

(l) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

SECTION 2.03. Swing Line.

(a) The Swing Line. On the terms and subject to the conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) in Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date to the Termination Date in respect of the Revolving Loan Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Effective Amount of Revolving Loans of the Swing Line Lender in its capacity as a Lender of Revolving Loans, may exceed the amount of such Lender’s Revolving Loan Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations shall not exceed the Revolving Loan Facility at such time and (ii) the aggregate Effective Amount of the Revolving Loans of any Revolving Lender (other than the Swing Line Lender), plus such Revolving Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations, plus such Revolving Lender’s Revolving Proportionate Share of the Effective Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Loan Commitment, and provided, further, that the Swing Line Lender shall not make any Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.03, prepay under Section 2.06, and reborrow under this Section 2.03. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender, on a several basis, shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Revolving Proportionate Share times the amount of such Swing Line Loan; provided, however, that the Revolving Lenders shall not have an obligation to purchase risk participations from the Swing Line Lender if the relevant Swing Line Loan was made without consent of the Required Revolving Lenders during the existence of an Event of Default with respect to which the Swing Line Lender has received a written notice from a Lender or the Borrower, referring to this Agreement, describing such Event of Default and stating that such notice is a “Notice of Event of Default”. The Borrower shall pay all outstanding principal on Swing Line Loans (which may be refinanced as provided in Section 2.03(c)) on the fifteenth day of each month (or, if such date is not a Business Day, the next Business Day) and the last Business Day of each month.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 9:00 a.m., on the requested borrowing date, and shall specify (i) the amount to be borrowed, which amount shall be a minimum amount of $250,000 or an integral multiple of $50,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Notice of Swing Line Borrowing, appropriately completed and signed by an Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Notice of Swing Line Borrowing, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Notice of Swing Line Borrowing and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 12:00 noon on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.03(a) or (B) that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 1:00 p.m. on the borrowing date specified in such Notice of Swing Line Borrowing, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes and requests the Swing Line Lender to act on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Revolving Lender’s Revolving Proportionate Share of the amount of Swing Line Loans then outstanding. Such request shall be made to the Administrative Agent by not later than 12:00 noon on the Business Day before the date of the requested refinancing and shall specify the amount of Swing Line Loans then outstanding and the date on which the Base Rate Loan is to be made and shall be subject to the unutilized portion of the Revolving Loan Facility and the conditions set forth in Section 3.02 (other than delivery of a Notice of Borrowing). The Swing Line Lender shall furnish the Borrower with a copy of the applicable request promptly after delivering such notice to the Administrative Agent. The Administrative Agent shall promptly notify each Appropriate Lender of the contents of the applicable request. Each Revolving Lender shall make an amount equal to its Revolving Proportionate Share of the amount specified in such request available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 12:00 noon, on the day specified in such request, whereupon, subject to Section 2.03(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Revolving Loan Borrowing cannot be requested in accordance with Section 2.03(c)(i) or any Swing Line Loan cannot be refinanced by such a Revolving Loan Borrowing, the request submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender (acting through the Administrative Agent) shall be entitled to recover from such Revolving Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a per annum rate equal to (A) the daily Federal Funds Rate during the period from the date such payment is required through the third day thereafter and (B) the rate applicable to Base Rate Loans thereafter. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund participations in Swing Line Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such purchase of participations shall not relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Revolving Proportionate Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Revolving Lender shall pay to the Swing Line Lender its Revolving Proportionate Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a per annum rate equal to (A) the daily Federal Funds Rate during the period from the date of such demand through the third day thereafter and (B) the rate applicable to Base Rate Loans thereafter. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans in respect of the Revolving Loan Facility. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Loan or participation pursuant to this Section 2.03 to refinance such Revolving Lender’s Revolving Proportionate Shares of any Swing Line Loan, interest in respect of all such Revolving Proportionate Shares shall be solely for the account of the Swing Line Lender. The Borrower shall pay accrued interest on the unpaid principal amount of each Swing Line Loan upon payment (to the extent thereof), on the last Business Day of each fiscal quarter and at maturity.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 2.04. Amount Limitations, Commitment Reductions.

(a) Optional Reduction or Cancellation of Revolving Loan Commitments. The Borrower may, upon five Business Days written notice to the Administrative Agent (each a “Reduction Notice”), permanently reduce the Revolving Loan Facility by the amount of $5,000,000 or an integral multiple of $5,000,000 in excess thereof or cancel the Revolving Loan Facility in its entirety; provided, however, that:

(i) The Borrower may not reduce the Revolving Loan Facility prior to the Maturity Date, if, after giving effect to such reduction, the Effective Amount of all Revolving Loans, L/C Obligations and Swing Line Loans then outstanding would exceed the Revolving Loan Facility as proposed to be reduced; and

(ii) The Borrower may not cancel the Revolving Loan Facility prior to the Maturity Date, if, after giving effect to such cancellation, any Swing Line Loan or Revolving Loan would then remain outstanding.

Any Reduction Notice shall be irrevocable; provided that any Reduction Notice may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date previously provided in the applicable Reduction Notice) if such condition is not satisfied.

(b) Mandatory Termination of Commitments.

(i) The Revolving Loan Facility shall be automatically and permanently reduced to zero on the Maturity Date.

(ii) The Administrative Agent may, or upon instructions from the Required Revolving Lenders shall, by written notice to the Borrower, reduce the Revolving Loan Facility to zero if any CBII Entity shall fail to observe or perform the covenant contained in Section 5.02(p)(ii).

(c) Effect of Commitment Reductions. From and after the effective date of any reduction of the Revolving Loan Facility, the Commitment Fees payable pursuant to Section 2.05(b) shall be computed on the basis of the Revolving Loan Facility as so reduced. Any reduction of the Revolving Loan Facility pursuant to Section 2.04(a) shall be applied ratably to reduce each Revolving Lender’s Commitment in accordance with Section 2.10(a)(i).

SECTION 2.05. Fees.

(a) Fee Letter. The Borrower shall pay to Rabobank the fees and other compensation in the amounts and at the times set forth in the Fee Letter.

(b) Commitment Fees. The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders as provided in Section 2.10(a)(iv), commitment fees (collectively, the “Commitment Fees”) equal to the Commitment Fee Percentage of the daily Unused Revolving Commitment for the period beginning on the date of this Agreement and ending on the Maturity Date. The Borrower shall pay the Commitment Fees in arrears on the last day in each March, June, September and December (commencing June 30, 2008) and on the Maturity Date (or if the Revolving Loan Facility is cancelled on a date prior to the Maturity Date, on such prior date). For purposes of the calculations under this Section 2.05(b), the aggregate principal amount of the aggregate Effective Amount of outstanding Letters of Credit or Non-US Currency Unreimbursed Amounts, to the extent consisting of Non-US Currency Letters of Credit shall be based on the US Currency Equivalents relating thereto as of the Business Day immediately preceding the last day in each March, June, September and December, as applicable.

SECTION 2.06. Prepayments.

(a) Terms of All Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.06(b), a mandatory prepayment required by Section 2.06(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including a prepayment upon acceleration), the Borrower shall pay to the Lender that made such Loan (i) all accrued interest and fees to the date of such prepayment on the amount prepaid and (ii) if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all amounts payable to such Lender pursuant to Section 2.13. For avoidance of doubt, all Lender Rate Contracts are independent agreements governed by the written provisions of such Lender Rate Contracts, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Credit Documents, except as otherwise expressly provided in such written Lender Rate Contracts; provided, however, that any payoff statement from the Administrative Agent relating to this Agreement shall apply to such Lender Rate Contracts, except as otherwise expressly provided in such payoff statement.

(b) Optional Prepayments.

(i) At its option, the Borrower may, upon notice of at least one Business Day to the Administrative Agent in the case of Base Rate Loans or notice of at least three Business Days to the Administrative Agent in the case of LIBOR Loans, prepay without premium or penalty (except as expressly set forth in Section 2.13) the Loans in any Borrowing under any Facility selected by the Borrower and all accrued but unpaid interest thereon in part, in a minimum principal amount of, except as otherwise provided in Section 2.06(b)(ii), $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or in whole. Each such notice shall specify the date and amount of such prepayment and the Facility in respect of which such prepayment shall be made; provided that if such prepayment is to be made on any day other than on the last day of the Interest Period applicable to such LIBOR Loan, the Borrower shall be subject to the payments required by Section 2.13. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. If no Event of Default has occurred and is continuing, all prepayments under this Section 2.06(b) which are applied to reduce the principal amount of the Revolving Loans and Swing Line Loans shall be applied to the Revolving Loans and Swing Line Loans as directed by the Borrower. If the Borrower fails to direct the application of any such prepayments, such prepayments shall be applied first to the accrued but unpaid interest on and then any principal of the Swing Line Loans until paid in full, second to the accrued but unpaid interest on and then any principal of the Revolving Loans until paid in full, and shall, in each case, to the extent possible, be first applied to prepay Base Rate Loans and then if any funds remain, to prepay LIBOR Loans; provided that if an Event of Default has occurred and is continuing at the time any such prepayment is made, the Revolving Lenders shall apply such prepayments to such Obligations as the Administrative Agent may determine in its discretion which determination shall be effective as to all Revolving Lenders (but for regulatory purposes, the Revolving Lenders may apply such payments internally as they shall determine). Each prepayment pursuant to this Section 2.06(b) of Term Loans shall be applied to the installments of such Facility on a pro rata basis.

(ii) At its option, the Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment and (B) any such prepayment shall be in a minimum principal amount of the lesser of (1) $250,000 or an integral multiple of $50,000 in excess thereof and (2) the outstanding balance of the Swing Line Loans. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) Mandatory Prepayments. Without reducing the Revolving Loan Facility or any of the Revolving Loan Commitments, the Borrower shall prepay the Loans as follows:

(i) If, at any time, the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations then outstanding exceeds the Revolving Loan Facility at such time, the Borrower shall immediately (A) prepay the Swing Line Loans to the extent Swing Line Loans in a sufficient amount are then outstanding, (B) then prepay the Revolving Loans to the extent Revolving Loans in a sufficient amount are then outstanding, in an aggregate principal amount equal to such excess and (C) Cash Collateralize the Obligations in respect of the outstanding Letters of Credit in an amount equal to the then Effective Amount of the L/C Obligations.

(ii) If, during any fiscal year (including fiscal year 2008), any CBII Entity consummates any Asset Sale and the Net Cash Proceeds of such Asset Sale, when added to the Net Cash Proceeds of all such Asset Sales by all CBII Entities during such fiscal year, in the aggregate, exceed $15,000,000 for such fiscal year (the “Sales Basket Amount”), the Borrower shall, immediately after the completion of each Asset Sale which results in such an excess or an increase in such an excess, prepay (or cause to be prepaid) the outstanding Loans and the other Obligations in the manner set forth in Section 2.06(e), in each case, in an aggregate principal amount equal to 100% of such excess or such increase in such excess; provided, however, that:

(A) no such prepayment shall be required in connection with any Asset Sale (or related Asset Sales, in a series or otherwise) otherwise permitted under Section 5.02(c) to the extent the aggregate consideration received by the CBII Entities for such Asset Sale (or related Asset Sales, in a series or otherwise) does not exceed $1,000,000 (and such sale proceeds shall not be counted towards the Sales Basket Amount);

(B) so long as no Event of Default has occurred and is continuing or would result therefrom, no such prepayment shall be required in connection with any Asset Sale (or related Asset Sale, in a series or otherwise) (each, a “Relevant Sale”) otherwise permitted under Section 5.02(c) to the extent (1) if the Net Cash Proceeds from all Relevant Sales in any fiscal year exceed $5,000,000, the Borrower advises the Administrative Agent in writing at the time the Net Cash Proceeds from such Relevant Sale are received that the Borrower intends to cause a Borrower Entity to reinvest all or any portion of such Net Cash Proceeds in property, plant, equipment, other fixed or capital assets, and/or investments (including joint ventures) in Food Related Businesses and (2) such Net Cash Proceeds are in fact so reinvested in the acquisition of such assets or investments within 180 days from the date on which such Net Cash Proceeds from such Relevant Sale are received; and

(C) anything contained in this Section 2.06(c)(ii) to the contrary notwithstanding, so long as no Event of Default has occurred and is continuing or would result from any sale or disposition of assets otherwise giving rise to a required prepayment under this Section 2.06(c)(ii), in the event the Borrower Leverage Ratio is, on a pro forma basis, (1) less than 2.50 to 1.00 both before and after giving effect to such sale or disposition of assets, no such prepayment shall be required, or (2) equal to or in excess of 2.50 to 1.00 both before or after giving effect to such disposition, such prepayment shall be required in an amount equal to the lesser of (i) the amount of such Net Cash Proceeds and (ii) the amount necessary to decrease the Borrower Leverage Ratio to, on a pro forma basis, less than 2.5 to 1.0 both before and after giving effect to such disposition and the use of such Net Cash Proceeds.

If, at any time after the occurrence of a Relevant Sale and prior to the acquisition of such assets or investments, the 180-day period provided in clause (B) above in the preceding sentence shall elapse without the occurrence of the related acquisition or investment or an Event of Default shall occur and is continuing, then the Borrower shall immediately prepay the Loans in the amount and in the manner described in the first sentence of this Section 2.06(c)(ii).

(iii) If, during any fiscal year (including fiscal year 2008), any CBII Entity receives Extraordinary Receipts and the Net Cash Proceeds of such Extraordinary Receipts that, when added to the Net Cash Proceeds of all such Extraordinary Receipts obtained by all CBII Entities during such fiscal year, in the aggregate, exceed $20,000,000 for such fiscal year, the Borrower shall, after receipt thereof by the CBII Entities of the Net Cash Proceeds from such Extraordinary Receipts which results in such an excess or an increase in such an excess (but subject to the reinvestment exceptions below), immediately prepay (or cause to be prepaid) the outstanding Loans and the other Obligations in the manner set forth in Section 2.06(e), in each case, in an aggregate principal amount equal to 100% of such excess or such increase in such excess. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this Section 2.06(c)(iii) with respect to any event resulting in the receipt of Extraordinary Receipts (a “Relevant Event”) if the Borrower advises the Administrative Agent in writing promptly after the time the excess Net Cash Proceeds from such Relevant Event are received that the Borrower intends to cause a Borrower Entity to reinvest all or any portion of such excess Net Cash Proceeds in property, plant, equipment, other replacement assets, and/or investments (including joint ventures) in Food-Related Businesses to the extent (A) such excess Net Cash Proceeds are in fact committed to be reinvested by such Person pursuant to a purchase contract providing for the acquisition of such replacement assets that is executed by such Person and the related seller within one year from the date of such Relevant Event and (B) the acquisition of such replacement assets or investments occurs within two years from the date on which the Net Cash Proceeds from the Relevant Event are received; provided, however, that the Borrower’s requirement to advise the Administrative Agent as provided above shall not apply to any Relevant Event until the Net Cash Proceeds in respect of such Relevant Events during such fiscal year exceed $20,000,000. If, at any time after the occurrence of a Relevant Event and prior to the acquisition of the related replacement assets or investments, the one-year or two-year period provided in clause (A) or (B), respectively, of the preceding sentence shall elapse without execution of the related purchase contract (in the case of clause (A)), the occurrence of the related acquisition or investment (in the case of clause (B)) or an Event of Default shall occur and only so long as continuing, then, upon request of the Administrative Agent or the Required Lenders, the Borrower shall immediately prepay the Loans in the amount and in the manner described in the first sentence of this Section 2.06(c)(iii). At any time after the occurrence of a Relevant Event and prior to the acquisition of the related replacement assets or investments, upon request of the Administrative Agent or the Required Lenders, the Borrower shall deposit the Net Cash Proceeds from such Relevant Event which result in an excess over the $20,000,000 per fiscal year amount described above or an increase in such an excess into an interest-bearing account with Rabobank, N.A. or another institution reasonably satisfactory to the Administrative Agent (which interest-bearing account shall be subject to a security interest in favor of the Collateral Agent for the benefit of the Secured Parties that is perfected by the Borrower entering into a control agreement and other documentation reasonably requested by the Administrative Agent) until such Net Cash Proceeds are reinvested or paid toward the Loans as directed by the Borrower.

(iv) If, at any time after the Effective Date, any CBII Entity issues or incurs any Indebtedness for borrowed money, including Indebtedness evidenced by notes, bonds, debentures or other similar instruments that, when added to all such Indebtedness for borrowed money issued or incurred by all CBII Entities after the Effective Date, in the aggregate, exceeds $50,000,000 (provided that (A) Permitted Indebtedness (1) secured solely by a Lien of the type described in clause (c) of the definition of Permitted Liens or (2) owed by a CBII Entity to another CBII Entity and (B) Refinancing Indebtedness shall not be counted and non-cash assets received upon issuance of debt in connection with asset acquisitions shall be excluded, except to the extent any such Permitted Indebtedness is issued or incurred to finance, directly or indirectly, the payment in cash or otherwise, of any Distributions by any of the CBII Entities), the Borrower shall, after such issuance or incurrence which results in such an excess or an increase in such an excess, immediately prepay (or cause to be prepaid) the outstanding Loans and the other Obligations in the manner set forth in Section 2.06(e), in each case, in an aggregate principal amount equal to 100% of the Net Cash Proceeds of such of such excess or such increase in such excess.

(v) On or prior to the 120th day following the end of each fiscal year of CBII (commencing with the fiscal year of CBII ending December 31, 2008), the Borrower shall prepay (or cause to be prepaid) the outstanding Loans and the other Obligations in the manner set forth in Section 2.06(e) in an aggregate amount equal to 50% of Excess Cash Flow for such most recently ended fiscal year, provided that such amount shall be reduced to 0% of Excess Cash Flow if the Borrower Leverage Ratio as of the most recently ended fiscal year of CBII shall be less than 2.50:1.00.

(vi) If, at any time after the Effective Date, any CBII Entity issues any Equity Securities (other than (v) issuances thereof the proceeds of which are used to make a Permitted Acquisition; provided that such Permitted Acquisition occurs within 90 days after such issuance, (w) any issuances thereof to CBII or any Borrower Entity, (x) sales or issuances to any management or employees under any employee stock option or stock purchase plans in existence from time to time, (y) issuances of director’s qualifying shares and (z) any issuances in connection with the exercise of warrants), the Borrower shall, after such issuance or incurrence, immediately prepay (or cause to be prepaid) the outstanding Loans and the other Obligations in the manner set forth in Section 2.06(e), in each case, in an aggregate principal amount equal to 50% of the Net Cash Proceeds from such Equity Securities.

(vii) If, at any time, any CBII Entity shall fail to observe or perform the covenant contained in Section 5.02(p)(ii), the Administrative Agent may or, upon instructions from the Required Term Lenders, shall, by written notice to the Borrower, require the Borrower to prepay the outstanding Term Loans and the other Obligations with respect thereto, and the Borrower shall so prepay the outstanding Term Loans and the other Obligations with respect thereto, immediately (and in any event within 10 Business Days) following receipt of such notice.

(d) Notice of Prepayment. The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under Section 2.06(c), (i) a certificate signed by the Chief Financial Officer, Chief Accounting Officer or Treasurer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the Type and principal amount of each Loan (or portion thereof) to be prepaid. In the event that the Borrower shall subsequently determine that the actual amount required to be prepaid was greater than the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate signed by the Chief Financial Officer, Chief Accounting Officer or Treasurer of the Borrower demonstrating the derivation of the additional amount resulting in such excess.

(e) Application of Prepayments.

(i) All prepayments pursuant to Section 2.06(c) (excluding Section 2.06(c)(i)) shall be applied as follows: first, to prepay the Term Loans and to the installments thereof on a pro rata basis, second, to prepay any Unreimbursed Amounts then outstanding, third, to prepay the Swing Line Loans to the extent Swing Line Loans are then outstanding, fourth, to prepay the Revolving Loans to the extent Revolving Loans are then outstanding and fifth, to Cash Collateralize the Obligations in respect of the outstanding Letters of Credit in an amount equal to the then Effective Amount of the L/C Obligations.

(ii) Without modifying the order of application of prepayments set forth in Section 2.06(e)(i), all such prepayments shall, to the extent possible, be first applied to prepay Base Rate Loans and then if any funds remain, to prepay LIBOR Loans. All prepayments which are applied to reduce the principal amount of the Revolving Loans shall not reduce the Revolving Loan Commitments.

(iii) Any amounts available after the application thereof in accordance with this Section 2.06(e) shall be, to the extent no Event of Default shall have occurred and be continuing, returned to the Borrower.

SECTION 2.07. Other Payment Terms.

(a) Place and Manner. All payments to be made by the Borrower under this Agreement or any other Credit Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make all payments due to each Lender or the Administrative Agent under this Agreement or any other Credit Document by payments to the Administrative Agent at the Administrative Agent’s office located at the address specified on Schedule IV, with each payment due to a Lender to be for the account of such Lender and such Lender’s Applicable Lending Office. The Borrower shall make all payments under this Agreement or any other Credit Document in lawful money of the US (except with respect to any Non-US Currency Letter of Credit or Non-US Currency Unreimbursed Amount, which shall be paid in the Non-US Currency applicable to such Non-US Currency Letter of Credit or Non-US Currency Unreimbursed Amount to the extent not repaid with the proceeds of a Base Rate Loan that was used to purchase the applicable Non-US Currency as set forth in Section 2.02(c)) and in same day or immediately available funds not later than 11:00 a.m. on the date due. The Administrative Agent shall promptly disburse to each Lender each payment received by the Administrative Agent for the account of such Lender.

(b) Non-US Currency Payments. The specification of payment of Non-US Currency Letters of Credit or Non-US Currency Unreimbursed Amount in the related Non-US Currency at a specific place pursuant to this Agreement is of the essence. Such Non-US Currency shall, subject to Section 2.02(c), be the currency of account and payment of such Letters of Credit under this Agreement. The obligation of the Borrower in respect of such Letters of Credit shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into the applicable Non-US Currency and transfer to such Lender under normal banking procedures, does not yield the amount of such Non-US Currency due under this Agreement. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such Non-US Currency due under this Agreement, such Lender shall have an independent cause of action against the Borrower and the applicable Guarantors for the currency deficit.

(c) Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(d) Default Rate. (i) Automatically upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), 6.01(f) or 6.01(g) and (ii) at the election of the Required Lenders upon the occurrence and during the continuance of any other Event of Default, until the time when such Event of Default shall have been cured or waived by the Required Lenders or all the Lenders (as required by this Agreement), the Borrower shall pay interest on the aggregate outstanding principal amount of all Obligations owing hereunder at a per annum rate equal to the interest rate that would otherwise apply pursuant to Section 2.01(d), plus 2.00% (the “Default Rate”) payable on demand. Overdue interest shall itself bear interest at the Default Rate applicable to Base Rate Loans, and shall be compounded with the principal Obligations daily, to the fullest extent permitted by applicable laws.

(e) Application of Payments. Except as otherwise expressly provided herein, all payments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents, and finally to reduce the principal amount of outstanding Loans and L/C Borrowings.

(f) Failure to Pay the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower at least one Business Day prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent shall be entitled to assume that the Borrower has made or will make such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be paid to the Lenders on such due date an amount equal to the amount then due such Lenders. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a per annum rate equal to (i) the daily Federal Funds Rate during the period from the date such amount is distributed through the third day thereafter and (ii) the rate applicable to Base Rate Loans thereafter. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.07(f) shall be conclusive absent manifest error.

SECTION 2.08. Loan Accounts; Notes.

(a) Loan Accounts. The obligation of the Borrower to repay the Loans made to it by each Lender and to pay interest thereon at the rates provided herein shall be evidenced by an account or accounts maintained by such Lender on its books (individually, a “Loan Account”), except that any Lender may request that its Loans be evidenced by a note or notes pursuant to Sections 2.08(b) and 2.08(c). Each Lender shall record in its Loan Accounts (i) the date and amount of each Loan made by such Lender, (ii) the interest rates applicable to each such Loan and the effective dates of all changes thereto, (iii) the Interest Period for each LIBOR Loan, (iv) the date and amount of each principal and interest payment on each Loan and (v) such other information as such Lender may determine is necessary for the computation of principal and interest payable to it by the Borrower hereunder; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations. The Loan Accounts shall be conclusive absent manifest error as to the matters noted therein. In addition to the Loan Accounts, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

(b) Revolving Loan Notes and Term Loan Notes. If any Lender so requests, such Lender’s Revolving Loans or Term Loans, as the case may be, shall be evidenced by a Revolving Loan Note or a Term Loan Note, as applicable, in the respective forms of Exhibit E-1 and Exhibit E-2. Each such Note shall be (i) payable to the order of such Lender, (ii) in the amount of such Lender’s Revolving Loan Commitment or Term Loan Commitment, as applicable, (iii) dated the Effective Date or such later date upon which such Person becomes a Lender hereunder and (iv) otherwise appropriately completed. The Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Revolving Loan Note or Term Loan Note, as applicable, the date and amount of each Revolving Loan or Term Loan, as the case may be, made by such Lender and of each payment or prepayment of principal thereon made by the Borrower, and agrees that all such notations shall be conclusive absent manifest error with respect to the matters noted; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations. The Borrower further authorizes each Lender to attach to and make a part of such Lender’s Revolving Loan Note or Term Loan Note, as applicable, continuations of the schedule attached thereto as necessary.

(c) Swing Line Notes. The Swing Line Lender’s Swing Line Loans shall be evidenced, at the request of the Swing Line Lender, by a promissory note in the form of Exhibit F (individually, a “Swing Line Note”) which note shall be (i) payable to the order of the Swing Line Lender, (ii) in the amount of the Swing Line Lender’s Swing Line Loans, (iii) dated the Effective Date and (iv) otherwise appropriately completed.

SECTION 2.09. Loan Fundings.

(a) Lender Funding and Disbursement to the Borrower. Each Revolving Lender shall, (i) before 11:00 a.m. on the date of the initial Revolving Loan Borrowing (if the initial Revolving Loan Borrowing occurs on the Effective Date) and (ii) before 1:00 p.m. on the date of each other Revolving Loan Borrowing, make available to the Administrative Agent at the Administrative Agent’s office specified in Schedule IV, in same day or immediately available funds, such Lender’s Revolving Proportionate Share of such Borrowing. Each Term Lender shall, before 11:00 a.m. on the date of the Term Loan Borrowing, make available to the Administrative Agent at the Administrative Agent’s office specified in Schedule IV, in same day or immediately available funds, such Lender’s ratable share of such Borrowing based on such Lender’s Term Loan Commitment. After the Administrative Agent’s receipt of such funds and upon satisfaction of the applicable conditions set forth in Section 3.02 (and, if such Borrowing is the initial Credit Extension, Section 3.01), the Administrative Agent shall promptly make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Rabobank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of a Revolving Loan Borrowing there are Swing Line Loans and/or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(b) Lender Failure to Fund. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent the amount of such Lender’s Loan to be made as part of such Borrowing, the Administrative Agent shall be entitled to assume that such Lender has made or will make such amount available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.09(a), and the Administrative Agent may on such date, in reliance upon such assumption, disburse or otherwise credit to the Borrower a corresponding amount. If any Lender does not make the amount of such Lender’s Loan to be made as part of any Borrowing available to the Administrative Agent on or prior to the date of such Borrowing, such Lender shall pay to the Administrative Agent, on demand, interest which shall accrue on such amount from the date of such Borrowing until such amount is paid to the Administrative Agent at rates equal to (i) the daily Federal Funds Rate during the period from such date through the third day thereafter and (ii) the rate applicable to Base Rate Loans thereafter. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.09(b) shall be conclusive absent manifest error with respect to such amount. If the amount of any Lender’s Loan to be made as part of any Borrowing is not paid to the Administrative Agent by such Lender within three Business Days after the date of such Borrowing, the Borrower shall repay such amount to the Administrative Agent, on demand, together with interest thereon, for each day from the date such amount was disbursed to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loans comprising such Borrowing.

(c) Lenders’ Obligations Several. The failure of any Lender to make the Loan to be made by it as part of any Borrowing or to fund participations in Letters of Credit and Swing Line Loans shall not relieve any other Lender of its obligation hereunder to make its Loan as part of such Borrowing or fund its participations in Letters of Credit and Swing Line Loans, but no Lender shall be obligated in any way to make any Loan or fund any participation in Letters of Credit or Swing Line Loans which another Lender has failed or refused to make or otherwise be in any way responsible for the failure or refusal of any other Lender to make any Loan required to be made by such other Lender on the date of any Borrowing or to fund any participation required to be funded by such other Lender.

SECTION 2.10. Pro Rata Treatment.

(a) Borrowings, Commitment Reductions. Except as otherwise provided herein:

(i) Each Revolving Loan Borrowing and reduction of the Revolving Loan Facility shall be made or shared among the Revolving Lenders pro rata according to their respective Revolving Proportionate Shares;

(ii) Each payment of principal of Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to the respective unpaid principal amounts of such Loans then owed to such Lenders;

(iii) Each payment of interest on Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to (A) the respective unpaid principal amounts of such Loans so made or funded by such Lenders and (B) the dates on which such Lenders so made or funded such Loans;

(iv) Each payment of Letter of Credit fees and Commitment Fees payable under Sections 2.02(i) and 2.05(b) shall be shared among the Revolving Lenders with Revolving Loan Commitments (except for Defaulting Lenders) pro rata according to (A) their respective Revolving Proportionate Shares and (B) in the case of each Revolving Lender which becomes a Revolving Lender hereunder after the date hereof, the date upon which such Lender so became a Revolving Lender;

(v) Each payment of interest (other than interest on Loans) shall be shared among the Lenders and the Administrative Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Lenders and the Administrative Agent and (B) the dates on which such amounts became owing to such Lenders and the Administrative Agent; and

(vi) All other payments under this Agreement and the other Credit Documents (including fees paid in connection with any amendment, consent, waiver or the like) shall be for the benefit of the Person or Persons specified.

(b) Sharing of Payments. If any Lender, other than as elsewhere provided in this Agreement or any other Credit Document, shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, in excess of its ratable share of payments on account of the Loans and the L/C Obligations obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Loans and/or participations in L/C Obligations or in Swing Line Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.11. Change of Circumstances.

(a) Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Loan, (i) the LIBOR Rate for such Interest Period cannot be adequately and reasonably determined for any Appropriate Lender due to the unavailability of funds in or other circumstances affecting the London interbank market (and such Lender shall so advise the Administrative Agent) or (ii) the rate of interest for such Loan does not adequately and fairly reflect the cost to any Appropriate Lender of making or maintaining such LIBOR Loan (and such Lender shall so advise the Administrative Agent), the Administrative Agent shall immediately give notice of such condition to the Borrower and the other Appropriate Lenders. After the giving of any such notice and until the circumstances giving rise to such condition no longer exist, the Borrower’s right to request the making of, or conversion to a new Interest Period for, LIBOR Loans shall be suspended. Any LIBOR Loans outstanding at the commencement of any such suspension shall be converted at the end of the then-current Interest Period for such LIBOR Loans into Base Rate Loans, as the case may be, unless such suspension has then ended.

(b) Illegality. If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender with any request or directive (whether or not having the force of law) of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan, such Lender shall immediately notify the Administrative Agent and the Borrower of such Change of Law. Upon receipt of such notice, (i) the Borrower’s right to request the making of, or conversion to a new Interest Period for, LIBOR Loans shall be terminated and (ii) the Borrower shall, at the request of such Lender, either (A) pursuant to Section 2.01(g), convert any such then-outstanding LIBOR Loans into Base Rate Loans at the end of the current Interest Period for such LIBOR Loans or (B) immediately repay or convert any such LIBOR Loans if such Lender shall notify the Borrower that such Lender may not lawfully continue to fund and maintain such LIBOR Loans. Any conversion or prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such LIBOR Loans shall be deemed a prepayment thereof for purposes of Section 2.13. After any Lender notifies the Administrative Agent and the Borrower of such a Change of Law and until it is no longer unlawful or impossible for such Lender to make or maintain a LIBOR Loan, all Revolving Loans of such Lender shall be Base Rate Loans.

(c) Increased Costs. If, after the date of this Agreement, any Change of Law:

(i) Shall subject any Lender to any tax, duty or other charge with respect to any LIBOR Loan, or shall change the basis of taxation of payments by the Borrower to any Lender on such a LIBOR Loan or in respect to such a LIBOR Loan under this Agreement (except for changes in the rate of taxation on the overall net income of any Lender imposed by a jurisdiction as a result of a present or former connection (other than a connection arising solely as a result of the Transaction) between the Lender and the jurisdiction imposing such tax levy); or

(ii) Shall impose, modify or hold applicable any reserve (excluding any Reserve Requirement or other reserve to the extent included in the calculation of the LIBOR Rate for any Loans), special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any LIBOR Loan; or

(iii) Shall impose on any Lender any other condition related to any LIBOR Loan or any of such Lender’s Commitments,

and the effect of any of the foregoing is to increase the cost to such Lender of making, renewing, or maintaining any such LIBOR Loan or any of its Commitments or to reduce any amount receivable by such Lender hereunder, then the Borrower shall from time to time, within five Business Days after demand by such Lender, pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts. A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts, submitted by such Lender to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.11(c) shall survive the payment and performance of the Secured Obligations and the termination of this Agreement. No Lender may establish or change its Euro-Dollar Lending Office with the result that the Borrower has greater payment obligations to such Lender than if such Lender chose another of its euro-dollar lending offices unless such Lender waives the Borrower’s liability to the extent of such greater payment obligations.

(d) Capital Requirements. If, after the date of this Agreement (i) any Change of Law affects the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by such Lender or such Person which is attributable to or based upon the Loans, the Letters of Credit, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s or such Person’s policies with respect to capital adequacy), the Borrower shall pay to such Lender or such Person, within five Business Days after demand of such Lender, such amounts as such Lender or such Person shall determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital. A certificate setting forth in reasonable detail the amount of such increased costs submitted by any Lender to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.11(d) shall survive the payment and performance of the Secured Obligations and the termination of this Agreement.

SECTION 2.12. Taxes on Payments.

(a) Payments Free of Taxes. Any and all payments by or for the account of the Borrower hereunder, or in respect of this Agreement or any other Credit Document, shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding net income taxes (and franchise taxes imposed in lieu thereof) imposed on the Administrative Agent or any Lender as a result of a present or former connection (other than a connection arising solely as a result of the Transaction) between the Administrative Agent or such Lender and the jurisdiction imposing such tax levy, impost or withholding or any Governmental Authority, political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under this Agreement being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under this Agreement or other Credit Documents to any Lender, (i) the Borrower shall make all such deductions or withholdings, (ii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority, taxation authority or other authority in accordance with applicable law and (iii) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower, the Administrative Agent and such Lender, as the case may be, have made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.12) the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, provided that the Borrower shall not be required to pay any additional amounts in respect of any Taxes pursuant to this Section 2.12(a) to the extent that (i) such Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under the other Credit Documents to a Lender which is not organized under the laws of the US or a state thereof (including the District of Columbia) at the time such Lender becomes a party to the Credit Documents (or designates a new lending office outside the US or after becoming a party to the Credit Documents becomes organized under laws outside the US or a state thereof) or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with delivery of appropriate documentation in accordance with Section 2.12(e), except to the extent that (x) such Lender (or its Assignee Lender, if any) was entitled, at the time of designation of a new lending office outside the US or a state thereof (or at the time of assignment to the Assignee Lender), to receive additional amounts from the Borrower with respect to such Taxes or (y) such Lender is an Assignee Lender and/or Replacement Lender, as the case may be, becoming a party to the Credit Documents at the Borrower’s request. Subject to no continuing Event of Default, the Borrower shall be permitted to replace any Lender whose withholding obligations change such that a Lender is entitled to receive additional amounts from the Borrower with respect to such Taxes as a result of a Change in Law after the Effective Date in accordance with Section 2.15 (unless such Lender confirms to the Borrower that it will not seek any such additional amounts) or (ii) the obligation to pay such indemnity payment or additional amounts would not have arisen but for a failure by such Lender to comply with the provisions of Section 2.12(e) when applicable.

(b) Other Taxes. In addition, the Borrower shall pay to the relevant Governmental Authority or taxing authority in accordance with applicable law, and indemnify and hold the Administrative Agent and Lenders harmless from any present or future stamp, documentary, excise, intangible, property, mortgage recording or similar taxes, charges or levies that arise from the delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).

(c) Indemnity. The Borrower shall indemnify each Lender and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender or the Administrative Agent, as the case may be, and any liability (including Governmental Charges, penalties, additions to tax, interest and expenses, other than to the extent arising as a result of the Lender’s or Administrative Agent’s gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Tax Receipt. Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing such payment.

(e) Withholding Exemption Certificates. Within 30 days after becoming a party hereto and on or before the date, if any, such Lender (or participant, as applicable) changes its applicable lending office by designating a different lending office, and from time to time thereafter as reasonably requested in writing by Administrative Agent or the Borrower (but only so long thereafter as such Lender remains lawfully able to do so): (i) each Lender that is a US Person that is not a “domestic” corporation (as defined in IRC Section 7701) shall provide each of the Administrative Agent and the Borrower with one original US Internal Revenue Service Form W-9, or any successor or other form prescribed by the US Internal Revenue Service, properly completed and duly executed by an officer, and satisfactory to the Administrative Agent and the Borrower and (ii) each Lender that is organized under the laws of a jurisdiction outside the US shall provide each of the Administrative Agent and the Borrower with either: (A) two original US Internal Revenue Service Forms W-8ECI, W-8BEN or W-8IMY, as appropriate, or any successor or other form prescribed by the US Internal Revenue Service, properly completed and duly executed by an officer, and reasonably satisfactory to the Administrative Agent and the Borrower or (B) a certificate that it is not (i) a “bank” (as defined in IRC Section 881(c)(3)(A)), (ii) a 10% shareholder (within the meaning of IRC Section 871(h)(3)(B)) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of IRC Section 864(d)(4)), and two original US Internal Revenue Service Form W-8BEN or Form W-8IMY, as appropriate, or any successor or other form prescribed by the US Internal Revenue Service, properly completed and duly executed by an officer, reasonably satisfactory to the Administrative Agent and the Borrower. Each Lender shall deliver such new forms and documents prescribed by the US Internal Revenue Service upon the expiration or obsolescence of any previously delivered forms or other documents referred to in this Section 2.12, or after the occurrence of any event requiring a change in the most recent forms or other documents delivered by such Lender. Such Lender shall promptly provide written notice to each of the Administrative Agent and the Borrower at any time it determines that it is no longer in a position to provide any previously delivered form or other document (or any other form of certification adopted by the US Internal Revenue Service for such purpose). Each Lender providing one or more forms or certificates pursuant to this Section 2.12(e) hereby represents, covenants and warrants the accuracy of the information provided therein.

(f) Tax Returns. Nothing contained in this Section 2.12 shall require any Lender or the Administrative Agent to make available any of its tax returns or any other information that it deems to be confidential or proprietary. Nothing herein contained shall interfere with the rights of each Lender to arrange its tax affairs in whatever manner it thinks fit and, in particular, each Lender shall be under no obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar tax liability in respect of the amount of such deduction or withholding in priority to any other claims, reliefs, credits or deductions available to it or to disclose any information relating to its tax affairs.

(g) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes (or a credit therefor) as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.12, it shall pay to the Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.12 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or any such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or any such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or any such Lender in the event the Administrative Agent or any such Lender is required to repay such refund to such Governmental Authority. This Section 2.12(g) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h) Mitigation Obligation. If any Lender requests compensation under this Section 2.12, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.12 in the future and (ii) in each case, would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in an economic, legal or regulatory way. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 2.13. Funding Loss Indemnification. If the Borrower shall (a) repay, prepay or convert any LIBOR Loan on any day other than the last day of an Interest Period therefor (whether a scheduled payment, an optional prepayment or conversion, a mandatory prepayment or conversion, a payment upon acceleration or otherwise), (b) fail to borrow any LIBOR Loan for which a Notice of Borrowing has been delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) or (c) fail to convert any Loans into LIBOR Loans in accordance with a Notice of Conversion delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), the Borrower shall, within five Business Days after demand by any Lender, reimburse such Lender for and hold such Lender harmless from all costs and losses incurred by such Lender as a result of such repayment, prepayment, conversion or failure. The Borrower understands that such costs and losses may include losses incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund a LIBOR Loan. Each Lender demanding payment under this Section 2.13 shall deliver to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of costs and losses for which demand is made, which certificate shall set forth in reasonable detail the calculation of the amount demanded. Such a certificate so delivered to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.13 shall survive the payment and performance of the Secured Obligations and the termination of this Agreement.

SECTION 2.14. Security.

(a) Security Documents. The Secured Obligations, together with the Guarantees thereof by the Parent Guarantor and the Subsidiary Guarantors, shall be secured by the Liens created by and as specified in the Security Documents; provided that no subsidiary of CBII shall guarantee, or grant any Lien to secure, any Secured Obligations of CBII; and provided, further, that each document or instrument required to be filed, registered, or recorded to register or perfect security interests in Non-US jurisdictions shall be limited to those jurisdictions in which any CBII Entity generates Significant Revenue; and provided, further, that (A) no filings, registrations, or recordings shall be undertaken in those Non-US jurisdictions where in the Administrative Agent’s reasonable discretion the value of the Collateral pledged as security for the Secured Obligations is not materially significant in relation to the costs of the filings, registrations, or recordings, (B)  the Equity Securities of Landec and/or the Equity Securities and assets of Meneu shall not be required to be pledged as security for the Secured Obligations and (C) as long as no Event of Default has occurred and is continuing, no lock box, blocked account, dominion of funds arrangements, and/or control agreements shall be required in respect of the Collateral pledged as security for the Secured Obligations (except as otherwise expressly provided in Section 2.06(c)(iii)).

(b) Lender Rate Contracts. So long as the terms thereof are in compliance with this Agreement, each Lender Rate Contract shall be secured (but on a silent basis, so that notwithstanding any other provision, if any, in this Agreement or any other Credit Document, no Lender Rate Contract counterparty shall be able to take any action in respect of the Collateral nor instruct the Required Lenders to take any action in respect of the Collateral) by the Lien of the Security Documents, unless (i) arrangements have been made for the Lender Rate Contract Obligations under such Lender Rate Contract to be secured by a secured credit facility refinancing the Facilities or (ii) other replacement collateral equivalent in nature and value (as reasonably determined by the Borrower and the applicable Lender Rate Contract counterparty) supporting the Lender Rate Contract Obligations is provided.

(c) Further Assurances. Each of CBII and the Borrower shall deliver, and shall cause each other Loan Party and each Pledged Person to deliver, to the Administrative Agent, and, if applicable, to execute, acknowledge, deliver, record, re-record, file, re-file, register or re-register such additional security agreements, mortgages, trust deeds, deeds of trust, deeds to secure debt, pledge agreements, guarantee agreements, and other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements and, as applicable, fixture filings) as the Administrative Agent may request to effectuate the terms under and in accordance with the Security Documents and thereby to:

(i) (A) grant, maintain, protect and evidence security interests and Liens in favor of the Administrative Agent, (B) perfect security interests in favor of the Administrative Agent that may be perfected by filing Uniform Commercial Code financing statements or, as applicable, fixture filings (but no crop, timber, mineral, or other similar filings) in the appropriate jurisdictions, and (C) perfect security interests in favor of the Administrative Agent that may be perfected by filing the applicable Intellectual Property Security Agreement (or the short form security documents attached thereto) in the appropriate indexes of the United States Patent and Trademark Office or the United States Copyright Office, in each case for the benefit of the Administrative Agent and the other Secured Parties, in any or all present and future property of the Borrower and the other Loan Parties which would constitute Collateral under and in accordance with the terms of the Security Documents, prior to the Liens or other interests of any Person, except to the extent Permitted Liens have priority as expressly permitted hereunder; and

(ii) otherwise establish, maintain, protect and evidence the rights provided to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, under and in accordance with the terms of the Security Documents;

provided, however, that with respect to the Collateral, notwithstanding anything to the contrary in this Agreement or in any of the Security Documents (and recognizing the supremacy of this proviso over any conflicting provision of this Agreement in respect of the Collateral or any Security Document), the parties to this Agreement covenant and agree that: (A) no filings, registrations, or recordings shall be undertaken in those Non-US jurisdictions where the Administrative Agent determines in its reasonable discretion that the value of the Collateral pledged as security for the Secured Obligations is not materially significant in relation to the costs of the filings, registrations, or recordings, (B)  the Equity Securities of Landec and/or the Equity Securities and assets of Meneu shall not be required to be pledged as security for the Secured Obligations, (C) as long as no Event of Default has occurred and is continuing, no lock box, blocked account, dominion of funds arrangements, and/or control agreements shall be required in respect of the Collateral pledged as security for the Secured Obligations (except as otherwise expressly provided in Section 2.06(c)(iii)), (D) regardless of whether this Agreement or any other Credit Document requires the Lenders to deliver one or more Security Documents to perfect a Lien, the only Security Documents that are in fact required to be delivered are those that the Administrative Agent reasonably determines are necessary or desirable in order to perfect a Lien on that portion of the Collateral on which this Agreement obligates the Loan Parties to provide a perfected first priority Lien (subject to Permitted Liens having priority as expressly permitted hereunder), which is and shall be limited to (v) all now owned and hereafter acquired tangible and intangible personal property assets of CBII, the Borrower, and the US Subsidiaries in which a security interest (1) may be perfected by filing financing statements or, as applicable, fixture filings (but no crop, timber, mineral, or other similar filings) in the applicable filing offices, (2) may be perfected by filing the applicable Intellectual Property Security Agreement (or the short form security documents attached thereto) in the appropriate indexes of the United States Patent and Trademark Office or the United States Copyright Office or (3) upon the occurrence and during the continuance of an Event of Default or as otherwise expressly provided in Section 2.06(c)(iii), may be perfected by lock box, blocked account dominion of funds arrangement, and/or control agreements as the Administrative Agent shall deem advisable in the best interest of the Lenders, (w) the Trademarks owned by the Borrower or any other US Subsidiary in the US (which Trademarks owned by the Borrower constitute all material Trademarks consisting of trademarks), (x) those Trademarks described on Schedule 4.01(n) in the jurisdictions listed on such schedule, (y) the Pledged Equity Securities of the Pledged Persons pledged pursuant to the Pledge Agreements and (z) the Pledged Intercompany Notes pledged pursuant to the Security Agreements and (E) on the terms of and subject to clauses (C) and (D) above, the representations, warranties, covenants, and other provisions of this Agreement and other Credit Documents shall, as applicable, be interpreted to recognize that the Liens are to be perfected in only the above-described portion of the Collateral. If an Event of Default occurs and is continuing, the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, may take additional steps to perfect (and to require the Borrower to assist in perfecting) Liens on the Collateral.

(d) German, Polish and Dutch Parallel Security and Parallel Obligations. For the purposes of taking and ensuring the continuing validity of security under those Security Documents subject to the laws of (or to the extent affecting assets situated in) Germany, Poland or The Netherlands (the “Parallel Security”), the parties hereto agree that notwithstanding any contrary provision in any of the Credit Documents:

(i) the Borrower undertakes (such undertakings are referred to hereinafter as the “Parallel Obligations”) to pay to the Administrative Agent, without duplication and when due, amounts equal to all present and future amounts owing by the Borrower to any Secured Party;

(ii) the Administrative Agent shall have its own independent right, subject to the terms and conditions of this Agreement, to demand payment of the Parallel Obligations when due;

(iii) the Parallel Obligations shall not limit or affect the existence of the Secured Obligations to a Secured Party, for which such Secured Party shall have an independent right, subject to the terms and conditions of this Agreement, to demand payment when due;

(iv) notwithstanding Sections 2.14(d)(ii) and 2.14(d)(iii), payment by the Borrower of its Parallel Obligations to the Administrative Agent shall to the same extent decrease and be a good discharge of the corresponding Secured Obligations owing to the relevant Secured Party and payment by the Borrower of its Secured Obligations to the relevant Secured Party shall to the same extent decrease and be a good discharge of the corresponding Parallel Obligations owing by the Borrower to the Administrative Agent;

(v) the Parallel Obligations are owed to the Administrative Agent in its own name and not as agent or representative of any other Person nor as trustee and the Parallel Security shall secure the Parallel Obligations so owing; and

(vi) without limiting or affecting the Administrative Agent’s right to protect, preserve or enforce its rights under any Security Document, the Administrative Agent undertakes to each Secured Party not to exercise its rights in respect of the Parallel Obligations without the consent of the relevant Secured Party, to the extent required under this Credit Agreement.

(e) Release of Collateral. Upon termination of the Revolving Loan Commitments, the Term Loan Commitments, the other Facilities, the Guarantees in respect thereof and all other Credit Documents and the payment in full of the Secured Obligations (other than any Unaccrued Indemnity Claims), as long as no Event of Default has occurred and is continuing and such Secured Obligations have not been accelerated, the Liens granted to or held by the Administrative Agent upon any Collateral shall be released.

SECTION 2.15. Replacement of the Lenders. If (a) any Lender shall become a Defaulting Lender more than one time in a period of 12 consecutive months, (b) any Lender shall continue as a Defaulting Lender for more than five Business Days at any time, (c) any Lender shall suspend its obligation to make or maintain LIBOR Loans pursuant to Section 2.11(a) or 2.11(b), (d) any Lender shall demand any payment under Sections 2.11(c), 2.11(d) or 2.12, (e) any Lender’s right to payment under Section 2.12 changes as a result of a Change in Law (unless such Lender confirms to the Borrower that it will not seek any additional amounts as a consequence of such Change in Law), (f) any Lender that is not the Administrative Agent or an Affiliate of the Administrative Agent does not consent to any amendment, waiver or consent to any Credit Document for which the consent of the Required Lenders is obtained but that requires the consent of all Lenders, (g) any Revolving Lender that is not the Administrative Agent or an Affiliate of the Administrative Agent does not consent to any amendment, waiver or consent to any Credit Document for which the consent of the Required Revolving Lenders is obtained but that requires the consent of all Revolving Lenders or (h) any Term Lender that is not the Administrative Agent or an Affiliate of the Administrative Agent does not consent to any amendment, waiver or consent to any Credit Document for which the consent of the Required Term Lenders is obtained but that requires the consent of all Term Lenders, then the Administrative Agent (i) may replace such Lender (the “Affected Lender”), or cause such Affected Lender to be replaced, or (ii) upon the written request of the Borrower, the Administrative Agent shall replace such Affected Lender with an Eligible Assignee identified by the Borrower (the “Replacement Lender”) satisfying the requirements of an Assignee Lender under Section 8.05(c) (provided that at the time of the assignment, such Assignee Lender shall not be subject to the circumstances described in Section 2.15(a) through 2.15(h)), by having such Affected Lender sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.15, participations in L/C Obligations and in Swing Line Loans) to the Replacement Lender pursuant to Section 8.05(c); provided, however, that if the Borrower seeks to exercise such right as a result of a Lender request for payment under Section 2.12, it must do so within 120 days (180 days in respect to Borrower’s invoking any replacement right as a result of the occurrence of any event or events giving rise to a Lender’s right to payment under Section 2.12) after the Borrower first receives notice of the occurrence of the event or events giving rise to such right, and neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a Replacement Lender for the Borrower (it being expressly agreed that in such circumstances it is the Borrower’s obligation to identify or locate a Replacement Lender). Upon receipt by any Affected Lender of a written notice from the Administrative Agent stating that the Administrative Agent or the Borrower is exercising the replacement right set forth in this Section 2.15, such Affected Lender shall sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.15, participations in L/C Obligations and in Swing Line Loans) to the Replacement Lender pursuant to an Assignment Agreement and Section 8.05(c) for a purchase price equal to the sum of the principal amount of such Affected Lender’s Loans so sold and assigned, all accrued and unpaid interest thereon and its ratable share of all fees to which it is entitled through the Assignment Date.

SECTION 2.16. Increases of the Revolving Loan Commitments; Adjustments to Revolving Loan Commitments.

(a) Increases of Revolving Loan Commitments.

(i) Following the Effective Date, the Borrower may from time to time through the Revolving Loan Maturity Date, propose to increase the aggregate amount of the Revolving Loan Commitments in accordance with this Section 2.16; provided that (A) no Event of Default has occurred and is continuing (or shall occur as a result of the requested Increased Revolving Loan Commitment), and (B) the Borrower shall be in pro forma compliance with all covenants set forth in Sections 5.02(a) and 5.02(b), and in Pro Forma Compliance with the Financial Covenants.

(ii) The aggregate principal amount of the increases to the Revolving Loan Commitments made pursuant to this Section 2.16 (the amount of any such increase, each, an “Increased Revolving Loan Commitment”), shall not exceed $50,000,000; provided that each Increased Revolving Loan Commitment must be at least $10,000,000 and in integral multiples of $5,000,000 in excess thereof. The Borrower shall provide at least 30 days notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Revolving Lenders) of any requested Increased Revolving Loan Commitment. Each such notice delivered by the Borrower shall be irrevocable.

(b) Adjustment to Revolving Loan Commitment.

(i) Each Revolving Lender shall have the right (but not the obligation), for a period of 10 days following receipt of the notice referred to in Section 2.16(a), to elect by written notice to the Borrower and the Administrative Agent to participate in the requested Increased Revolving Loan Commitment pro rata according to its then respective Revolving Proportionate Share. No Revolving Lender which fails to respond shall be deemed to have elected to increase its Revolving Loan Commitment in response to a notice by the Borrower under this Section 2.16.

(ii) If any Revolving Lender party to this Agreement (whether at the Effective Date or by assignment thereafter) elects not to increase its Revolving Loan Commitment pro rata according to its Revolving Proportionate Share pursuant to clause (i), the Borrower may designate one or more other lenders which qualify as Eligible Assignees (which may be, but need not be, existing Revolving Lenders) which at the time agrees to (A) in the case of any such designated Revolving Lender that is an existing Revolving Lender, increase its Revolving Proportionate Share of the Revolving Loan Commitment and (B) in the case of any other such lender (an “Additional Revolving Lender”), become a party to this Agreement as a Revolving Lender. The sum of the increases in the Revolving Proportionate Share of the existing Revolving Lenders pursuant to this clause (ii) plus the new commitments of the Additional Revolving Lenders, if any, shall not in the aggregate exceed the unsubscribed amount of the requested Increased Revolving Loan Commitment, nor shall the requested Increased Revolving Loan Commitment exceed the sum of the increases in the Revolving Proportionate Share of the existing Revolving Lenders pursuant to clause (i) and this clause (ii) plus the new commitments of the Additional Revolving Lenders.

(iii) An increase in the aggregate amount of the Revolving Loan Commitments pursuant to this Section 2.16 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower signed by the Borrower, by each Additional Revolving Lender and by each existing Lender whose Revolving Proportionate Share of the Revolving Loan Commitments is to be increased, setting forth the new Revolving Proportionate Share of the Revolving Loan Commitments of such Lenders and setting forth the agreement of each Additional Revolving Lender to become a party to this Agreement as a Revolving Lender and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the requested Increased Revolving Loan Commitment, amendments to any Credit Documents reasonably requested by the Administrative Agent in relation to the requested Increased Revolving Loan Commitment solely to reflect such Increased Revolving Loan Commitment (which amendments the Administrative Agent is hereby authorized to execute on behalf of the Lenders) and such opinions of counsel for the Borrower with respect to the requested Increased Revolving Loan Commitment and other assurances as the Administrative Agent may reasonably request.

ARTICLE III CONDITIONS PRECEDENT

SECTION 3.01. Initial Conditions Precedent. The effectiveness of this Agreement and the obligations of the Lenders to make the Loans comprising the initial Borrowing on or after the Effective Date and of the L/C Issuer to issue Letters of Credit on or after the Effective Date are subject to receipt by the Administrative Agent, on or prior to the Effective Date, of each item listed below, each in form and substance satisfactory to the Administrative Agent, and with sufficient copies for the Administrative Agent and each Lender (or, in the case of Section 3.01(g), fulfillment of the conditions specified therein); provided that the Administrative Agent in its sole and absolute discretion may authorize the first Credit Event to occur and condition the occurrence of any one or all subsequent Credit Events on the Administrative Agent and the Borrower entering into the Post Effective Date Requirements Letter Agreement setting forth the terms and dates for post Effective Date compliance with unfulfilled conditions precedent contemplated in this Section 3.01 in respect of Collateral delivery (free from adverse claims) and perfection matters relating to certain of Borrower’s Non-US Subsidiaries and Non-US jurisdictions and the other matters specified therein:

(a) Principal Credit Documents.

(i) This Agreement, duly executed by the Borrower, CBII and the Administrative Agent, and delivery of a Lender Addendum by each Lender;

(ii) The Notes payable to each Lender requesting a Note in accordance with Section 2.08(b), each duly executed by the Borrower;

(iii) The Guarantee Agreements in form and substance satisfactory to the Administrative Agent, duly executed by the parties thereto;

(iv) A Security Agreement in form and substance satisfactory to the Administrative Agent, duly executed by the parties thereto, together with (A) Uniform Commercial Code financing statements naming the Loan Parties party thereto, and (B) original promissory notes existing on the Effective Date from CBII to the Borrower evidencing intercompany advances (together with any further original promissory notes from time to time evidencing intercompany advances from CBII to the Borrower, collectively, the “Pledged Intercompany Notes”) and duly endorsed in blank;

(v) A Pledge Agreement in form and substance satisfactory to the Administrative Agent, duly executed by the parties thereto, together with original stock certificates or other satisfactory evidence of pledge if and to the extent applicable under local law, representing Equity Securities pledged (collectively, the “Pledged Equity Securities”), as applicable, of each Pledged Person and, as applicable, signed and undated stock powers; and

(vi) The Intellectual Property Security Agreements, in form and substance satisfactory to the Administrative Agent, duly executed by the parties thereto.

(b) Borrower Organizational Documents.

(i) The certificate of formation of the Borrower, certified as of a recent date prior to the Effective Date by the Secretary of State of Delaware;

(ii) A certificate of the Secretary or an Assistant Secretary of the Borrower, dated the Effective Date, certifying that (A) attached thereto is a true and correct copy of the certificate of formation, the operating agreement and bylaws of the Borrower as in effect on the Effective Date; (B) attached thereto is a true and correct copy of a Board Resolution of the Borrower, which authorizes the execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents executed or to be executed by the Borrower and the consummation of the transactions contemplated hereby and thereby and (C) there are no proceedings for the dissolution or liquidation of the Borrower;

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower, dated the Effective Date, certifying the incumbency, signatures and title of the officers of the Borrower authorized to, and who have acted to, execute, deliver and perform this Agreement, the other Credit Documents and all other documents, instruments or agreements related thereto executed or to be executed by the Borrower; and

(iv) Certificates of good standing for the Borrower, certified as of a recent date prior to the Effective Date by the Secretary of State (or comparable official) of Delaware and each state or jurisdiction in which the Borrower is qualified to do business.

(c) Guarantors, Pledged Persons and Pledgors.

(i) The certificate of incorporation, articles of incorporation, certificate of limited partnership, articles of organization or comparable document or available organizational document of each Guarantor, Pledged Person and Pledgor, certified (to the extent available) as of a recent date prior to the Effective Date by the Secretary of State (or comparable public official) of its state or jurisdiction of incorporation or formation;

(ii) A certificate of the Secretary or an Assistant Secretary (or comparable officer) of each Guarantor, Pledged Person and Pledgor, dated the Effective Date, certifying that (A) attached thereto is a true and correct copy of the certificate of incorporation, articles of incorporation, certificate of limited partnership, articles of organization or comparable document or available organizational document of such Guarantor, Pledged Person or Pledgor, as the case may be, as in effect on the Effective Date, (B) attached thereto is a true and correct copy of the bylaws, partnership agreement, limited liability company agreement or comparable document (if any) of such Guarantor, Pledged Person or Pledgor, as the case may be, as in effect on the Effective Date; (C) in the case of each Guarantor or Pledgor, attached thereto are true and correct copies of resolutions duly adopted by the Board of Directors or other governing body of such Guarantor or Pledgor, as the case may be (or other comparable enabling action) if applicable and continuing in effect, which authorize the execution, delivery and performance by such Guarantor or Pledgor of the Credit Documents to be executed by such Guarantor or Pledgor and the consummation of the transactions contemplated thereby and (D) there are no proceedings for the dissolution or liquidation of such Guarantor, Pledged Person or Pledgor, as the case may be;

(iii) A certificate of the Secretary or an Assistant Secretary (or comparable officer) of each Guarantor, Pledgor and Pledged Person (except those Persons organized in Bermuda, Germany and Costa Rica as to which available incumbency certifications will be provided), dated the Effective Date, certifying the incumbency, signatures and title of the Persons signing on behalf of such Guarantor, Pledged Person or Pledgor, as the case may be, authorized to execute, deliver and perform the Credit Documents to be executed by such Guarantor, Pledged Person or Pledgor, as the case may be; and

(iv) A certificate of good standing (or comparable certificate), if available, for each Guarantor, Pledged Person, and Pledgor, certified as of a recent date prior to the Effective Date by the Secretary of State (or comparable public official) of its state or jurisdiction of incorporation or formation.

(d) Financial Statements; Financial Condition.

(i) A copy of the draft unaudited Financial Statements of the Borrower Entities for the fiscal year ended December 31, 2007 (prepared on a consolidated basis), prepared to present fairly the financial condition, results of operations and other information reflected therein as of the date thereof and to have been prepared in accordance with GAAP (subject to normal year end audit adjustments and omission of footnotes and statement of shareholder’s equity);

(ii) A copy of the audited consolidated Financial Statements of the CBII Entities for the fiscal year ended December 31, 2007 reported on by Ernst & Young LLP or other independent public accountants of recognized national standing and registered with the Public Company Accounting Oversight Board (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit in connection with such Financial Statements);

(iii) A copy of the most recently completed annual report (Form 5500 Series) filed with the Employee Benefits Security Administration with respect to each Pension Plan of any applicable Loan Parties;

(iv) A copy of (and the Administrative Agent’s and Required Lenders’ satisfactory review of) the budget and projected Financial Statements of the CBII Entities by fiscal year for each of the fiscal years from the Effective Date through December 31, 2012, together with narrative assumptions, including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of the CBII Entities, all in reasonable detail and in any event to include (A) projected Capital Expenditures and (B) annual projections of the Borrower’s compliance with the Financial Covenants;

(v) A certificate executed by the Chief Accounting Officer, Chief Financial Officer or Treasurer of the Borrower which certifies that, as of the Effective Date before and after giving pro forma effect to the Transaction, no Default has occurred and is continuing; and

(vi) Such other financial, business and other information regarding the CBII Entities as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may request, including information as to possible contingent liabilities, tax matters, environmental matters and obligations for employee benefits and compensation.

(e) Collateral Documents.

(i) Such Uniform Commercial Code financing statements (including, where applicable, Uniform Commercial Code fixture filings with respect to each of the Properties) shall have been filed (or delivered to the Administrative Agent for filing) in such jurisdictions as the Administrative Agent may request to perfect the Liens granted to the Administrative Agent in this Agreement, the Security Documents and the other Credit Documents;

(ii) Such Uniform Commercial Code termination statements (appropriately completed and executed) shall have been filed (or delivered to the Administrative Agent for filing) in such jurisdictions as the Administrative Agent may request to terminate any financing statement evidencing Liens of other Persons in the Collateral which have priority over the Liens granted to the Administrative Agent in this Agreement, the Security Documents and the other Credit Documents, except for any such prior Liens which are expressly permitted by this Agreement to have such priority;

(iii) Uniform Commercial Code searches from the jurisdictions in which Uniform Commercial Code financing statements are to be filed pursuant to Section 3.01(e)(i) reflecting no other financing statements or filings which evidence Liens of other Persons in the Collateral which have priority over the Liens granted to the Administrative Agent in this Agreement, the Security Documents and the other Credit Documents, except for any such prior Liens (A) which are expressly permitted by this Agreement to have such priority or (B) for which the Administrative Agent has received a termination statement pursuant to Section 3.01(e)(ii);

(iv) The stock certificates, if applicable, representing (A) the Equity Interests of each of the Pledged Persons listed on Schedule III, in the percentage(s) of each such Pledged Person pledged as indicated on Schedule III, together with, as applicable, undated stock powers or other instruments of transfer duly executed by any applicable Loan Party, in blank and attached thereto (it being understood that CBII shall cause each Person required to deliver such stock certificates or other documentation to take such other steps as may be requested by the Administrative Agent to perfect the Administrative Agent’s Lien in such Collateral in compliance with any applicable law);

(v) Appropriate documents for filing with the United States Patent and Trademark Office and the United States Copyright Office necessary to perfect the security interests granted in the IP, in each case to the Administrative Agent by the Security Documents, all appropriately completed and duly executed by any applicable CBII Entity and, where appropriate, notarized or legalized, as applicable;

(vi) A certificate of CBII certifying that the Significant Parties possess all material environmental permits necessary for the conduct of their respective businesses;

(vii) Such other documents, instruments and agreements as the Administrative Agent may reasonably request to establish and perfect the Liens granted to the Administrative Agent in the Collateral pursuant to this Agreement, the Security Documents and the other Credit Documents; and

(viii) Such other evidence as the Administrative Agent may reasonably request to establish that the Liens granted to the Administrative Agent in the Collateral pursuant to this Agreement, the Security Documents and the other Credit Documents are perfected (to the extent that the Credit Documents obligate the Loan Parties to provide such a perfected Lien) and have priority over the Liens of other Persons in the Collateral, except for any such Liens which are expressly permitted by this Agreement to be prior.

(f) Opinions. Favorable written opinions (i) from Taft, Stettinius & Hollister LLP, Skadden, Arps, Slate, Meagher & Flom LLP and counsel (which may be in-house counsel of the CBII Entities) in Bermuda, Costa Rica, Germany, Guatemala, The Netherlands, Italy, Poland and the United Kingdom and certain States of the US, for applicable Borrower Entities, each dated the Effective Date, addressed to the Administrative Agent for the benefit of the Administrative Agent and the Lenders and covering such customary legal matters as the Administrative Agent may request and otherwise in form and substance satisfactory to the Administrative Agent, (ii) from local counsel in each State of the US where any of the Properties is located (with respect to the enforceability and perfection of the Mortgages and any related fixture filings), in form and substance satisfactory to the Administrative Agent, each dated as of the Effective Date and delivered to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters, and (iii) from applicable counsel (which may be in-house counsel), with respect to certain corporate matters relating to each mortgagor with respect to the Properties, in form and substance satisfactory to the Administrative Agent, to be delivered to the Administrative Agent for the benefit of the Administrative Agent and the Lenders contemporaneously with the delivery of the opinions referenced in clause (ii) above.

(g) Other Items.

(i) Evidence of insurance endorsements or certificates naming the Administrative Agent as lenders’ loss payee, mortgagee and additional insured, as required by Section 5.01(d);

(ii) The pay-off letter in respect of the Indebtedness under the Existing Credit Agreement, executed and delivered by the parties thereto, and evidence that all existing Liens on any assets of the CBII Entities other than Permitted Liens have been or concurrently with the Effective Date are being released;

(iii) A hierarchy report for the CBII Entities, setting forth the relationship among such Persons, certified by the Secretary or an Assistant Secretary of CBII confirming the capital structure and ownership structure of the CBII Entities as previously disclosed to the Administrative Agent with any changes thereto satisfactory to the Administrative Agent;

(iv) A certificate of the President, Chief Financial Officer, Chief Accounting Officer or Treasurer of CBII, addressed to the Administrative Agent and dated the Effective Date, certifying that each of the Significant Subsidiaries is and, after the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby, will be Solvent;

(v) The Lead Arranger shall be satisfied that all Existing Indebtedness, other than the Surviving Indebtedness, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments related thereto terminated;

(vi) All Governmental Authorizations necessary in connection with the Transaction and the Facilities (except for (A) the filing of the UCC financing statements to be filed on the Effective Date, (B) the filing of the Intellectual Property Security Agreements to be filed in the appropriate indexes of the United States Patent and Trademark Office relative to patents and trademarks, and the United States Copyright Office relative to copyrights on the Effective Date or (C) as otherwise permitted under the Post Effective Date Requirements Letter Agreement) shall have been obtained and shall remain in effect and all applicable waiting periods shall have expired without any action being taken by any competent Governmental Authority that could reasonably be expected to have a material adverse effect on the ability of the Borrower and the Guarantors to perform their obligations under the Credit Documents;

(vii) All Pre-Commitment Information shall be true, correct and complete in all material respects. No additional information that pertains to the period prior to the execution of the Commitment Letter shall have come to the attention of the Administrative Agent, any of the Lead Arranger or the Lenders that is inconsistent with the Pre-Commitment Information and could reasonably be expected to have a Material Adverse Effect;

(viii) All fees and expenses payable to the Administrative Agent and the Lenders on or prior to the Effective Date (including all fees payable to Rabobank pursuant to the Fee Letter) shall have been paid;

(ix) Payment of all fees and expenses of counsel to the Administrative Agent through the Effective Date to the extent the Borrower or CBII has received an invoice therefor; and

(x) Such other evidence as the Administrative Agent or any Lender may reasonably request to establish (A) the accuracy and completeness of the representations and warranties in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) both immediately before and after giving effect to the Transaction and (B) the compliance with the terms and conditions contained in this Agreement and the other Credit Documents.

(h) Mortgages. Mortgages duly executed by the appropriate Loan Party with respect to each of the Properties, together with:

(i) evidence that counterparts of the Mortgages have been either (A) duly recorded on or before the Effective Date or (B) duly executed, acknowledged and delivered in form suitable for filing or recording, in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien, subject to any Liens which are expressly permitted by this Agreement to be prior, on the property described therein in favor of the Administrative Agent pursuant to this Agreement or any other Credit Document and that all filing and recording taxes and fees have been paid;

(ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including mechanics’ and materialmen’s Liens) and encumbrances, excepting only any Liens which are expressly permitted by this Agreement to be prior, and providing for such other affirmative insurance (including endorsements for future advances under the Credit Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable;

(iii) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the title company to issue the Mortgage Policies referred to in clause (ii) above;

(iv) estoppel certificates executed by all tenants of the Properties; provided, however, that the Borrower shall only be required to use commercially reasonable efforts to obtain such executed estoppel certificates;

(v) evidence of the insurance required by the terms of the Mortgages;

(vi) with respect to the Clayton County Property, a duly executed landlord estoppel and consent agreement, in form and substance satisfactory to the Administrative Agent, along with (A) a memorandum of lease and purchase option in recordable form with respect to the leasehold interest and purchase option created under the Clayton County Lease, executed and acknowledged by the owner of the affected real property, as lessor, or (B) evidence that the Clayton County Lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest; and

(vii) such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may deem necessary or desirable and evidence that all other actions that the Administrative Agent may deem necessary or desirable.

SECTION 3.02. Conditions Precedent to each Credit Event. The occurrence of each Credit Event is subject to the further conditions that:

(a) The Borrower shall have delivered to the Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender, the Notice of Borrowing, Letter of Credit Application, Notice of Conversion or Notice of Interest Period Selection, as the case may be, for such Credit Event in accordance with this Agreement; and

(b) On the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:

(i) The representations and warranties of the Significant Parties set forth in Article IV and in the other Credit Documents are true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true in all respects or all material respects, as applicable, as of such date),

(ii) No Default has occurred and is continuing or will result from such Credit Event,

(iii) No Material Adverse Change shall have occurred and be continuing,

(iv) Subject to the qualifications set forth in Section 4.01(c), all of the Credit Documents are in full force and effect except any which by their terms were to have expired or have been superseded and any which have been voluntarily terminated, and

(v) The occurrence of such Credit Event shall not violate any provision of, or result in the breach of any contractual obligation under, the Senior Notes (71/2%) Indenture, the Senior Notes (8 7/8%) Indenture and the Convertible Notes Indenture and the Administrative Agent, on behalf of the Lenders, shall have received a certificate executed by an Officer of the Borrower to such effect.

The submission by the Borrower to the Administrative Agent of each Notice of Borrowing, each Letter of Credit Application, each Notice of Conversion (other than a notice for a conversion to a Base Rate Loan) and each Notice of Interest Period Selection shall be deemed to be a representation and warranty by the Borrower that each of the statements set forth above in this Section 3.02(b) is true and correct as of the date of such notice.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Agreement, each of CBII and the Borrower hereby represents and warrants to the Administrative Agent and the Lenders for itself and each of the other Significant Parties as follows and each of CBII and the Borrower hereby agrees that each of such representations and warranties shall survive until full, complete and indefeasible payment and performance of the Secured Obligations and termination of the Commitments (except that representations or warranties as to information included in Schedules 4.01(n), (q), (w), (z) and (aa) shall apply as of the date provided or the date of the most recent supplement):

(a) Due Incorporation, Qualification. Each of the Significant Parties (i) is a corporation, partnership or limited liability company or similar entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) has the requisite power and authority to own, lease and operate its properties and carry on its business as now conducted and (iii) is duly qualified, licensed to do business and in good standing as a corporation, partnership, limited liability company or other entity, as applicable, in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license and where the failure to be so qualified or licensed, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Authority. The execution, delivery and performance by each Loan Party of each Credit Document executed, or to be executed, by such Loan Party and the consummation of the transactions contemplated thereby (i) are within the corporate, limited liability company or partnership or similar power of such Loan Party and (ii) have been duly authorized by all necessary actions on the part of such Loan Party.

(c) Enforceability. Each Credit Document executed, or to be executed, by each Loan Party has been, or will be, duly executed and delivered by such Loan Party and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except (i) as limited by Debtor Relief Laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity and (ii) as to the effect of Non-US laws which may limit the enforcement of certain provisions of the Credit Documents executed by a Person that is not a US Person provided that the effect thereof does not have a material adverse effect on the rights and remedies of the Administrative Agent and the Lenders under such Credit Documents.

(d) Non-Contravention. The execution and delivery by each Loan Party of the Credit Documents executed by such Loan Party and the performance and consummation of the transactions (including the use of Loan proceeds) contemplated thereby do not (i) violate any Requirement of Law applicable to such Loan Party, (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Loan Party, (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Loan Party (except such Liens as may be created in favor of the Administrative Agent for the benefit of itself and the other Secured Parties pursuant to this Agreement or the other Credit Documents) or (iv) violate any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which it is subject, except in each case in each of clauses (i), (ii), (iii) and (iv) above where such breach or violation could not reasonably be expected to have a Material Adverse Effect.

(e) Approvals.

(i) Other than any such matters that may be required of a Lender that is not a US Person in connection with its involvement in the transactions contemplated by this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including the shareholders of any Person) is required in connection with the execution and delivery of the Credit Documents executed by any Loan Party or the performance or consummation of the transactions contemplated thereby, except for those which have been made or obtained and are in full force and effect and except with respect to that portion of the Collateral the perfection of which is not required pursuant to the terms of this Agreement or any Security Document.

(ii) All Governmental Authorizations for the due execution, delivery, recordation, filing or performance by any Loan Party of any Credit Document to which it is or it is to be a party, or further consummation of the Transaction (except for (A) the filing of the UCC financing statements to be filed on the Effective Date, (B) the filing of the Intellectual Property Security Agreements to be filed in the appropriate indexes of the United States Patent and Trademark Office relative to patents and trademarks, and the United States Copyright Office relative to copyrights on the Effective Date or (C) as otherwise permitted under the Post Effective Date Requirements Letter Agreement), have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, except where any such failure to obtain such Governmental Authorizations or any such conflict or restriction could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Significant Party has received any written notice or other written communications from any Governmental Authority regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any such Governmental Authorization or (ii) any other limitations on the conduct of business by any Significant Party, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(iii) No Governmental Authorization is required for either (A) for the pledge or grant by any Loan Party as applicable of the Liens against the Collateral in which the Administrative Agent is to have a perfected Lien in favor of the Administrative Agent pursuant to this Agreement or any other Credit Document or (B) the exercise by the Administrative Agent of any rights or remedies in respect of any such Collateral in which the Administrative Agent is to have a perfected Lien in favor of the Administrative Agent pursuant to this Agreement or any other Credit Document (whether specifically granted or created pursuant to any of the Security Documents or created or provided for by any Governmental Rule), except for (1) such Governmental Authorizations that have been obtained and are in full force and effect and fully disclosed to the Administrative Agent in writing and (2) filings or recordings contemplated in connection with this Agreement or any Security Document.

(f) No Violation or Default. No Significant Party is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person or (ii) any Contractual Obligation of such Person (nor is there any waiver in effect which, if not in effect, could result in such a violation or default), except where, in each case, such violation or default could not reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

(g) Litigation. No action (including a derivative action), suit, proceeding or investigation is pending or, to the knowledge of any of CBII’s or the Borrower’s officers or directors, threatened against any Significant Party at law or in equity in any court, arbitration proceeding or before any other Governmental Authority which (i) could (alone or in the aggregate) reasonably be expected to have a Material Adverse Effect or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by any Loan Party of the Credit Documents or the transactions contemplated thereby.

(h) Financial Statements. The Financial Statements of the CBII Entities and the Borrower Entities (other than the draft financial statements delivered pursuant to Section 3.01(d)(i)) which have been delivered to the Administrative Agent (i) are in accordance with the books and records of the CBII Entities or the Borrower Entities, as the case may be, which have been maintained in accordance with good business practice, (ii) have been prepared in conformity with GAAP (subject to absence of footnotes and normal year-end adjustments for interim financials) and (iii) present fairly in all material respects the financial conditions, results of operations, and cash flows of the CBII Entities or the Borrower Entities, as the case may be, as of the respective dates thereof and for the periods covered thereby. Since December 31, 2007, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect. No Loan Party has any Contingent Obligations, liability for taxes or other outstanding obligations which, in any such case, could reasonably be expected to have a Material Adverse Effect.

(i) Creation, Perfection and Priority of Liens.

(i) The Security Agreements are effective to create in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, a legal, valid, binding and enforceable Lien, and (to the extent that this Agreement obligates the Loan Parties to provide such a perfected first priority Lien, and except to the extent Permitted Liens are expressly permitted herein to have priority) a first priority Lien, in the Collateral described therein as security for the Secured Obligations or the Guarantees of the Secured Obligations, as the case may be, to the extent that a legal, valid, binding and enforceable Lien in such Collateral may be created under applicable law of the US and any states thereof, including the Uniform Commercial Code. In the case of any Pledged Intercompany Notes, when any such Pledged Intercompany Notes duly endorsed in blank (and any other actions, filings, registrations, or recordings that may be necessary under any applicable Non-US jurisdiction) are delivered to the Administrative Agent, the Lien created by the Security Agreements on such Pledged Intercompany Notes shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral as security for the Secured Obligations or the Guarantees of the Secured Obligations, as the case may be. In the case of the Collateral described in the Security Agreements a security interest in which may be perfected by the filing of a financing statement under the Uniform Commercial Code, when Uniform Commercial Code financing statements in appropriate form are filed in the applicable filing offices, the Security Agreements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral set forth in the filings, as security for the Secured Obligations or the Guarantees of the Secured Obligations, as the case may be, prior and superior to the Lien of any other Person (except to the extent Permitted Liens are expressly permitted herein to have priority).

(ii) The Pledge Agreements are effective to create in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, a legal, valid, binding and enforceable Lien, and, if applicable (and to the extent that this Agreement obligates the Loan Parties to provide such a perfected first priority Lien, and except to the extent Permitted Liens are expressly permitted herein to have priority), a first priority Lien, in the Collateral described therein as security for the Secured Obligations or the Guarantees of the Secured Obligations, as the case may be, to the extent that a legal, valid, binding and enforceable Lien in such Collateral may be created under applicable law of the US and any states thereof, including the Uniform Commercial Code, or in any other applicable Non-US jurisdiction. In the case of any Pledged Equity Securities, when any stock certificates representing such Pledged Equity Securities, together with signed and undated stock powers (and any other actions, filings, registrations, or recordings that may be necessary under any applicable Non-US jurisdiction) are delivered to the Administrative Agent, the Lien created by the Pledge Agreements shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Secured Obligations or the Guarantees of the Secured Obligations, as the case may be. In the case of the Collateral described in the Pledge Agreements a security interest in which may be perfected by the filing of a financing statement under the Uniform Commercial Code, when Uniform Commercial Code financing statements in appropriate form are filed in the applicable filing offices, the Lien created by the Pledge Agreements shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Pledgors in such Collateral, as security for the Secured Obligations or the Guarantees of the Secured Obligations, as the case may be.

(iii) The Intellectual Property Security Agreements are effective to create in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, a legal, valid, binding and enforceable first priority Lien (to the extent that this Agreement obligates the Loan Parties to provide such a perfected first priority Lien, and except to the extent Permitted Liens are expressly permitted herein to have priority) in the Collateral described therein as security for the Secured Obligations or the Guarantees of the Secured Obligations, as the case may be, to the extent that a legal, valid, binding and enforceable security interest in such Collateral may be created (i) with regard to such Collateral registered in the US under applicable law of the US and any states thereof, including the Uniform Commercial Code and the United States Trademark Act of 1946, the United States Patent Act of 1972 and the United States Copyright Act of 1976, as applicable (the “US IP Collateral”) or (ii) with regard to such Collateral registered in Non-US jurisdictions under the law of such applicable Non-US jurisdiction. Upon the proper and timely filing of (i) the Intellectual Property Security Agreements (or the short form security documents attached thereto) in the appropriate indexes of the United States Patent and Trademark Office relative to patents and trademarks, and the United States Copyright Office relative to copyrights, together with provisions for payment of all requisite fees, (ii) Uniform Commercial Code financing statements in appropriate form for filing in the applicable filing offices, and/or (iii) any other actions, filings, registrations, or recordings that may be necessary under the laws of any applicable Non-US jurisdiction, together with the proper fees, the Lien created by the Intellectual Property Security Agreements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the US IP Collateral described therein, as security for the Secured Obligations or the Guarantees of the Secured Obligations, as the case may be, prior and superior to the Lien of any other Person (except to the extent Permitted Liens are expressly permitted herein to have priority).

(iv) Each Mortgage is effective to create, as security for the obligations purported to be secured thereby, a valid and enforceable first mortgage Lien on the respective property described therein in favor of the Administrative Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, superior and prior to the rights of all third Persons, subject to Permitted Liens that are expressly permitted herein to have priority.

(j) Equity Securities. All outstanding Equity Securities of the Pledged Persons have been duly authorized, validly issued and to the extent applicable, are fully paid and non-assessable; there are no outstanding subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (firm or conditional) obligating the Pledged Persons to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Securities of the Pledged Persons, or obligating the Borrower or the other Pledged Persons to grant, extend or enter into any such agreement or commitment; and all Equity Securities of the Pledged Persons have been offered and sold in compliance with all applicable US state securities laws and all other Requirements of Law, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.

(k) No Agreements to Sell Assets. Except as set forth on Schedule 4.01(k), no Significant Party has any legal obligation, absolute or contingent, to any Person to sell the assets of any Significant Party (except any Permitted Asset Disposition as permitted by Section 5.02(c)), or to effect any merger or consolidation of any Significant Party (except any Permitted Acquisition as permitted by Section 5.02(d)) or to enter into any agreement with respect thereto.

(l) Employee Benefit Plans. Except as set forth on Schedule 4.01(l):

(i) Based upon the latest actuarial valuation report of each Pension Plan and using the actuarial assumptions specified in IRC Section 412 for purposes of determining the Pension Plan’s minimum funding requirements, the present value of the accrued liability did not exceed the aggregate value of the assets of such Pension Plan by more than $3,500,000 in the case of any single Pension Plan and by more than $5,000,000 in the aggregate for all Pension Plans. Neither any Significant Party nor any ERISA Affiliate has post-retirement benefit obligations (determined as of the last day of CBII’s most recently ended fiscal year in accordance with FASB No. 106) under any Employee Benefit Plan which is a welfare plan (as defined in Section 3(1) of ERISA), other than liabilities attributable to health plan continuation coverage described in Part 6 of Title I(B) of ERISA, that could reasonably be expected to have a Material Adverse Effect.

(ii) Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the IRC, except for instances of noncompliance which could not reasonably be expected to result in the incurrence by any Significant Party or any ERISA Affiliate of any material liability, fine or penalty. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of any Significant Party or any ERISA Affiliate is legally valid and binding and in full force and effect. No Employee Benefit Plan is being audited or investigated by any government agency or is the subject of any pending or, to the best of the knowledge of any of CBII’s or the Borrower’s officers or directors, threatened claim or suit. None of the Borrower or any ERISA Affiliate nor, to the best of the knowledge of any of CBII’s or the Borrower’s officers or directors, any fiduciary of any Employee Benefit Plan has engaged in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC.

(iii) None of the Significant Parties and the ERISA Affiliates contributes to or has any material contingent obligations to any Multiemployer Plan. None of the Significant Parties and the ERISA Affiliates has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. None of the Significant Parties and the ERISA Affiliates has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

(iv) No Significant Party has (A) engaged in any transaction prohibited by any Governmental Rule applicable to any Non-US Plan, (B) failed to make full payment when due of all amounts due as contributions to any Non-US Plan or (C) otherwise failed to comply with the requirements of any Governmental Rule applicable to any Non-US Plan where the above, singly or cumulatively, could reasonably be expected to have a Material Adverse Effect.

(v) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect.

(m) Other Regulations. No Significant Party is subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Interstate Commerce Act or any state public utilities code, or to any other Governmental Rule limiting its ability to incur indebtedness where singularly or cumulatively such limitation could reasonably be expected to have a Material Adverse Effect.

(n) Trademarks, Patents, Copyrights and Licenses. The Significant Parties each possess and either own, or have the right to use to the extent required by their business operations, all trademarks, trade names, copyrights, patents, patent rights and licenses (collectively, “Trademarks”) which are material to the conduct of their respective businesses as now operated, including the Principal Trademarks. The Borrower owns all material Trademarks that are trademarks. All such material Trademarks, including all Principal Trademarks, are set forth on Schedule 4.01(n) as supplemented by the Borrower annually in accordance with Section 5.01(a)(vi). The Significant Parties each conduct their respective businesses without infringement, misappropriation, dilution, misuse or other violation or, to the best of the knowledge of any of CBII’s or the Borrower’s officers or directors, after Due Inquiry, claim of infringement, misappropriation, dilution, misuse or other violation of any trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property rights of any other Person (which is not a Significant Party), except where such infringement, misappropriation, dilution, misuse or other violation or claim of infringement, misappropriation, dilution, misuse or other violation could not reasonably be expected to have a Material Adverse Effect. To the best of the knowledge of any of CBII’s or the Borrower’s officers or directors there is no infringement, misappropriation, dilution, misuse or other violation of any material trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property right of any of the Borrower Entities except where such infringement, misappropriation, dilution, misuse or other violation could not reasonably be expected to have a Material Adverse Effect. Each of the material patents, trademarks, trade names, service marks and copyrights owned by any Significant Party which is registered with any Governmental Authority is set forth on Schedule 4.01(n).

(o) Governmental Charges. The Significant Parties have filed or caused to be filed all US Federal and material state tax returns which are required to be filed by them. The Significant Parties have paid, or made provision for the payment of, all taxes and other material Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other Indebtedness, except (i) such Governmental Charges or Indebtedness, if any, which are being contested in good faith and by appropriate proceedings and as to which adequate reserves (determined in accordance with GAAP) have been established therefor and (ii) taxes not yet due and payable. Proper and accurate amounts have been withheld by the Significant Parties from their employees for all periods in compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and Non-US law and such withholdings have been timely paid when due to the respective Governmental Authorities in all material respects. The Significant Parties have not executed or filed with the US Internal Revenue Service or any other Governmental Authority any agreement or other document that extends, or has the effect of currently extending, the period for assessment or collection of any taxes or Governmental Charges, where such extension could reasonably be expected to have a Material Adverse Effect.

(p) Margin Stock. No Significant Party owns any Margin Stock which, in the aggregate, would constitute a substantial part of the assets of the Significant Parties (taken as a whole), and no proceeds of any Loan or drawings under any Letter of Credit will be used to purchase or carry, directly or indirectly, any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock, and no Significant Party is in violation of Regulation T, U or X issued by the Federal Reserve Board.

(q) Subsidiaries. Schedule 4.01(q) (as supplemented by the Borrower annually in accordance with Section 5.01(a)(vii)) sets forth each of the US Subsidiaries, the Significant Subsidiaries and the De Minimis US Subsidiaries, their jurisdictions of organization, the classes of their Equity Securities, and the percentages of outstanding Equity Securities of each such class owned directly or indirectly by CBII or one or more of the Borrower Entities. All of the outstanding Equity Securities of each such Subsidiary indicated on Schedule 4.01(q) as owned by the Loan Parties are owned beneficially and of record by the Loan Parties free and clear of all Liens (except for the Liens of the Administrative Agent granted by the Security Documents). Other than the US Subsidiaries, the Significant Subsidiaries and the De Minimis US Subsidiaries set forth on Schedule 4.01(q) (and as supplemental as noted above), the Loan Parties do not have any US Subsidiaries, Significant Subsidiaries or De Minimis US Subsidiaries.

(r) Solvency. Each of the Significant Subsidiaries is Solvent and, after the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby, will be Solvent.

(s) Labor Matters. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, or employment contracts to which any Significant Party is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the best of the knowledge of any of CBII’s or the Borrower’s officers or directors, after Due Inquiry, jurisdictional disputes occurring or threatened which in any such case alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(t) No Material Adverse Change. Since December 31, 2007, there has not been any Material Adverse Change.

(u) Accuracy of Information Furnished.

(i) All certificates, statements and information (excluding projections) furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby, taken as a whole, are true and accurate in all material respects on the dates as of which such certificate, statement or information is dated and did not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading at such time. All projections furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby have been based upon reasonable estimates and assumptions and neither CBII nor the Borrower has any reason to believe that such estimates and assumptions were not reasonable at the date the projections were furnished to the Administrative Agent and the Lenders.

(ii) The copies of the Material Documents of the Significant Parties which have been delivered to the Administrative Agent in accordance with Section 3.01 are true, correct and complete copies of the respective originals thereof, as in effect on the Effective Date, and no amendments or modifications have been made to such Material Documents as of the Effective Date, except as set forth by documents delivered to the Administrative Agent in accordance with Section 3.01 or otherwise reasonably approved in writing by the Required Lenders. None of the Material Documents of the Significant Parties has been terminated and each of such Material Documents is in full force and effect. None of the Significant Parties is in default in the observance or performance of any of its obligations under the Material Documents and each Significant Party has taken all action required to be taken as of the Effective Date to keep unimpaired its rights thereunder, except where such default or impairment could not reasonably be expected to have a Material Adverse Effect.

(v) Brokerage Commissions. Other than amounts payable under the Fee Letter, no person is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Agreement as a result of any agreement entered into by any Loan Party. No brokerage or other fee, commission or compensation is to be paid by the Lenders with respect to the extensions of credit contemplated hereby as a result of any agreement entered into by CBII or the Borrower, and the Borrower agrees to indemnify the Administrative Agent and the Lenders against any such claims for brokerage fees or commissions and to pay all expenses including attorney’s fees incurred by the Lenders in connection with the defense of any action or proceeding brought to collect any such brokerage fees or commissions.

(w) Policies of Insurance. The properties of the Significant Parties are insured with financially sound and reputable insurance companies not Affiliates of the Significant Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Significant Parties operate and such insurance coverage complies with Section 5.01(d); provided, however, that no insurance coverage is maintained with respect to crops; and provided, further, that the Significant Parties may self-insure as is customary for similarly situated companies engaged in similar businesses and owning similar properties. Schedule 4.01(w) (as supplemented by the Borrower yearly in accordance with Section 5.01(a)(xvi)) accurately describes the insurance coverage maintained by the Significant Parties.

(x) Other Agreements. Except as disclosed on Schedule 4.01(x), no Loan Party has entered into and, as of the date of the applicable Credit Event no Loan Party contemplates entering into, any material agreement or contract with any officers or directors of any Loan Party, except upon terms at least as favorable to such Loan Party as an arm’s-length transaction with unaffiliated Persons; and no Significant Party is a party to or is bound by any Contractual Obligation or is subject to any restriction under its respective charter or formation documents which could reasonably be expected to have a Material Adverse Effect.

(y) Environmental and Zoning Compliance. The Borrower or CBII conducts, in the ordinary course of business, for itself and the other Significant Parties, a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties. No Significant Party (i) has violated any Environmental Laws, (ii) has any liability under any Environmental Laws, (iii) is the subject of any Environmental Damages or (iv) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, except where such violation, liability, Environmental Damages or investigation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The use and operation by each Significant Party of its business properties are in compliance with all applicable Environmental Laws and Governmental Rules, including all applicable land use and zoning laws, except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect.

(z) Owned Properties. Set forth on Schedule 4.01(z) (and as supplemented annually in accordance with Section 5.01(k)) under the heading “Mortgaged Properties” thereon is a complete and accurate list of each parcel of real property owned by any US Subsidiary in the US which has a grossed-up book value or fair market value (as determined in good faith by the Borrower) in excess of $5,000,000 or for which the Administrative Agent has otherwise requested delivery of a Mortgage as of the Effective Date, in each case showing the street address, county or other relevant jurisdiction, state, record owner and grossed-up book value or estimated fair market value thereof (collectively, the “Owned Properties”). Each such US Subsidiary has good, marketable and insurable fee simple title to such Owned Properties respectively owned by it, free and clear of all Liens (except for the Liens of the Administrative Agent granted by the Security Documents and except for Permitted Liens). Except as otherwise set forth on Schedule 4.01(z), no other parcel of real property owned by any of the US Subsidiaries in the US has a grossed up book value or, to the extent available, fair market value (as determined in good faith by the Borrower), in either case, in excess of $5,000,000.

(aa) Leased Properties. Set forth on Schedule 4.01(aa) (and as supplemented annually in accordance with Section 5.01(k)) is a complete and accurate list of all leases of real property in the US under which any US Subsidiary is the lessor (including as sublessor) or the lessee (including as sublessee), in each case showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(bb) Existing Indebtedness. Set forth on Schedule 4.01(bb) is a complete and accurate list of all Existing Indebtedness (other than Surviving Indebtedness) of the Loan Parties, showing as of the date hereof the obligor and the principal amount outstanding thereunder.

(cc) Surviving Indebtedness. Set forth on Schedule 4.01(cc) is a complete and accurate list of all Surviving Indebtedness (other than intercompany Indebtedness owed among the Borrower Entities), showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(dd) Executive Order No. 13224; OFAC.

(i) No CBII Entity is any of the following (each, a “Blocked Person”):

(A) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(B) a Person owned or controlled by, or, to the best of each Loan Party’s knowledge after Due Inquiry, acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(C) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any US Anti-Terrorism Law;

(D) to the best of each Loan Party’s knowledge after Due Inquiry, a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(E) a Person or entity that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(F) to the best of each Loan Party’s knowledge after Due Inquiry, a Person or entity who is affiliated with a Person or entity listed above.

(ii) No Loan Party nor any Affiliate of a Loan Party (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any other applicable Anti-Terrorism Law, except as otherwise permitted by applicable law or where any of the foregoing (x) occurs prior to an officer of the Borrower or CBII being aware of such activity and (y) could not be reasonably expected to have a Material Adverse Effect.

(iii) No Loan Party nor any Affiliate of a Loan Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, except where any of the foregoing (x) occurs prior to an officer of the Borrower or CBII being aware of such activity and (y) could not be reasonably expected to have a Material Adverse Effect.

SECTION 4.02. Reaffirmation. Each of CBII and the Borrower shall be deemed to have reaffirmed, for the benefit of the Lenders and the Administrative Agent, each representation and warranty contained in Article IV and in each other Credit Document on and as of the date of each Credit Event (except that representations or warranties as to information included in Schedules 4.01(n), (q), (w), (z) and (aa) shall apply as of the date provided or the date of the most recent supplement).

ARTICLE V COVENANTS

SECTION 5.01. Affirmative Covenants. Until the termination of the Commitments and the satisfaction in full by the Loan Parties of all Secured Obligations (other than any Unaccrued Indemnity Claims), each of CBII and the Borrower will comply, and will cause compliance by the other Significant Parties, with the following affirmative covenants, unless the Required Lenders shall otherwise consent in writing:

(a) Financial Statements, Reports. The Borrower shall furnish to the Administrative Agent the following:

(i) As soon as available and in no event later than 60 days after the last day of each of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the Financial Statements of the Borrower Entities (prepared on a consolidated basis) for the fiscal year to date, certified by the Chief Accounting Officer or the Chief Financial Officer of the Borrower to present fairly in all material respects the financial condition, results of operations, cash flows, and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year end audit adjustments and omission of footnotes and statement of shareholder’s equity);

(ii) As soon as available and in no event later than 120 days after the close of each fiscal year of the Borrower, copies of (A) the audited consolidated Financial Statements of the Borrower Entities for such year, audited by Ernst & Young LLP or other independent certified public accountants of recognized national standing and registered with the Public Company Accounting Oversight Board and (B) copies of the unqualified opinions of such accountants;

(iii) Commencing with the fiscal quarter ended June 30, 2008, as soon as available and in no event later than 60 days after the last day of each of the first three fiscal quarters of each fiscal year in respect of quarterly Financial Statements of the Borrower Entities, 90 days after the close of each fiscal year in respect of yearly Financial Statements of the CBII Entities and 120 days after the close of each fiscal year in respect of yearly Financial Statements of the Borrower Entities in accordance with clause (i) above, clause (v) below and clause (ii) above, respectively, a compliance certificate of the Chief Accounting Officer or Treasurer of the Borrower (a “Compliance Certificate”) in substantially the form of Exhibit G-1; provided, however, that the only calculations to be provided in the Compliance Certificate delivered in connection with yearly Financial Statements of the CBII Entities shall be with respect to the Consolidated Adjusted Leverage Ratio;

(iv) As soon as available and in no event later than 45 days after the last day of each of the first three fiscal quarters of each fiscal year of CBII, a copy of the Quarterly Report for CBII on Form 10-Q for such quarter and for the fiscal year to date; provided that such information, to the extent the Borrower directly or indirectly provides the Administrative Agent with written notice and an appropriate internet link thereto, shall be accessed by Lenders on EDGAR;

(v) As soon as available and in no event later than 90 days after the close of each fiscal year of CBII, (A) copies of the Annual Report for CBII on Form 10-K for such year, audited by Ernst & Young LLP or other independent certified public accountants of recognized national standing and registered with the Public Company Accounting Oversight Board and (B) copies of the unqualified opinions of such accountants; provided that such information, to the extent the Borrower directly or indirectly provides the Administrative Agent with written notice and an appropriate internet link thereto, shall be accessed by Lenders on EDGAR;

(vi) (A) As soon as available and in no event later than 120 days after the close of each fiscal year of CBII, (1) a written supplement to Schedule 4.01(n) (setting forth all necessary Trademark information as set forth in Section 4.01(n) and relating to the Trademarks that are material to the conduct of the Significant Parties’ respective businesses as then operated), (2) a written supplement to Schedule 3.06 to each Security Agreement, (3) any additional disclosures under Section 4.01(n) after Due Inquiry and (4) any additional disclosures to be provided on an annual basis under the Security Documents and (B) promptly, but in any event within a reasonable time after any officer of CBII or the Borrower obtains knowledge of the occurrence of an event that could reasonably be expected to result in a Material Adverse Effect on any of the Principal Trademarks or the Trademark Licenses, give the Administrative Agent notice of the occurrence of any such event;

(vii) (A) As soon as available and in no event later than 120 days after the close of each fiscal year of CBII, a written supplement to Schedule 4.01(q) (setting forth each of the US Subsidiaries, each of the Significant Subsidiaries and each of the De Minimis US Subsidiaries, its jurisdiction of organization, the classes of its Equity Securities, the number of shares of each such class issued and outstanding, the percentages of shares of each such class owned directly or indirectly by CBII or the Borrower and whether CBII or the Borrower owns such shares directly or, if not, the CBII Entities that own such shares and the number of shares and percentages of shares of each such class owned directly or indirectly by such CBII Entities) and (B) promptly upon the reasonable request of the Administrative Agent and in no event more often than annually, a current hierarchy report for the CBII Entities, in the form and with the substance of the hierarchy report delivered pursuant to Section 3.01(g)(iii);

(viii) As soon as possible and in no event later than 30 days after any officer or director of any Significant Party knows of the occurrence or existence of (A) any ERISA Event under any Pension Plan or Multiemployer Plan which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (B) any actual or threatened litigation, suits, claims, disputes or investigations against any Significant Party involving potential monetary damages or in which injunctive relief or similar relief is sought, which could reasonably be expected to have a Material Adverse Effect, (C) any other event or condition which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, including any of the following which could reasonably be expected to have a Material Adverse Effect: (1) breach or non-performance of, or any default under, a Contractual Obligation of any Significant Party, (2) any dispute, litigation, investigation, proceeding or suspension between any Significant Party and any Governmental Authority or (3) the commencement of, or any material development in, any litigation or proceeding affecting any Significant Party, including pursuant to any applicable Environmental Laws, or (D) any Default, the statement of the Chief Accounting Officer, Chief Financial Officer, or Treasurer of the Borrower setting forth details of such event, condition or Default and the action which CBII or the Borrower proposes to take with respect thereto. Each notice pursuant to this Section 5.01(a)(viii) shall be accompanied by a statement of an Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action CBII or the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to this Section 5.01(a)(viii) shall describe with particularity any and all provisions of this Agreement or other Credit Document that have been breached;

(ix) In no event later than five Business Days after they are sent, made available or filed, copies of (A) all registration statements and reports filed by any CBII Entities with any securities exchange or the United States Securities and Exchange Commission (including all 10-Q, 10-K and 8-K reports), (B) all reports, proxy statements and Financial Statements sent or made available by CBII to its Equity Securities holders and (C) all press releases and other similar public announcements concerning any material developments in the business of CBII made available by CBII to the public generally; provided that such information, to the extent the Borrower directly or indirectly provides the Administrative Agent with written notice and an appropriate internet link thereto, shall be accessed by Lenders on EDGAR;

(x) As soon as available and in no event later than 30 days after they are filed, copies of all IRS Form 5500 reports for all Pension Plans required to file such form;

(xi) Within the earlier to occur of (i) five days after the Board of Directors of the Borrower or CBII shall have publicly announced the earnings for the most recently completed fiscal year of the Borrower or CBII and (ii) 60 days after the end of each fiscal year of the Borrower and CBII, during each year when this Agreement is in effect, a forecast for the current fiscal year of the Borrower Entities and the CBII Entities which includes projected consolidated statement of income for such fiscal year and a projected consolidated statement of cash flows for such fiscal year and projected consolidated balance sheets, statements of income and statements of cash flows on a quarterly basis for such fiscal year; provided that the parties acknowledge that the information in such forecasts is not compiled or presented in accordance with GAAP and may not necessarily be presented on a basis consistent with the Borrower’s Financial Statements to be delivered pursuant to Section 5.01(a);

(xii) As soon as possible and in no event later than the later of (A) any of CBII’s or the Borrower’s officers or directors learning thereof or (B) five Business Days prior to the occurrence of any event or circumstance (except for asset losses in which case as promptly as is reasonable after such asset loss) that would require a prepayment pursuant to Section 2.06(c), the statement of the Chief Financial Officer, Chief Accounting Officer or Treasurer of the Borrower setting forth the details thereof;

(xiii) As soon as possible and in no event later than 30 days after the receipt thereof by any Loan Party (or subsequent determination after Due Inquiry by an officer of the Borrower that it could reasonably be expected to result in a Material Adverse Effect), a copy of any notice, summons, citations or other written communications concerning any actual, alleged, suspected or threatened violation of any Environmental Law or any liability of any Loan Party for Environmental Damages that in any such case could reasonably be expected to result in a Material Adverse Effect;

(xiv) Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the properties, operations or condition (financial or otherwise) of the Significant Parties, and compliance by the Significant Parties with the terms of this Agreement and the other Credit Documents as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request;

(xv) As soon as available and in no event later than five Business Days after any of CBII’s or the Borrower’s officers or directors receive notice or become aware of any actions (including derivative actions), suits, proceedings or investigations that are pending or, to the knowledge of any of CBII’s or the Borrower’s officers or directors, threatened against any Significant Party at law or in equity in any court, arbitration proceeding or before any other Governmental Authority which seek to enjoin, either directly or indirectly, the execution, delivery or performance by any Loan Party of the Credit Documents or the transactions contemplated thereby;

(xvi) As soon as available and in no event later than 120 days after the close of each fiscal year of CBII, a written supplement to Schedule 4.01(w) (setting forth a true and complete listing of all insurance maintained by the Significant Parties);

(xvii) Within 120 days after the close of each fiscal year of CBII, a written supplement disclosing any matters required to update factual matters relating to Section 4.01(s); and

(xviii) To the extent delivered (and thereafter requested by the Administrative Agent or the Lenders), management letters delivered by CBII’s or the Borrower’s accountants in connection with any of CBII’s or the Borrower’s Financial Statements.

(b) Books and Records. The Significant Parties shall at all times keep proper books of record (including the preparation of tax returns, which will be timely filed (or subject to permitted extensions) with the appropriate Governmental Authority and complete and correct in all material respects) and account in form, detail and scope consistent with good business practice.

(c) Inspections. The Significant Parties shall permit the Administrative Agent, or any agent or representative thereof, (i) upon reasonable notice and during normal business hours so long as no Default shall have occurred and be continuing and (ii) after the occurrence and during the continuation of any Default at any time as the Administrative Agent may determine with or without prior notice to the Borrower, to visit and inspect any of the Collateral, or any of the properties, and offices of the Significant Parties, to examine the books and records of the Significant Parties and make copies thereof, and to discuss the affairs, finances and business of the Significant Parties with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as the Administrative Agent may reasonably request; provided, however, that the Administrative Agent or such representative or agent shall have no right of reimbursement from the Borrower for expenses incurred for such visits and inspections as long as no Default has occurred or is continuing.

(d) Insurance. One or more of the Loan Parties on behalf of the Significant Parties shall:

(i) Carry and maintain insurance during the term of this Agreement of the types and in the amounts as are consistent with industry practice or with the insurance described on Schedule 4.01(w) and all insurance required by law;

(ii) Furnish to the Administrative Agent, upon written request, information as to the insurance carried;

(iii) Carry and maintain each policy for such insurance with (A) for those jurisdictions where such a rating is available, a rating of A- (“A- Rating”) or better by A.M. Best and Company, or its equivalent, at the time such policy is placed and at the time of each annual renewal thereof or (B) for those jurisdictions where no A- Rating or its equivalent can be obtained for insurers, a financially sound and reputable insurance company not an Affiliate of the Significant Parties which is reasonably satisfactory to the Administrative Agent; and

(iv) Obtain and maintain endorsements or certificates reasonably acceptable to the Administrative Agent for such insurance naming the Administrative Agent as additional insured on liability policies and the Administrative Agent as lenders’ loss payee and mortgagee in the case of property loss, as their interests may appear;

provided, however, that if any Significant Party shall fail to maintain insurance in accordance with this Section 5.01(d), or if any Significant Party shall fail to provide the required endorsements or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

(e) Governmental Charges and Other Indebtedness. Each Significant Party shall promptly pay and discharge when due (i) all taxes and other Governmental Charges lawfully levied or assessed against such Significant Party prior to the date upon which penalties accrue thereon, (ii) all Indebtedness which, if unpaid, could become a Lien (other than a Permitted Lien) upon the property of such Significant Party and (iii) subject to any subordination provisions applicable thereto, all other Indebtedness which, in each of the foregoing cases, if unpaid, could reasonably be expected to have a Material Adverse Effect, except such taxes, other Governmental Charges and Indebtedness as are in good faith being contested or disputed by appropriate proceedings, or for which arrangements for deferred payment have been made; provided that in each such case adequate reserves (determined in accordance with GAAP) have been established therefor. CBII shall promptly pay and discharge when due, and prior to the date upon which penalties accrue thereon, all amounts owing to the US Department of Justice or other applicable US Governmental Authority in connection with the DOJ Liability (including any related judgment, order or settlement agreement), in accordance with the terms of any such judgment, order, or settlement agreement.

(f) Use of Proceeds. The Borrower shall use the proceeds of the Loans only for the respective purposes set forth in Section 2.01(k). No CBII Entity shall use any part of the proceeds of any Loan, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve the Borrower, any Lender or the Administrative Agent in a violation of Regulations T, U or X issued by the Federal Reserve Board.

(g) General Business Operations. Each of the Significant Parties shall (i) preserve, renew and maintain in full force its corporate, partnership or limited liability company existence and good standing under the Governmental Rules of the jurisdiction of its organization and all of its rights, licenses, leases, qualifications, privileges franchises and other authority reasonably necessary to the conduct of its business, provided, however, that this clause (i) shall not apply to Significant Party that is merged, dissolved or liquidated, in each case, to the extent permitted by Section 5.02(d), (ii) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations applicable to such Person, except where such failure could not reasonably be expected to have a Material Adverse Effect, (iii) keep all property used in its business in good working order and condition, ordinary wear and tear excepted, consistent with past practices and from time to time make, or cause to be made, all necessary and proper repairs, except, in each case, where any failure, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iv) maintain, preserve and protect its rights to enjoy and use (A) the Principal Trademarks in the countries indicated as set forth in Schedule 4.01(n), subject to and in accordance with the Security Agreements and (B) all other trademarks, trade names, service marks, patents, copyrights, licenses, leases, franchise agreements and franchise registrations, including the Trademarks (other than the Principal Trademarks), except, in the case of this clause (B), where such failure could not reasonably be expected to have a Material Adverse Effect, and (v) conduct its business in an orderly manner without voluntary interruption, except where such failure could not reasonably be expected to have a Material Adverse Effect. Each of CBII and the Borrower shall maintain its chief executive office and principal place of business in the US and shall not relocate its chief executive office or change its jurisdiction of formation except upon not less than 90 days prior written notice to the Administrative Agent.

(h) Compliance with Laws. Each Significant Party shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), except where such noncompliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) Newly Formed or Acquired Subsidiaries.

(i) General. The Borrower shall notify the Administrative Agent, at its own expense (A) within 30 days after the formation of any Significant Party, (B) within 30 days after the acquisition of any Significant Party, and (C) within 120 days after the end of the fiscal year during which any Subsidiary otherwise becomes a Significant Party.

(ii) Newly Formed or Acquired Subsidiaries.

(A) For any US Subsidiary formed, acquired or becoming a US Subsidiary (including through the Borrower designating a De Minimis Subsidiary as a US Subsidiary) after the Effective Date, the Borrower shall at its own expense and, if not previously completed, (1) within 30 days after notice of such event is required to be provided under Section 5.01(i)(i), (I) cause such US Subsidiary to execute an instrument of joinder (a “Joinder Agreement”) substantially in the form of Exhibit P obligating such US Subsidiary under the Security Agreement and cause each Borrower Entity that owns any Equity Securities of such US Subsidiary to pledge to the Administrative Agent, for the benefit of itself and the other Secured Parties, 100% of the Equity Securities owned by it of such US Subsidiary and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby, (II) in the case of such Pledged Equity Securities, deliver or cause to be delivered to the Administrative Agent all stock certificates, if any, of each such US Subsidiary owned by the applicable Pledgor and added to the Collateral thereby, free and clear of all Liens, accompanied by signed and undated stock powers or other instruments of transfer executed in blank (and take such other steps as may be reasonably requested by the Administrative Agent to perfect the Administrative Agent’s Lien in such Collateral in compliance with any applicable law), (III) cause each such US Subsidiary to execute a Joinder Agreement obligating such US Subsidiary under the Subsidiary Guarantee Agreement pursuant to documentation which is in form and substance reasonably satisfactory to the Administrative Agent, and (IV) in the case of Collateral of such US Subsidiary that may be perfected by the filing of a financing statement under the Uniform Commercial Code, cause each general financing statement or, as applicable, fixture filings (but no crop, timber, mineral, or other similar filings) to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid, legal and perfected Lien, and a first priority Lien (except to the extent Permitted Liens are expressly permitted herein to have priority), in the Collateral subject to the financing statement to be so filed, registered or recorded and evidence thereof delivered to the Administrative Agent and (2) if requested by the Administrative Agent, within 60 days after such request, cause such US Subsidiary to deliver the documents and opinions of the types described in Section 5.01(k)(ii) with respect to all owned real property of such US Subsidiary which has a grossed up book value or fair market value (as determined in good faith by the Borrower) in excess of $5,000,000.

(B) For any Significant Non-US Subsidiary of the Borrower formed, acquired or becoming a Significant Non-US Subsidiary of the Borrower after the Effective Date, the Borrower shall at its own expense and, if not previously completed, within 30 days after notice of such event is required to be provided under Section 5.01(i)(i), to the extent required by the definitions of Pledged Persons or Subsidiary Guarantors, (1) cause each Borrower Entity that owns any Equity Securities of such Significant Non-US Subsidiary to execute an instrument of joinder obligating such Borrower Entity as a Pledgor under the Pledge Agreement and to pledge to the Administrative Agent, for the benefit of itself and the other Secured Parties, the appropriate percentage of non-voting and voting Equity Securities owned by such Pledgor of such Significant Non-US Subsidiary as provided in the definition of Pledged Persons and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby, (2) cause each such Significant Non-US Subsidiary to execute a Joinder Agreement obligating such Significant Non-US Subsidiary under the Subsidiary Guarantee Agreement or to otherwise Guarantee the Secured Obligations pursuant to documentation which is in form and substance reasonably satisfactory to the Administrative Agent and (3) in the case of Pledged Equity Securities, deliver to the Administrative Agent all stock certificates, if any, representing the Pledged Equity Securities of such Significant Non-US Subsidiary added to the Collateral thereby free and clear of all Liens, accompanied by signed and undated stock powers or other instruments of transfer executed in blank (and take such other steps as may be reasonably requested by the Administrative Agent to perfect the Administrative Agent’s Lien in such Collateral in compliance with any applicable law).

(j) Appraisals. The Administrative Agent may commission an appraisal of the Trademarks at any time at the expense of the Lenders; provided that such appraisal shall be at the Borrower’s expense if such appraisal: (i) is the first appraisal of the Trademarks and more than 18 months have elapsed since the Effective Date, (ii) is commissioned after the occurrence and during the continuance of an Event of Default or (iii) is commissioned after the occurrence of any Material Adverse Change.

(k) Real Property.

(i) As soon as available and in any event within 120 days after the end of each fiscal year, the Borrower shall provide a report supplementing Schedules 4.01(z) and 4.01(aa), including an identification of all owned real property which has a grossed up book value or fair market value (as determined in good faith by the Borrower) in excess of $5,000,000 and all leased real property located in the US, the lease payments with respect to which exceeded $500,000 during such fiscal year, that has been disposed of by any US Subsidiary during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired by a US Subsidiary in the US which has a grossed up book value or fair market value (as determined in good faith by the Borrower) in excess of $5,000,000 and all real property leased by a US Subsidiary in the US during such fiscal year, the lease payments with respect to which exceeded $500,000 during such fiscal year, and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

(ii) The Borrower shall, and shall cause each of the US Subsidiaries to, within 180 days after the end of each fiscal year, if requested by the Administrative Agent, grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority Mortgage on the owned real property that is listed (or should be listed) on Schedule 4.01(z) and not encumbered by a Mortgage and shall deliver such other documentation and opinions, in form and substance satisfactory to the Collateral Agent, in connection with the grant of such Mortgage as the Collateral Agent shall reasonably request, including title insurance policies, financing statements, fixture filings and environmental audits, and the Borrower shall pay all recording costs, intangible taxes and other fees and costs (including reasonable attorneys’ fees and expenses) incurred in connection therewith.

(l) Compliance with Terms of Leaseholds. The Borrower shall make, and the Borrower shall cause each of the other Loan Parties to make, all payments and otherwise perform all obligations in respect of all leases of real property in the US to which any Significant Party is a party (including the Clayton County Lease), keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cause each of the Significant Parties to cure any such default unless such failure to pay or perform, lapse, termination, forfeiture or cancellation could not reasonably be expected to have a Material Adverse Effect.

(m) Maintenance of Properties, Etc. The Borrower shall maintain and preserve, and cause each of the other Significant Parties to maintain and preserve, all of its properties in good working order and condition, ordinary wear and tear excepted, and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof, except in any such case where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(n) Clayton County Fee Interest. From and after the Effective Date, the Loan Parties shall maintain the Clayton County Lease in full force and effect and shall not exercise any purchase options thereunder or attempt to redeem any bonds issued in connection therewith without the prior written consent of the Administrative Agent. Upon any acquisition of the fee simple interest in the Clayton County Property by any Loan Party, such Loan Party shall, at its sole cost and expense (i) execute and deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, a modification to the Clayton County Leasehold Mortgage, (ii) obtain an endorsement to the Administrative Agent’s policy of title insurance with respect to the Clayton County Property, such endorsement to change the effective date of such coverage to the date and time of recording of such modification and to confirm the first-position security title of the Administrative Agent in and to the fee simple interest of the Clayton County Property, (iii) provide any and all other documentation contemplated by Section 3.01(h) as the Administrative Agent may require in its sole discretion, and (iv) upon the request of the Administrative Agent, in its sole discretion, deliver favorable opinions, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent substantially similar to those opinions delivered pursuant to Section 3.01(f)(ii) and 3.01(f)(iii) and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.02. Negative Covenants. Until the termination of the Commitments and the satisfaction in full by the Loan Parties of all Secured Obligations (other than any Unaccrued Indemnity Claims), each of CBII and the Borrower will comply, and will cause compliance by the other Significant Parties, with the following negative covenants, unless the Required Lenders shall otherwise consent in writing:

(a) Indebtedness. The Borrower shall not, and CBII and the Borrower shall not permit the Borrower Entities to, create, incur, assume or permit to exist any Indebtedness unless (i) such Indebtedness does not violate any terms of the Senior Notes (71/2%) Indenture, the Senior Notes (8?%) Indenture or the Convertible Notes Indenture as each is in effect on the Effective Date and without giving any effect to any waiver or consent with respect to any incurrence of Indebtedness, (ii) no Default has occurred or is continuing or would result therefrom, and (iii) the Borrower is in Pro Forma Compliance with all Financial Covenants in accordance with Section 5.03.

(b) Liens. None of the Borrower Entities shall create, incur, assume or permit to exist any Lien on or with respect to any Borrower Entity assets or property of any character, whether now owned or hereafter acquired, except for Permitted Liens (other than any Lien in any Equity Securities issued by any Borrower Entities, which shall not be subject to any Liens except for Liens in favor of the Administrative Agent and the other Secured Parties securing all or any part of the Secured Obligations as specified herein or in the relevant Security Document).

(c) Asset Dispositions. None of the Borrower Entities shall, directly or indirectly, sell, lease, convey, transfer or otherwise dispose (including via any sale and leaseback transaction) of any of its non-cash assets or property, whether now owned or hereafter acquired, except for Permitted Sales and the following (“Permitted Asset Dispositions”), which Permitted Asset Dispositions may fall within any one of the following categories (whether or not such Permitted Asset Dispositions could fall within one or more other categories and, if an asset disposition could qualify for more than one category of Permitted Asset Dispositions, the Borrower may designate which category the asset disposition qualifies for without such asset disposition counting against other categories):

(i) Sales of inventory in the ordinary course of their businesses;

(ii) Sales or dispositions of damaged, worn, obsolete, or other unneeded assets in the ordinary course of their businesses for not less than Fair Market Value;

(iii) Sales or other dispositions of Investments permitted by Section 5.02(e)(ii) for not less than Fair Market Value; provided that no Default shall have occurred and be continuing;

(iv) [Intentionally Omitted];

(v) Sales or other dispositions of the entities listed on Schedule 5.02(c)(v); provided, however, that in connection with any sale or other disposition of substantially all of the Equity Securities and/or substantially all of the assets of Atlanta AG, the Borrower shall be in Pro Forma Compliance with all Financial Covenants after giving effect to such sale or disposition and no later than the date of any such sale or disposition, the Borrower shall deliver to the Administrative Agent a certificate executed by the Chief Accounting Officer or Treasurer of the Borrower which sets forth the calculation of Pro Forma Compliance with all Financial Covenants set forth in Section 5.03 after giving effect to such sale or disposition;

(vi) Sales or other transfers of property and assets from De Minimis US Subsidiaries dissolved pursuant to Section 5.02(d)(ii); and

(vii) Sales or other dispositions for Fair Market Value, the Net Cash Proceeds of which are applied to the prepayment of the Loans or otherwise as set forth in Section 2.06(c); provided that no Default shall have occurred and be continuing or result from such sale or other disposition, the Borrower shall be in Pro Forma Compliance with all Financial Covenants after giving effect to such Permitted Asset Disposition and no later than the date of the Permitted Asset Disposition pursuant to this clause (vii), the Borrower shall deliver to the Administrative Agent a Compliance Certificate which (A) states that no Default has occurred or is continuing and (B) sets forth the calculation of Pro Forma Compliance with all Financial Covenants set forth in Section 5.03 after giving effect to the Permitted Asset Disposition; and provided, further, that the Borrower’s requirement to advise the Administrative Agent as provided above shall not apply to any Relevant Sales that in the aggregate are equal to or less than $5,000,000 for such fiscal year.

(d) Mergers, Acquisitions and Dissolutions. None of the CBII Entities shall consolidate with or merge into any other Person or permit any other Person to merge into any other CBII Entity, or acquire (or form a new Subsidiary to acquire) all or substantially all of the assets or equity or any identifiable business unit, division or operations of any other Person, or dissolve itself, except for the following:

(i) the CBII Entities may merge with each other and acquire all or substantially all of the assets or equity or any identifiable business unit, division or operations of any other CBII Entity; provided that (A) no Event of Default will result after giving effect to such merger, (B) in any such merger involving a US Subsidiary and a Non-US Subsidiary, the US Subsidiary is the surviving Person, (C) in any such merger involving the Borrower, the Borrower is the surviving Person, (D) in any such merger involving CBII, CBII is the surviving Person and is in compliance with Section 5.02(g)(ii) after such merger, (E) CBII shall not merge with or into the Borrower and the Borrower shall not merge with or into CBII, (F) following such merger or acquisition, the Borrower is in compliance with Section 2.14 and (G) if any Subsidiary becomes a Significant Party after giving effect to such transaction, the Borrower provides the documents required by Section 5.01(i) no later than 30 days after such merger or acquisition;

(ii) any Subsidiary of the Borrower may liquidate or dissolve itself in accordance with Requirements of Law so long as, if such Subsidiary is a Loan Party, the assets of such Subsidiary are transferred to another Loan Party in connection with such dissolution; and

(iii) any acquisitions (“Permitted Acquisitions”) by a Borrower Entity of all or substantially all of the assets or equity of any other Person or any identifiable business unit, division or operations of any other Person; provided that:

(A) No Event of Default shall have occurred and be continuing before or after giving effect to any acquisition;

(B) The aggregate purchase consideration for such acquisition when added to all other such acquisitions during the preceding 12 months ending on the day that is the last day of the most recent month before such acquisition closes does not exceed $100,000,000;

(C) After giving effect to such acquisition, the acquired Person or the assets, business unit, division or operations acquired shall be directly or indirectly owned by a Subsidiary of the Borrower;

(D) In the case of an acquisition of a new Person (or the formation of a new Subsidiary to acquire any such Person or all or substantially all of the assets or any identifiable business unit, division or operations of any such Person), the acquired Person or newly formed Subsidiary shall become a Guarantor, Pledgor and/or Pledged Person to the extent required by Section 5.01(i); provided that the Lenders and the Administrative Agent shall permit, to the extent not otherwise burdensome or detrimental to the Lenders, any such new pledge or Guarantee to be structured in the manner most tax advantageous for the Borrower;

(E) The acquisition has been (1) approved by the Board of Directors of the Person to be acquired and, if applicable, such acquisition has been recommended for approval to such Person’s shareholders or interest holders and (2) undertaken in accordance with all applicable Requirements of Law; and

(F) If requested by Administrative Agent and to the extent available to CBII or the Borrower, the Borrower shall provide to the Administrative Agent or Lenders the historical Financial Statements of the acquired Person or of the Person owning all or substantially all of the assets, or the identifiable business unit, division or operations to be acquired and such other additional information as reasonably requested by the Administrative Agent regarding such acquisitions;

provided that no later than 30 days after the date of the Permitted Acquisition of a Significant Party pursuant to this Section 5.02(d)(iii), the Borrower delivers to the Administrative Agent a Compliance Certificate in substantially the form of Exhibit G-2 which (A) states that no Default has occurred or is continuing and (B) sets forth the calculation demonstrating Pro Forma Compliance with the Financial Covenants after giving effect to the Permitted Acquisition.

(e) Investments. None of the Borrower Entities shall make any Investment, or enter into any transaction that has substantially similar effect, except for the following, which Investments may fall within any one of the following categories (whether or not such Investments could fall within one or more other categories and if an Investment qualifies for more than one of the following categories, the Borrower may designate which category the Investment qualifies for without such Investment counting against other categories):

(i) Investments in connection with mergers and Permitted Acquisitions permitted under Section 5.02(d);

(ii) Temporary Cash Investments;

(iii) an Investment that is made as a result of the receipt of non-cash consideration from a disposition of assets that was made pursuant to, and in compliance with, the covenant related to asset dispositions set forth in Section 5.02(c);

(iv) Investments consisting of (A) loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business not to exceed $5,000,000 in the aggregate at any one time outstanding and (B) loans to employees of any Borrower Entity for the sole purpose of purchasing equity of CBII not to exceed $5,000,000 in the aggregate at any one time outstanding;

(v) Investments existing on the Effective Date and listed in Schedule 5.02(e); provided that the Borrower shall not be required to include immaterial Investments on Schedule 5.02(e);

(vi) Investments in connection with Hedging Obligations that are permitted under Section 5.02(l);

(vii) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(viii) Investments in suppliers or customers that are subject to Debtor Relief Laws or similar proceedings or as a result of foreclosure on a secured Investment in a third party received in exchange for or cancellation of an existing obligation of such supplier or customer to any Borrower Entity;

(ix) Investments paid for solely with Equity Securities of CBII; provided that such Investments constitute Permitted Acquisitions set forth in Section 5.02(d);

(x) Investments represented by Guarantees by any Borrower Entity of Indebtedness of an unrelated third party which is involved in a commercial relationship with any Borrower Entity in the ordinary course of business, such as a supplier, customer or service-provider; provided that the Indebtedness Guaranteed under this clause (x) does not exceed an aggregate amount outstanding at any time of $15,000,000 and the proceeds of the underlying Indebtedness are or have been used in a Food-Related Business;

(xi) deposits required by Governmental Authorities, public utilities or suppliers in the ordinary course of business;

(xii) prepaid expenses incurred in the ordinary course of business;

(xiii) Investments with respect to performance bonds, bankers’ acceptance, workers’ compensation claims, surety or appeal bond payments, obligations in connection with self-insurance or similar obligations and bank overdrafts;

(xiv) extensions of trade credit recorded as accounts receivable entered into in the ordinary course of business;

(xv) advancement of funds by any CBII Entity in the ordinary course of business to growers or suppliers of products for Food-Related Businesses as advances for such products;

(xvi) Investments in any Person in an aggregate amount for all such Investments made pursuant to this clause (xvi), as valued at the time each such Investment is made (minus, if such Investment is a loan, any repayments thereof), not to exceed 10% of the total consolidated assets of the CBII Entities, so long as such Investments are in a Food-Related Business;

(xvii) Investments in the joint ventures more specifically described on Schedule 5.02(e)(xvii) in an aggregate amount for such Investments, as valued at the time each such Investment is made (minus, if such Investment is a loan, any repayments thereof), not to exceed the amount for each joint venture set forth on such Schedule;

(xviii) Investments by the Borrower and its Subsidiaries in their wholly-owned Subsidiaries, so long as such Investments are (A) in the ordinary course of business and (B) consistent with past practices; and

(xix) Investments (other than Investments specified in clauses (i) through (xvii) above) in an aggregate amount for all such Investments, as valued at the time each such Investment is made (minus, if such Investment is a loan, any repayments thereof), not to exceed $30,000,000 at any time after the Effective Date.

(f) Dividends, Redemptions, Distributions. None of the Borrower Entities shall make any Distributions or set apart any sum for such purpose, except:

(i) any Borrower Entity may make Distributions (or set apart sums for such purposes) on its Equity Securities to any other Borrower Entity that is a Loan Party (other than the Parent);

(ii) the Borrower may make Distributions to CBII (A) in any event for the cash costs in respect of CBII Overhead Expenses (including for Distributions not matching up to expenses, such as for deferred compensation plans) in amounts not exceeding such cash costs, (B) to fund liabilities of CBII disclosed on Schedule 5.02(f)(ii) existing as of the Effective Date, (C) in respect of the DOJ Liability in an aggregate amount not to exceed $5,000,000 in any fiscal year plus interest thereon and (D) provided that (1) no Event of Default has occurred and is then continuing or would result from such Distribution and (2) the Borrower is in Pro Forma Compliance with all Financial Covenants, both before and after giving effect to such Distribution, for any other purpose (including dividends, interest payments, and Stock and Warrant Repurchases);

(iii) any Borrower Entity that is not a Loan Party may make Distributions (or set apart sums for such purposes) on its Equity Securities to any other Borrower Entity that is a not a Loan Party; and

(iv) as long as no Event of Default has occurred and is then continuing, pro rata Distributions to minority shareholders of Borrower Entities.

(g) Conduct of Business.

(i) No Borrower Entity shall engage, either directly or indirectly through Affiliates, in any business substantially different from Food-Related Businesses.

(ii) CBII shall not conduct any operating business nor own any assets (other than those it currently owns as set forth on Schedule 5.02(g)), provided that (A) CBII may employ officers and employees to fulfill its obligations as a public company and to administer its Subsidiaries’ business activities, enter into space leases and other agreements in connection with such business activities, have and maintain various Pension Plans for it, its Subsidiaries and their employees and own office equipment, (B) CBII may own stock in the Borrower and Equity Securities in other Persons in which it owns Equity Securities on the Effective Date (provided that CBII does not materially increase the funding or activities of those Persons other than the Borrower Entities) and (C) CBII may Guarantee contracts of the Borrower Entities.

(iii) CBII shall and shall cause each of its Significant Subsidiaries to (A) except as permitted by Section 5.02(d), preserve its separate legal existence, (B) comply in all material respects with the requirements of its organizational documents and other governing instruments (including bylaws), (C) not conduct business under the name of any other CBII Entity, (D) maintain separate and complete books and records in accordance with GAAP and otherwise to properly reflect its business and financial affairs and (E) maintain full and complete records of all transactions with any CBII Entity.

(h) Disposition of Accounts Receivables of US Subsidiaries. No CBII Entity shall sell or otherwise dispose of or encumber (except pursuant to the Security Documents), or permit any of its Subsidiaries to sell or otherwise dispose of or encumber (except pursuant to the Security Documents), any accounts receivables of any US Subsidiaries (except good faith settlement of disputed accounts receivable).

(i) ERISA.

(i) No CBII Entity nor any ERISA Affiliate shall: (A) adopt or institute any Pension Plan; (B) take any action which will result in the partial or complete withdrawal, within the meanings of Sections 4203 and 4205 of ERISA, from a Multiemployer Plan; (C) engage or permit any Person to engage in any transaction prohibited by Section 406 of ERISA or Section 4975 of the IRC involving any Employee Benefit Plan or Multiemployer Plan which would subject the Borrower or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify; (D) incur or allow to exist any accumulated funding deficiency (within the meaning of Section 412 of the IRC or Section 302 of ERISA); (E) fail to make full payment when due of all amounts due as contributions to any Pension Plan or Multiemployer Plan; (F) fail to comply with the requirements of Section 4980B of the IRC or Part 6 of Title I(B) of ERISA; or (G) adopt any amendment to any Pension Plan which would require the posting of security pursuant to Section 401(a)(29) of the IRC, where any such event or events described in clauses (A) through (G) above, either singly or cumulatively, could reasonably be expected to have a Material Adverse Effect.

(ii) No CBII Entity shall (A) engage in any transaction prohibited by any Governmental Rule applicable to any Non-US Plan; (B) fail to make full payment when due of all amounts due as contributions to any Non-US Plan; or (C) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Non-US Plan, where any such event or events described in clauses (A) through (C) above, either singly or cumulatively, could reasonably be expected to have a Material Adverse Effect.

(j) Transactions with Affiliates. No CBII Entity shall enter into any Contractual Obligations with any Affiliate or engage in any other transaction with any Affiliate except (i) Contractual Obligations or other transactions between or among Borrower Entities or (ii) on terms which are no less favorable to any Borrower Entity than would prevail in the market for similar transactions between unaffiliated parties dealing at arm’s length or with concomitant benefits accruing to the party that has received less than arm’s-length terms.

(k) Accounting Changes. Except on 30 days prior notice, no CBII Entity shall change its fiscal year (currently January 1 through December 31).

(l) Rate Contracts. No CBII Entity shall enter into any Rate Contract, except Rate Contracts entered into for non-speculative purposes: (i) to hedge or mitigate risks to which any Borrower Entity has actual exposure (other than those in respect of Equity Securities of any Borrower Entity) or (ii) to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower Entity.

(m) Limitation on Consolidated Tax Liability. No CBII Entity shall be liable for US Federal income taxes relating to the taxable income of any CBII Entity or Affiliate of such CBII Entity which is not a Loan Party in excess of the amount of US Federal income taxes it would pay if reporting as a separate entity, unless such CBII Entity is fully reimbursed by such a CBII Entity or Affiliate of such CBII Entity on or before the payment of such taxes.

(n) Restrictive Agreements. No CBII Entity shall agree to:

(i) any restriction or limitation (other than as set forth in this Agreement) on the making of Distributions or the transferring of assets from any CBII Entity to any non-CBII Entity (except limitations contained in this Agreement) other than (A) those that are arrangements in connection with Indebtedness not to exceed $1,000,000 in the aggregate outstanding at any one time that can be optionally prepaid by the CBII Entities and (B) those with respect to Permitted Joint Ventures (but not limiting pro rata distribution requirements), GWF and its Subsidiaries, Exportadora Chile, Servicios Chile, Atlanta AG and its Subsidiaries, CBCBV, and such other Subsidiaries as are permitted by the Administrative Agent on or after the Effective Date in its sole and absolute discretion; or

(ii) any negative pledge agreement with any creditor or third party other than (A) as set forth in this Agreement and those that are currently existing on the Effective Date and listed on Schedule 5.02(n) (including any renewal, modification, or extension thereof), (B) those that are arrangements in connection with Indebtedness not to exceed $1,000,000 in the aggregate outstanding at any one time that can be optionally prepaid by the CBII Entities and (C) those with respect to the assets of Permitted Joint Ventures, GWF and its Subsidiaries, Exportadora Chile, Servicios Chile, Atlanta AG and its Subsidiaries, CBCBV, and such other Subsidiaries as are permitted by the Administrative Agent on or after the Effective Date in its sole and absolute discretion.

(o) PACA. No CBII Entity shall fail to make payments on invoices or other obligations to vendors that are subject to PACA within 90 days of the due date, unless matters relating thereto are being contested in good faith by appropriate proceedings.

(p) Anti-Terrorism Laws; OFAC.

(i) Anti-Terrorism Laws. Neither CBII nor the Borrower will permit any of the CBII Entities to violate any Anti-Terrorism Law or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, except for any such violation that (x) occurs prior to an officer of the Borrower or CBII being aware of such activity and (y) could not be reasonably expected to have a Material Adverse Effect.

(ii) Neither CBII nor the Borrower will permit any of the CBII Entities to use in violation of applicable US laws or regulations the proceeds of any Loan or L/C Credit Extension made pursuant to this Agreement (A) to fund any operations of, to finance any investments or activities in, or to make any payments to, any Person named on any list maintained by OFAC or (B) to fund any operations in, to finance any investments or activities in, or to make any payments to, an agency of the government of a country, an organization controlled by a country, or a Person resident in a country that is subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control under 31 C.F.R. Chapter V. Neither CBII nor the Borrower will permit any funds used to repay any of the Obligations to be derived from, or be the proceeds of, any activity that violates any Anti-Terrorism Laws.

SECTION 5.03. Financial Covenants. Until the termination of the Commitments and the satisfaction in full by the Loan Parties of all Secured Obligations (other than any Unaccrued Indemnity Claims), the Borrower will comply, and will cause compliance, with the following financial covenants, unless the Required Lenders shall otherwise consent in writing:

(a) Borrower Leverage Ratio. The Borrower shall not permit the Borrower Leverage Ratio to be greater than 3.50 to 1.00 at the end of the fiscal quarter ended on June 30, 2008, or at the end of any fiscal quarter ended thereafter.

(b) Fixed Charge Coverage Ratio The Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.15 to 1.0 at the end of the fiscal quarter ended on June 30, 2008, or at the end of any fiscal quarter ended thereafter.

(c) Maximum Capital Expenditures. The Borrower shall not permit the aggregate amount of Capital Expenditures (excluding any Permitted Acquisition which is treated as a Capital Expenditure under GAAP and any reinvestment of insurance Net Cash Proceeds) made by the Borrower Entities in any fiscal year to exceed $150,000,000; provided, however, that if, for any fiscal year, the amount specified in this Section 5.03(c) exceeds the aggregate amount of Capital Expenditures made by the Borrower Entities during such fiscal year, the Borrower Entities shall be entitled to make additional Capital Expenditures in the immediately succeeding fiscal year in an amount (such amount being referred to herein as the “Capex Carryover”) equal to such excess.

ARTICLE VI DEFAULT

SECTION 6.01. Events of Default. The occurrence or existence of any one or more of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower shall (i) fail to pay when due any principal of any Loan or any L/C Obligations or (ii) fail to pay within three days after the same becomes due, any interest, fees or other amounts payable under the terms of this Agreement or any of the other Credit Documents; or

(b) Specific Defaults.  Any Significant Party shall fail to observe or perform any covenant, obligation, condition or agreement applicable to it set forth in Section 5.01(a) (within three Business Days of when due), Section 5.01(g), Section 5.01(i) (within three Business Days of when due), Section 5.02 (other than Section 5.02(p)(ii)) or Section 5.03 and such failure shall continue beyond any grace period provided herein or with respect thereto; or

(c) Other Defaults. Any default shall occur under any Guarantee Agreement or Security Document and such default shall continue beyond any period of grace provided with respect thereto; or any Loan Party shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement (other than Section 5.02(p)(ii)) or any other Credit Document and such failure shall continue for 30 days after the earlier of the date an officer of the Borrower or of CBII becomes aware of such failure or notice to the Borrower from the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation or warranty made or furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in or in connection with this Agreement or any of the other Credit Documents, shall be false, incorrect, incomplete or misleading in any material respect (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be false, incorrect, incomplete or misleading in any respect) when made or furnished; or

(e) Cross-Default. (i) Any CBII Entity shall fail to make any payment on account of any Indebtedness or Contingent Obligation of such Person (other than the Secured Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto (and in the case of reimbursement obligations with respect to Guarantees provided by financial institutions to Guarantee the payment of Governmental Charges or other regulatory obligations in the normal course of business, such failure continues for more than 30 days without the applicable CBII Entity replacing such Guarantee or paying in full the obligations respecting such Guarantee), in all such cases only if the amount of such Indebtedness or Contingent Obligation exceeds $30,000,000 or the effect of such failure is to cause, or permit the holder or holders thereof to cause, Indebtedness and/or Contingent Obligations of any CBII Entity (other than the Secured Obligations) in an aggregate amount exceeding $30,000,000 to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral and such Indebtedness or Contingent Obligation has not been paid in full or such default has not been cured, (ii) any CBII Entity shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness or Contingent Obligation of such Person (other than the Secured Obligations), or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Indebtedness and/or Contingent Obligations of any CBII Entity (other than the Secured Obligations) in an aggregate amount exceeding $30,000,000 to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration, or otherwise) and/or to be secured by cash collateral and such Indebtedness or Contingent Obligation has not been paid in full or such default has not been cured or (iii) as a result of the failure of any CBII Entity to observe or perform any agreement, term or condition therein, any Lender Rate Contract in an aggregate notional amount, if any, exceeding $30,000,000 shall have become due, liquidated, or otherwise payable and the Lender Rate Contract Obligations thereunder remain unpaid; or

(f) Insolvency; Voluntary Proceedings. Any Significant Party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part (except as expressly permitted by this Agreement), (v) become insolvent as such term may be defined or interpreted under any Debtor Relief Law or (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(g) Involuntary Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Significant Party or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Significant Party or the debts thereof under any Debtor Relief Law shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 calendar days of commencement; or

(h) Judgments. (i) One or more judgments, orders, decrees or arbitration awards requiring any Significant Party to pay an aggregate amount of $30,000,000 or more (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrower and otherwise satisfying the requirements set forth in Section 5.01(d)) shall be rendered against any Significant Party in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated or stayed for a period of 30 consecutive days or (ii) any other judgments, orders, decrees, arbitration awards, writs, assessments, warrants of attachment, tax liens or executions or similar processes which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect are rendered, issued or levied; or

(i) Credit Documents. Any Credit Document or any material term thereof shall cease to be, or be asserted by any Significant Party not to be, a legal, valid and binding obligation of any Significant Party, enforceable in accordance with its terms except as limited by Debtor Relief Laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity; or

(j) Security Documents. Any Lien against the Collateral intended to be created by any Security Document shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Significant Party not to be, a valid, first priority perfected Lien (to the extent that this Agreement obligates the Loan Parties to provide such a perfected first priority Lien, and except to the extent Permitted Liens are expressly permitted herein to have priority) in the Collateral; or

(k) Employee Benefit Plans. Any ERISA Event which the Administrative Agent reasonably believes in good faith constitutes grounds for the termination of any Pension Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Pension Plan shall occur and be continuing for a period of 30 days or more after notice thereof is provided or required to be provided to the Borrower by the Administrative Agent, or any Pension Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by the PBGC to administer any Pension Plan; or

(l) Change of Control. Any Change of Control shall occur.

SECTION 6.02. Remedies. At any time after the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Section 6.01(f) or 6.01(g)), the Administrative Agent may or shall, upon instructions from the Required Lenders, by written notice to the Borrower, (a) terminate the Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans; (b) require that the Borrower Cash Collateralize the Obligations in respect of the outstanding Letters of Credit in an amount equal to the then Effective Amount of the L/C Obligations; and/or (c) declare all or a portion of the outstanding Obligations payable by the Borrower to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. Upon the occurrence and during the continuance of any Event of Default described in Section 6.01(f) or 6.01(g), immediately and without notice, (a) the Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans shall automatically terminate, (b) the obligation of the Borrower to Cash Collateralize the Obligations in respect of the outstanding Letters of Credit in an amount equal to the then Effective Amount of the L/C Obligations shall automatically become effective and (c) all outstanding Obligations payable by the Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any other Credit Document to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may exercise any other right, power or remedy available to it under any of the Credit Documents or otherwise by law, either by suit in equity or by action at law, or both.

SECTION 6.03. Application of Proceeds of Collateral after an Event of Default. Upon the occurrence and during the continuation of an Event of Default, any amounts that may be on deposit in any lockbox, restricted or other accounts and any replacement or successor accounts relating thereto and the Proceeds and avails of the Collateral at any time received by the Administrative Agent or the Collateral Agent shall, when received by the Administrative Agent or the Collateral Agent in cash or its equivalent, be applied to the Secured Obligations as follows:

first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Administrative Agent and the Collateral Agent (solely in their respective capacities as the Administrative Agent and the Collateral Agent) under or in respect of this Agreement and the other Credit Documents in respect of the Secured Obligations on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Administrative Agent and the Collateral Agent on such date;

second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the L/C Issuer and the Swing Line Lender (solely in their respective capacities as such) under or in respect of this Agreement and the other Credit Documents in respect of the Secured Obligations on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the L/C Issuer and the Swing Line Lender on such date;

third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Secured Parties under Sections 8.03 and 8.04 of this Agreement, Section 12.01 of the Security Agreement executed as of the Effective Date and any similar section of any of the other Credit Documents in respect of the Secured Obligations and to the payment of all of the indemnification payments, costs, and expenses that are due and payable to the Secured Parties under any Lender Rate Contracts on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Secured Parties on such date;

fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Secured Parties under Sections 2.11, 2.12 and 2.13 of this Agreement on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the other Secured Parties on such date;

fifth, to the payment of all of the interest and fees that are due and payable to the Secured Parties on such date, ratably based upon the respective aggregate amounts of all such interest and fees owing to the Secured Parties on such date;

sixth, to the payment of the principal amount of all of the outstanding Loans (including the principal amount of any L/C Borrowings) that is due and payable to the Administrative Agent and the other Secured Parties in respect of the Secured Obligations, to the payment of the Termination Value of any Lender Rate Contracts on such date and to Cash Collateralize the Obligations in respect of the outstanding Letters of Credit in an amount equal to the then Effective Amount of the L/C Obligations, ratably based upon the respective aggregate amounts of all such principal and other amounts owing to the Administrative Agent and the other Secured Parties on such date; and

seventh, to the payment of all other Secured Obligations owed to the Secured Parties under or in respect of the Credit Documents in respect of the Secured Obligations that are due and payable to the Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Secured Parties on such date.

The Loan Parties shall remain liable to the Administrative Agent and the Collateral Agent and the Secured Parties for any deficiency.

ARTICLE VII THE ADMINISTRATIVE AGENT AND RELATIONS AMONG THE LENDERS

SECTION 7.01. Appointment, Powers and Immunities.

(a) Each Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Any reference to the Lead Arranger, the Co-Documentation Agents, the Co-Managing Agents or the Syndication Agent in any of the Credit Documents shall be solely for titular purposes and Rabobank, as the Lead Arranger, Wells Fargo, as the Syndication Agent, ING Capital LLC, as a Co-Documentation Agent, Barclays Bank PLC, as a Co-Documentation Agent, Royal Bank of Canada, as a Co-Managing Agent, and The PrivateBank and Trust Company, as a Co-Managing Agent, shall not have any duties, responsibilities or obligations or any liabilities under this Agreement or any other Credit Documents and any amendments, consents, waivers or any other actions taken in connection with this Agreement or the other Credit Documents shall not require the consent of the Lead Arranger, the Syndication Agent, the Co-Documentation Agents or the Co-Managing Agents in such respective capacities. The Administrative Agent shall not (i) have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, (ii) be a trustee for any Lender or (iii) have any fiduciary duty to any Lender. Notwithstanding anything to the contrary contained herein, the Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Credit Document or any applicable Governmental Rule. Neither the Administrative Agent nor any Lender shall be responsible to any other Lender for any recitals, statements, representations or warranties made by any CBII Entity contained in this Agreement or in any other Credit Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure by any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible to any Lender for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Administrative Agent nor any of its directors, officers, employees, agents or advisors shall be responsible to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction. Except as otherwise provided under this Agreement, the Administrative Agent shall take such action with respect to the Credit Documents as shall be directed by the Required Lenders. Each of the Secured Parties hereby appoints the administrative agent for the Lenders (or any successor appointed in accordance with Section 7.06) to act as its agent (in such capacity, the “Collateral Agent”) with respect to all matters relating to the Security Documents and Rabobank, as administrative agent for the Lenders as of the Effective Date, hereby accepts such appointment.

(b) The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Revolving Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by them or proposed to be issued by them and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VII included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided herein with respect to the L/C Issuer.

(c) The Administrative Agent shall be released from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch, BGB).

SECTION 7.02. Reliance by the Administrative Agent. The Administrative Agent, the L/C Issuer and the Swing Line Lender shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile or telex) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent with reasonable care. As to any other matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting, upon instructions of the Required Lenders (or such other requisite Lenders as may be required by Section 8.04) and shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or such other requisite Lenders as may be required by Section 8.04), and such instructions of the Required Lenders (or such other requisite Lenders as may be required by Section 8.04) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

SECTION 7.03. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent has received a written notice from a Lender or the Borrower, referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default”. If the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders; provided, however, that until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders. Notwithstanding anything in the contrary contained herein, the order and manner in which the Lenders’ rights and remedies are to be exercised (including the enforcement by any Lender of its Note) shall be determined by the Required Lenders in their sole discretion.

SECTION 7.04. Indemnification.

(a) Without limiting the obligations of the Borrower hereunder, and to the extent not reimbursed by the Borrower, each Lender severally agrees to indemnify the Administrative Agent, in accordance with each Lender’s ratable share (determined as provided below), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from the Administrative Agent’s gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. For purposes of this Section 7.04(a), each Lender’s ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Term Loans outstanding at such time and owing to such Lender and (ii) such Lender’s Revolving Proportionate Share.

(b) Without limiting the obligations of the Borrower hereunder, and to the extent not reimbursed by the Borrower, each Revolving Lender severally agrees to indemnify the L/C Issuer, ratably in accordance with its Revolving Proportionate Share, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the L/C Issuer in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Revolving Lender shall be liable for any of the foregoing to the extent they arise from an L/C Issuer’s gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction. The L/C Issuer shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Revolving Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

(c) The obligations of each Lender under this Section 7.04 shall survive the payment and performance of the Secured Obligations, the termination of this Agreement and any Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender ceased to be a Lender hereunder).

SECTION 7.05. Non-Reliance. Each Lender represents that it has, independently and without reliance on the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the business, prospects, management, financial condition and affairs of the CBII Entities and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Neither the Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, employees, agents or advisors, in whatever capacity, shall (a) be required to keep any Lender informed as to the performance or observance by any Loan Party of the obligations under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any CBII Entity; (b) have any duty or responsibility to provide any Lender with any credit or other information concerning any CBII Entities which may come into the possession of the Administrative Agent (whether communicated to or obtained by the Administrative Agent), except for notices, reports and other documents and information delivered to the Administrative Agent pursuant to Section 5.01(a) or expressly required to be furnished to the Lenders by the Administrative Agent hereunder; (c) be responsible to any Lender for (i) any recital, statement, representation or warranty made by any CBII Entity or any officer, employee or agent of any CBII Entity in this Agreement or in any of the other Credit Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Credit Document, (iii) the value or sufficiency of the Collateral or the validity or perfection of any of the liens or security interests intended to be created by the Credit Documents or (iv) any failure by any Loan Party to perform its obligations under this Agreement or any other Credit Document or (d) be liable for any circumstance, action, or failure to act in the nature described in clauses (a) through (c) above.

SECTION 7.06. Resignation of the Administrative Agent.

(a) The Administrative Agent may resign as to any or all of the Facilities at any time by giving 30 days prior written notice thereof to the Borrower and the Lenders, and the Administrative Agent may be removed as to all of the Facilities at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent as to such of the Facilities as to which the Administrative Agent has resigned or been removed, which successor Administrative Agent, if not a Lender, shall be reasonably acceptable to the Borrower; provided, however, that the Borrower shall have no right to approve a successor Administrative Agent if a Default has occurred and is continuing. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from the duties and obligations thereafter arising hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. Notwithstanding the foregoing, however, Rabobank may not be removed as Administrative Agent at the request of the Required Lenders unless Rabobank shall also simultaneously be replaced and fully released as “L/C Issuer” and “Swing Line Lender” hereunder pursuant to documentation in form and substance reasonably satisfactory to Rabobank.

(b) Any resignation by the Administrative Agent pursuant to this Section 7.06 shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

SECTION 7.07. Collateral Matters.

(a) The Administrative Agent is hereby authorized by each Secured Party, without the necessity of any notice to or further consent from any Secured Party, and without the obligation to take any such action, to take any action with respect to any Collateral or any Security Document which may from time to time be necessary to perfect and maintain perfected the Liens of the Security Documents.

(b) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to release (and to execute and deliver such documents, instruments and agreements as the Administrative Agent may deem necessary to release) any Lien granted to or held by the Administrative Agent upon any Collateral and any guarantee of the Secured Obligations (i) upon termination of the Revolving Loan Commitments and the Term Loan Commitments and the full Cash Collateralization in an amount equal to the then outstanding L/C Obligations and the payment in full of all Secured Obligations, including all other non-contingent Secured Obligations payable under this Agreement and under the other Credit Documents and the Lender Rate Contract Obligations (unless (i) arrangements have been made for the Lender Rate Contract Obligations under such Lender Rate Contract to be secured by a secured credit facility refinancing the Facilities or (ii) the provision of other replacement collateral equivalent in nature and value has been made (as reasonably determined by the Borrower and the applicable Lender Rate Contract counterparty) to support the Lender Rate Contract Obligations); (ii) constituting property of the Loan Parties which is sold, transferred or otherwise disposed of in connection with any transaction not prohibited by this Agreement or the Credit Documents; (iii) constituting property leased to the Significant Parties under an operating lease which has expired or been terminated in a transaction not prohibited by this Agreement or the other Credit Documents or which will concurrently expire and which has not been and is not intended by the Significant Parties to be, renewed or extended; (iv) consisting of an instrument, if the Indebtedness evidenced thereby has been paid in full; or (v) if approved or consented to by those of the Secured Parties required by Section 8.04. Upon request by the Administrative Agent, the other Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of the Collateral pursuant to this Section 7.07.

SECTION 7.08. The Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking or other business with the any CBII Entity and its Affiliates as though the Administrative Agent were not the Administrative Agent, L/C Issuer or Swing Line Lender hereunder. With respect to Loans, if any, made by the Administrative Agent in its capacity as a Lender, the Administrative Agent in its capacity as a Lender shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, L/C Issuer or Swing Line Lender, and the terms “Lender” or “Lenders” shall include the Administrative Agent in its capacity as a Lender.

SECTION 7.09. Appointment of Supplemental Collateral Agent.

(a) It is the purpose of this Agreement and the other Credit Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Credit Documents, and in particular in case of the enforcement of any of the Credit Documents, or in case the Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Credit Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein as a “Supplemental Collateral Agent”).

(b) In the event that the Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Credit Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Credit Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Article VII and of Section 8.04 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be reasonably required by any Supplemental Collateral Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Collateral Agent.

ARTICLE VIII MISCELLANEOUS
SECTION 8.01.	Notices.

(a) Notices Generally. Except as otherwise provided herein, including Section 8.01(b), all notices, requests, demands, consents, instructions or other communications to or upon CBII, the Borrower, any Lender or the Administrative Agent under this Agreement or the other Credit Documents shall be in writing and faxed, mailed or delivered, if to the Borrower or to the Administrative Agent, the L/C Issuer or the Swing Line Lender, at its respective facsimile number, e-mail address (only in respect of any Notice of Borrowing, Notice of Interest Period Selection and Notice of Conversion), or address set forth in Schedule IV, if to any Lender, at the address or facsimile number specified for such Lender to the Administrative Agent (or to such other facsimile number, e-mail address, or address for any party as indicated in any notice given by that party to the Administrative Agent). All such notices and communications shall be effective (i) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service; (ii) when mailed, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (iii) when delivered by hand, upon delivery; and (iv) when sent by facsimile or e-mail transmission, upon confirmation of receipt; provided, however, that any notice delivered to the Administrative Agent, the L/C Issuer or the Swing Line Lender under Article II shall not be effective until actually received by such Person. Additionally, notwithstanding the obligation of the Borrower to send written confirmation of any Notice of Borrowing, Notice of Interest Period Selection and Notice of Conversion made by e-mail transmission if and when requested by the Administrative Agent, in the event that the Administrative Agent agrees to accept a Notice of Borrowing, Notice of Interest Period Selection or Notice of Conversion made by e-mail transmission, such e-mail transmission of Notice of Borrowing, Notice of Interest Period Selection or Notice of Conversion shall be binding on the Borrower whether or not written confirmation is sent by Borrower or requested by the Administrative Agent, and the Administrative Agent may act prior to the receipt of any requested written confirmation, without any liability whatsoever, based upon e-mail notice believed by the Administrative Agent in good faith to be from the Borrower or its agents. The Administrative Agent’s records of the terms of any e-mail Notice of Borrowing, Notice of Interest Period Selection or Notice of Conversion shall be conclusive on Borrower in the absence of gross negligence or willful misconduct on the part of the Administrative Agent in connection therewith, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b) Notices of Borrowing, Conversion and Interest Period Selection. Each Notice of Borrowing, Notice of Conversion and Notice of Interest Period Selection shall be given by the Borrower to the Administrative Agent’s office located at the address referred to above during the Administrative Agent’s normal business hours; provided, however, that any such notice received by the Administrative Agent after 11:00 a.m. on any Business Day shall be deemed received by the Administrative Agent on the next Business Day. In any case where this Agreement authorizes notices, requests, demands or other communications by the Borrower to the Administrative Agent or any Lender to be made by telephone or facsimile, the Administrative Agent or any Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by the Administrative Agent or a Lender is such a person.

(c) IntraLinks.

(i) The Borrower agrees that the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to any of the CBII Entities, or any other materials or matters relating to this Agreement (excluding any Notice of Borrowing, Notice of Conversion or Notice of Interest Period Selection), the Credit Documents, or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (A) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (B) the Platform is provided “as is” and “as available” and (C) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(ii) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notification”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (A) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address (or e-mail addresses) to which a Notification may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (B) that any Notification may be sent to such e-mail address.

SECTION 8.02. Expenses. The Borrower shall pay on demand, whether or not any Credit Event occurs hereunder, (a) all costs, fees and expenses, including reasonable travel expenses and reasonable attorneys’ fees and expenses, incurred by the Administrative Agent in connection with the syndication of the facilities provided hereunder, the preparation, negotiation, execution and delivery of, and the exercise of its duties under, this Agreement and the other Credit Documents, and the preparation, negotiation, execution and delivery of amendments and waivers hereunder and thereunder and (b) all costs, fees and expenses, including attorneys’ fees and expenses, incurred by the Administrative Agent and the Lenders in the enforcement or attempted enforcement of any of the Secured Obligations or in preserving any of the Administrative Agent’s or the Lenders’ rights and remedies (including all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Secured Obligations or any bankruptcy or similar proceeding, including any proceeding or action commenced by the Administrative Agent or any Lender seeking relief from the automatic or similar stay in effect under any Debtor Relief Law, involving any Significant Party). The obligations of the Borrower under this Section 8.02 shall survive the payment and performance of the Secured Obligations and the termination of this Agreement.

SECTION 8.03. Indemnification. To the fullest extent permitted by law, the Borrower agrees to protect, indemnify, defend and hold harmless the Administrative Agent, the L/C Issuer, the Swing Line Lender, the Lenders and their Affiliates and their respective directors, officers, employees, attorneys, agents, trustees and advisors (collectively, “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, disbursements, or expenses of any kind or nature and from any suits, claims or demands (including in respect of or for attorneys’ fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to (a) the Credit Documents or any transaction contemplated thereby or related thereto, including the making of any Loans and any use by the Borrower of any proceeds of the Loans or the Letters of Credit, (b) any Environmental Damages and (c) any claims for brokerage fees or commissions (other than any committed to be paid in writing by the Administrative Agent or any Lender) in connection with the Credit Documents or any transaction contemplated thereby or in connection with the Borrower’s failure to conclude any other financing, and to reimburse each Indemnitee on demand for all legal and other expenses incurred in connection with investigating or defending any of the foregoing; provided, however, that nothing contained in this Section 8.03 shall obligate the Borrower to protect, indemnify, defend or hold harmless any Indemnitee against any claim (i) to the extent arising out of the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction or (ii) solely between or among Indemnitees. Upon receiving knowledge of any suit, claim or demand asserted by a third party that the Administrative Agent or any Lender believes is covered by this indemnity, the Administrative Agent or such Lender shall give the Borrower notice of the matter and the Administrative Agent or such Lender may select its own counsel or request that the Borrower defend such suit, claim or demand, with legal counsel satisfactory to the Administrative Agent or such Lender as the case may be, at the Borrower’s sole cost and expense; provided, however, that the Administrative Agent or such Lender shall not be required to so notify the Borrower and the Administrative Agent or such Lender shall have the right to defend, at the Borrower’s sole cost and expense, any such matter that is in connection with a formal proceeding instituted by any Governmental Authority having authority to regulate or oversee any aspect of the Administrative Agent’s or such Lender’s business or that of its Affiliates; and provided, further, that if the Borrower accepts the defense, it shall be authorized to select its own counsel, but the Borrower shall be required to coordinate with and keep the Administrative Agent, the Lenders, and/or their counsel informed as to the progress of the defense (but in such situation the Borrower shall only be obligated to pay the fees and expenses of one separate counsel to the Administrative Agent and the Lenders for such matter being defended). The Administrative Agent or such Lender may also require the Borrower to defend the matter. Any failure or delay of the Administrative Agent or any Lender to notify the Borrower of any such suit, claim or demand shall not relieve the Borrower of its obligations under this Section 8.03. The obligations of the Borrower under this Section 8.03 shall survive the payment and performance of the Secured Obligations and the termination of this Agreement. In the case of an action, suit, judgment, claim or demand to which the indemnity in this Section 8.03 applies, such indemnity shall be effective whether or not such action, suit, judgment, claim or demand is brought by any Loan Party, its directors, shareholders or creditors, any Indemnitee or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated.

SECTION 8.04. Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived, and any consent under this Agreement or any other Credit Document may be given, if such amendment, waiver or consent is in writing and is signed by the Borrower and the Required Lenders (or the Administrative Agent on behalf of the Required Lenders with the written approval of the Required Lenders); provided, however, that:

(a) Any amendment, waiver or consent which would (i) amend this Section 8.04 or Section 2.16 or any other Section of this Agreement providing for voting percentages or (ii) amend any of the definitions of Required Lenders, Required Revolving Lenders or Required Term Lenders must be in writing and signed or approved in writing by all Lenders affected thereby;

(b) Any amendment, waiver or consent which would (i) increase the Commitment of any Lender (other than any increases pursuant to Section 2.16), (ii) extend the Maturity Date for any Facility, (iii) extend any date fixed for any payment of the principal of or interest on any Loans or any fees or other amounts payable for the account of any Lender hereunder, (iv) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing or any fees or other amounts for the account of any Lender hereunder must be in writing and signed by each affected Lender;

(c) Any amendment, waiver or consent which would change the pro rata treatment of Lenders under Section 2.10(a), must be in writing and signed by each affected Lender and the Required Lenders;

(d) Any amendment, waiver or consent which changes the order of application of proceeds of Collateral set forth in Section 6.03 or which changes the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.04 or 2.06, respectively, in any manner that adversely affects the Lenders under a Facility must be in writing and signed by the Required Lenders, and (i) to the extent the Lenders under the Revolving Loan Facility are adversely affected, the Required Revolving Lenders and (ii) to the extent the Lenders under the Term Loan Facility are adversely affected, the Required Term Lenders;

(e) Any amendment, waiver or consent which affects the rights or duties of the Swing Line Lender under this Agreement must be in writing and signed by the Swing Line Lender;

(f) Any amendment, waiver or consent which affects the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it must be in writing and signed by each affected L/C Issuer;

(g) Any consent relating to the sale or other disposition of any Key Assets must be in writing and signed by the Lenders;

(h) Any amendment, waiver or consent which would, except as permitted pursuant to this Agreement, (i) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Secured Obligations under the applicable Guarantee Agreements except as may be required by the law of its applicable jurisdiction of organization) if such release or limitation is in respect of all or substantially all of the value of the Parent Guarantee Agreement and the Subsidiary Guarantee Agreements, or (ii) release all or substantially all of the Collateral in any transaction or series of related transactions, must be in writing and signed by the Lenders;

(i) Any amendment, waiver or consent which would waive any of the conditions specified in Section 3.02 must be in writing and signed by the Required Revolving Lenders; and

(j) Any amendment, waiver or consent which affects the rights or obligations of the Administrative Agent must additionally be in writing and signed by the Administrative Agent.

No failure or delay by the Administrative Agent or any Lender in exercising any right under this Agreement or any other Credit Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 8.05. Successors and Assigns.

(a) Binding Effect. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, the L/C Issuer and their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under any Credit Document without the prior written consent of the Administrative Agent and, to the extent required by Section 8.04, the requisite Lenders. Any assignment or transfer in violation of the foregoing shall be null and void.

(b) Participations. Any Lender may, without notice to or consent of the Borrower or Administrative Agent, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in all or a portion of any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under this Agreement and the other Credit Documents (including for purposes of this Section 8.05(b), participations in L/C Obligations and in Swing Line Loans). In the event of any such sale by a Lender of participating interests, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Notes for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any such sale is effected may require the selling Lender to obtain the consent of the Participant in order for such Lender to agree in writing to any amendment, waiver or consent of a type specified in Section 8.04(b)(iii), 8.04(b)(iv), or 8.04(g) but shall not otherwise require the selling Lender to obtain the consent of such Participant to any other amendment, waiver or consent hereunder. The Borrower agrees that if amounts outstanding under this Agreement and the other Credit Documents are not paid when due (whether upon acceleration or otherwise), each Participant shall, to the fullest extent permitted by law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Credit Documents; provided, however, that (i) no Participant shall exercise any rights under this sentence without the consent of the Administrative Agent, (ii) no Participant shall have any rights under this sentence which are greater than those of the selling Lender and (iii) such rights of setoff shall be subject to the obligation of such Participant to share the payment so obtained with all of the Lenders as provided in Section 2.10(b). The Borrower also agrees that any Lender which has transferred any participating interest in its Commitment or Loans shall, notwithstanding any such transfer, be entitled to the full benefits accorded such Lender under Sections 2.11, 2.12 and 2.13, as if such Lender had not made such transfer.

(c) Assignments.

(i) Any Lender may, at any time, sell and assign to any Lender or any Eligible Assignee (individually, an “Assignee Lender”) all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 8.05(c), participations in L/C Obligations and in Swing Line Loans) (such a sale and assignment to be referred to herein as an “Assignment”) pursuant to an assignment agreement in substantially the form of Exhibit H (an “Assignment Agreement”), executed by each Assignee Lender and such assignor Lender (an “Assignor Lender”) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that:

(A) [Intentionally Omitted];

(B) Without the written consent of the Administrative Agent (which consent shall not be unreasonably withheld) and, if no Event of Default has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed), no Lender may make any Assignment to any Assignee Lender which is not, immediately prior to such Assignment, a Lender hereunder, an Affiliate thereof or an Approved Fund thereof;

(C) Without the written consent of the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed), no Lender may make any Assignment to any Assignee Lender if, after giving effect to such Assignment, the Commitments or Loans of such Lender or such Assignee Lender would be less than $1,000,000 (except that (A) a Lender may make an Assignment which reduces its Commitment or Loans to zero without the written consent of the Borrower and the Administrative Agent except to the extent such written consent is required by clause (B) above or clause (D) below and (B) an Assignor Lender may make an Assignment to an Assignee Lender whereby after giving effect to such Assignment, the Commitment or Loans of such Lender or such Assignee Lender would be less than $1,000,000 without the written consent of the Borrower and the Administrative Agent if the Assignee Lender is an Approved Fund of the Assignor Lender); and

(D) Without the written consent of the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed), no Revolving Lender may make any Assignment which does not assign and delegate an equal pro rata interest in such Revolving Lender’s Revolving Loans, Revolving Loan Commitment and all other rights, duties and obligations of such Revolving Lender under this Agreement and the other Credit Documents.

(ii) Notwithstanding the foregoing, (a) the Borrower’s consent in respect of any Assignment shall not be required until the syndication of the Facilities shall have been completed as separately agreed by and between the Lead Arranger and the Borrower; and (b) any Lender may, without diminishing or relieving it of its obligations hereunder, assign to a Conduit Lender its right to make Loans under this Agreement and such Conduit Lender in turn may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Sections 8.05(c)(i)(A) through 8.05(c)(i)(D). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy, Debtor Relief Law or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage, expense, obligations, penalties, actions, judgments, or suits of any kind whatsoever arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(iii) Upon such execution, delivery, acceptance and recording of each Assignment Agreement and payment of the fee referred to in Section 8.05(e), from and after the Assignment Effective Date determined pursuant to such Assignment Agreement, (A) each Assignee Lender thereunder shall be a Lender hereunder with a Commitment and Loans as set forth in such Assignment Agreement (in addition to any Commitment and Loans theretofore held by it) and shall have the rights, duties and obligations of such a Lender under this Agreement and the other Credit Documents and (B) the Assignor Lender thereunder shall be a Lender to the extent of any remaining Commitment or Loans held by such Lender after giving effect to such Assignment Agreement or, if the Commitment and Loans of the Assignor Lender have been reduced to $0, the Assignor Lender shall cease to be a Lender and to have any obligation to make any Loan; provided, however, that any such Assignor Lender which ceases to be a Lender shall continue to be entitled to the benefits of any provision of this Agreement which by its terms survives the termination of this Agreement. Each Assignment Agreement shall be deemed to amend the Register to the extent, and only to the extent, necessary to reflect the addition of each Assignee Lender, the deletion of each Assignor Lender which reduced its Commitment and Loans to $0 and the resulting adjustment of Commitment and Loans arising from the purchase by each Assignee Lender of all or a portion of the rights and obligations of an Assignor Lender under this Agreement and the other Credit Documents. On or prior to the Assignment Effective Date determined pursuant to each Assignment Agreement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for a surrendered Note, if any, of the Assignor Lender thereunder, a new Note to the order of each Assignee Lender thereunder that requests such a note (with each new Note to be in an amount equal to the Commitment or Loans assumed by such Assignee Lender) and, if the Assignor Lender is continuing as a Lender hereunder, a new Note to the order of the Assignor Lender if so requested by such Assignor Lender (with the new Note to be in an amount equal to the Commitment or Loans retained by it). Each such new Note shall be dated the Effective Date (but with a notation of the date through which interest is paid), and each such new Note shall otherwise be in the form of the Note replaced thereby. The Notes surrendered by the Assignor Lender shall be returned by the Administrative Agent to the Borrower marked “Replaced”. Each Assignee Lender which was not previously a Lender hereunder and which is not incorporated under the laws of the US or a state thereof shall, within three Business Days of becoming a Lender, deliver to the Borrower and the Administrative Agent two duly completed copies of US Internal Revenue Service Form W-8IMY, W-8BEN or W-8ECI (or successor applicable form), as the case may be.

(d) Register. The Administrative Agent shall maintain at its address referred to on Schedule IV a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment or Loans of each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Registration. Upon its receipt of an Assignment Agreement executed by an Assignor Lender and an Assignee Lender (and, to the extent required by Section 8.05(c), by the Borrower and the Administrative Agent) together with payment to the Administrative Agent by Assignor Lender of a registration and processing fee of $3,500 (it being understood that, subject to the immediately following sentence, such registration and processing fee shall be due and payable for each Assignment from an Assignor Lender to an Assignee Lender), the Administrative Agent shall (i) promptly accept such Assignment Agreement and (ii) on the Assignment Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. Notwithstanding the foregoing, the registration and processing fee set forth in the immediately preceding sentence shall not be due and payable if the Assignee Lender party to an Assignment Agreement is an Approved Fund of the Assignor Lender party thereto.

(f) Disclosure to Potential Participant or Assignee Lender. The Administrative Agent and the Lenders may disclose the Credit Documents and any financial or other information relating to any CBII Entity to each other or to any potential Participant or Assignee Lender, subject to an agreement that the potential Participant or Assignee Lender shall keep such information confidential in accordance with their usual and customary business practices.

(g) Pledges to Federal Reserve Banks and Trustee.

(i) Notwithstanding any other provision of this Agreement, any Lender may at any time assign all or a portion of its rights under this Agreement and the other Credit Documents to a Federal Reserve Bank or a bank in the farm credit banking system. No such assignment shall relieve the assigning Lender from its obligations under this Agreement and the other Credit Documents.

(ii) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 8.05, (A) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (B) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 8.06. Setoffs by Lenders. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent but without prior notice to or consent of the Borrower, any such notice and consent being expressly waived by the Borrower to the extent permitted by applicable laws upon the occurrence and during the continuance of an Event of Default, to set-off and apply against the Secured Obligations any amount owing from such Lender to the Borrower. The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off may not have been exercised by such Lender at any prior time. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 8.07. No Third Party Rights. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

SECTION 8.08. Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

SECTION 8.09. Jury Trial. EACH OF THE BORROWER, THE LEAD ARRANGER, THE SWING LINE LENDER, THE L/C ISSUER, THE LENDERS AND THE ADMINISTRATIVE AGENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.

SECTION 8.10. Counterparts. This Agreement may be executed in any number of counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Transmission by facsimile or other electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

SECTION 8.11. Consent to Jurisdiction. The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York, New York County and the courts of the US located in the Southern District of New York and agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the other Credit Documents may be brought against such party in any such courts. Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law. Nothing in this Section 8.11 shall affect the right of the Administrative Agent or any Lender to commence legal proceedings or otherwise sue the Borrower in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon the Borrower in any manner authorized by the laws of any such jurisdiction. The Borrower agrees that process served either personally or by registered mail shall, to the extent permitted by law, constitute adequate service of process in any such suit. The Borrower irrevocably waives to the fullest extent permitted by applicable law (a) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in the first sentence above; (b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; (c) its right of removal of any matter commenced by any other party in the courts of the State of New York to any court of the US; (d) any immunity which it or its assets may have in respect of its obligations under this Agreement or any other Credit Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process; and (e) any right it may have to require the moving party in any suit, action or proceeding brought in any of the courts referred to above arising out of or in connection with this Agreement or any other Credit Document to post security for the costs of the Borrower or to post a bond or to take similar action.

SECTION 8.12. Relationship of Parties. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, is, and at all times shall remain, solely that of a borrower and lenders. Neither the Lenders nor the Administrative Agent shall under any circumstances be construed to be partners or joint venturers of the Borrower or any of its Affiliates; nor shall the Lenders nor the Administrative Agent under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or any of its Affiliates, or to owe any fiduciary duty to the Borrower or any of its Affiliates. The Lenders and the Administrative Agent do not undertake or assume any responsibility or duty to the Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or their Property, any security held by the Administrative Agent or any Lender or the operations of the Borrower or any of its Affiliates. The Borrower and each of their Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender or the Administrative Agent in connection with such matters is solely for the protection of the Lenders and the Administrative Agent and neither the Borrower nor any of its Affiliates is entitled to rely thereon.

SECTION 8.13. Time. Time is of the essence as to each term or provision of this Agreement and each of the other Credit Documents.

SECTION 8.14. Waiver of Punitive Damages. Notwithstanding anything to the contrary contained in this Agreement, the Borrower hereby agrees that it shall not seek from the Lenders or the Administrative Agent punitive, consequential, or indirect damages relating to any such matters under any theory of liability.

SECTION 8.15. Participations. All participations in the Secured Obligations or any portion thereof, whether pursuant to provisions hereof or otherwise, are intended to be “true sales” for purposes of financial reporting in accordance with Statement of Financial Accounting Standards No. 140. Accordingly, the L/C Issuer, the Swing Line Lender and any Lender that sells or is deemed to have sold a participation in the Secured Obligations (including any participations in Letters of Credit, Swing Line Loans and/or Loans (each, a “Participation Seller”) hereby agrees that if such Participation Seller receives any payment in respect of the Secured Obligations to which such participation relates through the exercise of setoff by such Participation Seller against the Borrower or any other obligor, then such Participation Seller agrees to promptly pay to the participating party in such participation such participant’s pro rata share of such setoff (after giving effect to any sharing with the Lenders under Section 2.10).

SECTION 8.16. Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the US Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance with the Act.

SECTION 8.17. Delivery of Lender Addenda. Each Initial Lender shall become a party to this Agreement on the Effective Date by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

SECTION 8.18. Lender Rate Contracts. It is understood and agreed that the rights and benefits under the Credit Documents of each Secured Party that is a party to a Lender Rate Contract but is not a Lender consist exclusively of such Secured Party’s right to share in payments and collections of the Collateral as more fully set forth herein. The Administrative Agent shall have no duty to determine the amount or the existence of any Lender Rate Contract Obligations. In connection with any such distribution of payments and collections or termination or release by the Administrative Agent of any Liens thereunder, the Administrative Agent shall be entitled to assume no amounts are due under any Lender Rate Contract unless such Secured Party has notified the Administrative Agent in writing of the amount of any such liability owed to it at least five Business Days prior to such distribution, termination or release. Additionally, the Administrative Agent may disregard any such notice from a counterparty to a Lender Rate Contract if (i) arrangements have been made for the Lender Rate Contract Obligations under such Lender Rate Contract to be secured by a secured credit facility refinancing the Facilities or (ii) the Borrower and the applicable Lender Rate Contract counterparty confirm to the Administrative Agent that other replacement collateral equivalent in nature and value has or will be provided for such Lender Rate Contract.

[The first signature page follows.]

BORROWER:

CHIQUITA BRANDS L.L.C.,
a Delaware limited liability company

By: /s/Jeffrey M. Zalla
Name: Jeffrey M. Zalla
Title: Senior Vice President and
Chief Financial Officer

CBII:

CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey

corporation

By: /s/Jeffrey M. Zalla
Name: Jeffrey M. Zalla
Title: Senior Vice President and
Chief Financial Officer

ADMINISTRATIVE AGENT,
L/C ISSUER, SWING LINE LENDER
AND LENDERS: COÖPERATIEVE CENTRALE RAIFFEISEN — BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK

BRANCH, as Administrative Agent, Lead Arranger, an L/C Issuer and Swing Line Lender

By: /s/Jeff Bliss
Name: Jeff Bliss
Title: Executive Director

By: /s/Brett Delfino
Name: Brett Delfino
Title: Executive Director

LENDERS: See each Lender Addendum